HOLLYWOOD ENTERTAINMENT CORPORATION
____________________________________
CREDIT AGREEMENT
dated as of January 16, 2003
____________________________________
$250,000,000
Senior Secured Credit Facility
____________________________________
UBS WARBURG LLC,
as Lead Arranger,

UBS AG, STAMFORD BRANCH,
as Administrative Agent

BANK OF AMERICA, N.A.,
as Documentation Agent


TABLE OF CONTENTS

SECTION 1.	DEFINITIONS

1.1.	Defined Terms
1.2.	Rules of Construction

SECTION 2.	TRANCHE B TERM LOANS

2.1.	Tranche B Term Loans
2.2.	Repayment of Tranche B Term Loans
2.3.	Use of Proceeds

SECTION 3.	AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

3.1.	Revolving Credit Commitments
3.2.	Commitment Fee
3.3.	Proceeds of Revolving Credit Loans
3.4.	Swing Line Commitment
3.5.	Issuance of Letters of Credit
3.6.	Participating Interests
3.7.	Procedure for Opening Letters of Credit
3.8.	Payments in Respect of Letters of Credit
3.9.	Letter of Credit Fees
3.10.	Letter of Credit Reserves
3.11.	Further Assurances
3.12.	Obligations Absolute
3.13.	Participations

SECTION 4.	GENERAL PROVISIONS APPLICABLE TO LOANS

4.1.	Procedure for Borrowing
4.2.	Conversion and Continuation Options
4.3.	Changes of Commitment Amounts
4.4.	Optional and Mandatory Prepayments; Repayments of
        Tranche B Term Loans.
4.5.	Interest Rates and Payment Dates
4.6.	Computation of Interest and Fees
4.7.	Certain Fees
4.8.	Inability to Determine Interest Rate
4.9.	Pro Rata Treatment and Payments
4.10.	Illegality
4.11.	Requirements of Law
4.12.	Indemnity
4.13.	Repayment of Loans; Evidence of Debt
4.14.	Replacement of Lenders

SECTION 5.	REPRESENTATIONS AND WARRANTIES

5.1.	Financial Condition
5.2.	No Change
5.3.	Existence; Compliance with Law
5.4.	Power; Authorization
5.5.	Enforceable Obligations
5.6.	No Legal Bar
5.7.	No Material Litigation
5.8.	Investment Company Act
5.9.	Federal Regulation
5.10.	No Default
5.11.	Taxes
5.12.	Subsidiaries
5.13.	Ownership of Property; Liens
5.14.	ERISA
5.15.	Collateral Documents
5.16.	Copyrights, Patents, Permits, Trademarks and
        Licenses
5.17.	Environmental Matters
5.18.	Accuracy and Completeness of Information
5.19.	Labor Matters
5.20.	Solvency
5.21.	Use of Proceeds

SECTION 6.	CONDITIONS PRECEDENT

6.1.	Conditions to Initial Loans and Letters of Credit
6.2.	Conditions to All Loans and Letters of Credit

SECTION 7.	AFFIRMATIVE COVENANTS

7.1.	Financial Statements
7.2.	Compliance Certificates; Other Information
7.3.	Payment of Obligations
7.4.	Conduct of Business and Maintenance of Existence
7.5.	Maintenance of Property; Insurance
7.6.	Inspection of Property; Books and Records;
        Discussions
7.7.	Notices
7.8.	Environmental Laws
7.9.	Additional Collateral and Guarantees
7.10.	Post-Closing Collateral Matters
7.11.	Compliance with Law
7.12.	Security Interests; Further Assurances.
7.13.	Unrestricted Subsidiary Financial Statements

SECTION 8.	NEGATIVE COVENANTS

8.1.	Indebtedness
8.2.	Limitation on Liens
8.3.	Limitation on Contingent Obligations
8.4.	Prohibition of Fundamental Changes
8.5.	Prohibition on Sale of Assets
8.6.	Limitation on Investments
8.7.	New Stores
8.8.	Interest Rate Agreements
8.9.	Leverage Ratio
8.10.	Interest Coverage
8.11.	Fixed Charge Coverage
8.12.	Limitation on Dividends
8.13.	Transactions with Affiliates
8.14.	Limitation on Changes in Fiscal Year
8.15.	Limitation on Lines of Business
8.16.	Amendments to Certain Documents
8.17.	Limitation on Prepayments and Amendments of
        Certain Debt
8.18.	No Further Negative Pledge
8.19.	Maintenance of Corporate Separateness
8.20.	Clauses Restricting Subsidiary Distributions

SECTION 9.	EVENTS OF DEFAULT

SECTION 10.	THE AGENTS AND THE ISSUING LENDER

10.1.	Appointment
10.2.	Delegation of Duties
10.3.	Exculpatory Provisions
10.4.	Reliance by Agents
10.5.	Notice of Default
10.6.	Non-Reliance on Agents and Other Lenders
10.7.	Indemnification
10.8.	Agent in Its Individual Capacity
10.9.	Successor Administrative Agent
10.10.	Issuing Lender as Issuer of Letters of Credit
10.11.	Other Agents

SECTION 11.	MISCELLANEOUS

11.1.	Amendments and Waivers
11.2.	Notices
11.3.	No Waiver; Cumulative Remedies
11.4.	Survival of Representations and Warranties
11.5.	Indemnification; Payment of Expenses and Taxes
11.6.	Successors and Assigns; Participations and
        Assignments
11.7.	Adjustments; Set-off
11.8.	Counterparts
11.9.	Governing Law; Third Party Rights
11.10.	Submission to Jurisdiction; Waivers
11.11.	Releases
11.12.	Interest
11.13.	Severability
11.14.	Integration
11.15.	Acknowledgments

SECTION 12.	COLLATERAL ACCOUNT; APPLICATION
OF COLLATERAL PROCEEDS

12.1.	Collateral Account
12.2.	Proceeds of Destruction, Taking and Collateral
        Dispositions
12.3.	Application of Proceeds


SCHEDULES

Schedule I	List of Addresses for Notices; Lending Offices;
                Commitment Amounts
Schedule II	Pricing Grid
Schedule 5.1(c)	Certain Financial Items
Schedule 5.3	Existence; Compliance with Law
Schedule 5.7	Litigation
Schedule 5.10	No Default
Schedule 5.11	Taxes
Schedule 5.12	Subsidiaries
Schedule 5.13	Fee Properties, Leased Properties and Mortgaged
                Properties
Schedule 5.15(b)UCC and Other Necessary Filings
Schedule 5.16	Patents; Trademarks and Copyrights
Schedule 5.17	Environmental Matters
Schedule 6.1(f)(i)	UCC, Judgment and Tax Lien Searches
Schedule 6.1(f)(ii)	Intellectual Property Searches
Schedule 6.1 (h)	Leased Properties Subject to Landlord Lien Waivers
Schedule 6.1 (r)	Bank Accounts and Securities Accounts
Schedule 7.10	Post-Closing Collateral Matters
Schedule 8.1(a)	Existing Indebtedness
Schedule 8.2(h)	Existing Liens
Schedule 8.3(d)	Existing Contingent Obligations
Schedule 8.6	Existing Investments
Schedule 8.13	Existing Affiliate Transactions

EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Tranche B Term Note
Exhibit C	Form of Swing Line Note
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of L/C Participation Certificate
Exhibit G	Form of Mortgage
Exhibit H	Form of Non-Bank Certificate
Exhibit I	Form of Subsidiary Guarantee
Exhibit J	Form of Swing Line Loan Participation Certificate
Exhibit K	Form of Opinion of Brobeck, Phleger & Harrison LLP
Exhibit L	Form of Closing Certificate
Exhibit M	Form of Perfection Certificate
Exhibit N	Form of Compliance Certificate
Exhibit O	Form of Solvency Certificate
Exhibit P  	Form of Borrowing Request
Exhibit Q	Form of Landlord Lien Waiver
Exhibit R	Form of Control Agreement
Exhibit S	Form of Direction Letter

CREDIT AGREEMENT, dated as of January 16, 2003, among Hollywood Entertainment Corporation, an Oregon corporation ("Borrower"), the several lenders from time to time party hereto (the "Lenders") and UBS AG, Stamford Branch, as administrative agent for the Lenders (in such capacity, the "Ad-ministrative Agent").
W I T N E S S E T H :
WHEREAS, with the proceeds of the initial borrowings hereunder, together with the net proceeds of the 2011 Notes, Borrower will repay all amounts outstanding under (i) the Existing Credit Agreement (and simultane-ously therewith terminate such agreement) and (ii) the 2004 Notes (collec-tively, the "Transactions");
WHEREAS, to finance a portion of the Transactions and to pay fees and expenses in connection therewith, Borrower has requested that the Lenders establish the credit facilities set forth herein;
NOW, THEREFORE, Borrower, the Administrative Agent and the
Lenders agree as follows:
SECTION 1.	DEFINITIONS
1.1. Defined Terms. As used in this Agreement, the terms de-fined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:
"Adjusted Current Assets": in relation to any Person as at any date, all amounts (other than cash and Cash Equivalents and amounts for de-ferred taxes) which would be set forth opposite the caption "total current assets" (or any like caption) on a balance sheet of such Person as at such date, prepared in accordance with GAAP.
"Adjusted Current Liabilities": in relation to any Person as at any date, all amounts (other than amounts for income taxes payable, ac-crued interest and current maturities of long term debt) which would be set forth opposite the caption "total current liabilities" (or any like cap-tion) on a balance sheet of such Person as at such date, prepared in accor-dance with GAAP.
"Adjustment Date":  as defined in the definition of Applicable
Margin.
"Administrative Agent":  as defined in the Preamble hereto.
"Affiliate": of any Person (a) any Person (other than a Sub-sidiary) which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) any Person who is a di-rector or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect,
(x) to vote 20% or more of the securities having ordinary voting power for the election of directors of such Person, whether by ownership of securi-ties, contract, proxy or otherwise, or (y) to direct or cause the direction of the management and policies of such Person, whether by ownership of se-curities, contract, proxy or otherwise. Each Unrestricted Subsidiary shall be deemed an Affiliate of Borrower and its Subsidiaries.
"Agents":  the collective reference to the Administrative
Agent, the Lead Arranger, the Documentation Agent and any other agent for the Lenders designated in connection with the syndication and in accordance with Section 10 by the Administrative Agent with respect to the Credit Documents in a written notice to Borrower.
"Agreement": this Credit Agreement, as amended, supplemented or modified from time to time.
"Alternate Base Rate": for any day, a rate per annum equal to the higher of (a) the Administrative Agent's Base Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Base Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in Stamford, Connecticut (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debt-
ors) (any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change); and "Federal Funds Rate" shall mean, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if the day for which such rate is to be de-termined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate or the Federal Funds Rate, respectively.
"Alternate Base Rate Loans": Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.
"Applicable Margin":  for Tranche B Term Loans, Revolving
Credit Loans and Swing Line Loans of the Types set forth below, the rate per annum set forth under the relevant column heading opposite such Loans:


                   Alternate            Eurodollar
                   Base Rate              Loans
                      Loans


Tranche B Term
Loans:                 2.50%              3.50%

Revolving Credit
Loans:                 2.25%              3.25%

Swing Line Loans:      2.25%          Not applicable



provided that, from and after the date on which Borrower shall have deliv-ered financial statements for the first fiscal quarter ending at least three months after the Closing Date, the Applicable Margin with respect to Revolving Credit Loans and Swing Line Loans will be adjusted on each Ad-justment Date (as defined below) to the applicable rate per annum set forth in the pricing grid attached hereto as Schedule II based on the Leverage Ratio as determined from the most recently delivered financial statements delivered pursuant to subsection 7.1. Changes in the Applicable Margin re-sulting from changes in the Leverage Ratio shall become effective on the date (the "Adjustment Date") on which such financial statements are deliv-ered to the Lenders (but in any event not later than the 50th day after the end of each of the first three quarterly periods of each fiscal year or the 95th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this definition; provided that (a) the Applicable Margin shall be initially the rate per annum set forth under the relevant column heading above; (b) if for any reason the financial statements required by subsection 7.1 are not timely delivered to the Lenders, (i) during the period from the date upon which such financial statements were required to be delivered until the date upon which they actually are delivered, the Applicable Margin shall be the Applicable Margin in effect immediately prior to the date such finan-cial statements were due, and (ii) if such financial statements, when actu-ally delivered, would have required an increase or decrease from the Appli-cable Margin in effect immediately prior to the date such financial state-ments were due, then in the case of an increase, Borrower shall promptly following the delivery of such financial statements pay to the Lenders and the Administrative Agent any additional amounts of interest or fees which would have been payable on any previous Interest Payment Date had such higher Applicable Margin been in effect from the date such financial state-ments were required to be delivered and, in the case of a decrease, the Ad-ministrative Agent shall credit to Borrower the amount of any interest or fees which were paid by Borrower on any previous Interest Payment Date to amounts payable by Borrower on the next succeeding Interest Payment Date had such lower Applicable Margin been in effect from the date such finan-cial statements were required to be delivered; (c) any change in the Appli-cable Margin as a result of a change in the Leverage Ratio shall apply to all Loans for each day during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change in the Applicable Margin; and (d) if an Event of Default exists on any Adjustment Date or other date upon which the Ap-plicable Margin would otherwise be adjusted hereunder, the Applicable Mar-gin shall in no event be reduced on such Adjustment Date or other date from the Applicable Margin in effect immediately prior to such Adjustment Date or other date until such Event of Default is cured or waived.
"Approved Fund": with respect to any Lender that is a fund or commingled investment vehicle that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
"Asset Sale": any sale, sale-leaseback, transfer, lease, con-veyance or other disposition by Borrower or any of its Subsidiaries re-stricted by subsection 8.5 of any of its property or assets, including the Capital Stock of any Subsidiary (including Capital Stock of any Unre-stricted Subsidiary), except (1) sales and dispositions permitted by sub-
section 8.5 (other than subsections 8.5(d), (e), (h) and (l)), and (2) any such transaction or series of related transactions which, if an Asset Sale, would not generate Net Proceeds in excess of $100,000 (or, when taken to-gether with all other such transactions, in excess of $500,000 in any fis-cal year).
"Assignee":  as defined in subsection 11.6(c).
"Assignment and Acceptance": an assignment and acceptance sub-stantially in the form of Exhibit D.
"Available Revolving Credit Commitment": as to any Lender, at a particular time, an amount equal to (a) the amount of such Lender's Re-volving Credit Commitment at such time less (b) the sum of (i) the aggre-gate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to subsection 3.1, (ii) such Lender's Revolv-ing Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans; provided that, for purposes of calcu-lating the Revolving Credit Commitments pursuant to subsection 3.2, the amount referred to in this clause (ii) shall be zero, (iii) such Lender's L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit issued by the Issuing Lender and (iv) such Lender's Revolving Credit Commitment Percentage of the aggregate outstanding amount of L/C Obligations; collectively, as to all the Lenders, the "Available Revolving Credit Commitments".
"Bank Account":  as defined in the Collateral Agreement.
"Bankruptcy Code":  Title I of the Bankruptcy Reform Act of
1978, as amended and codified at Title 11 of the United States Code. "Board": the Board of Governors of the Federal Reserve System, together with any successor.
"Borrower":  as defined in the Preamble hereto.
"Borrowing Date": any Business Day specified in a notice pur-suant to (a) subsection 3.4 or 4.1 as a date on which Borrower requests the Swing Line Lender or the Lenders to make Loans hereunder or (b) subsection
3.5 as a date on which Borrower requests the Issuing Lender to issue a Let-ter of Credit hereunder.
"Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Portland, Oregon are authorized or required by law to close.
"Capital Expenditures":  for any period, all expenditures
(other than expenditures (i) made from the proceeds of an Asset Sale in ac-cordance with subsection 8.5(h), (ii) made with the proceeds of eminent do-main or condemnation proceedings, or (iii) funded with the proceeds of the incurrence of Indebtedness or the issuance of Capital Stock) made directly or indirectly by Borrower or any Restricted Subsidiary of Borrower for all equipment, fixed assets and real property or improvements of Borrower or any Restricted Subsidiary of Borrower, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been capitalized on the books of Borrower or such Restricted Subsidiary, except New Release Replenishment of Rental Items for such period.
"Capital Lease Obligations": (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of Borrower and its Restricted Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commit-ment thereunder should, in accordance with GAAP, be capitalized on a bal-ance sheet of the lessee.
"Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corpora-tion, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
"Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or is-sued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of ac-quisition; (b) certificates of deposit, time deposits, eurodollar time de-posits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisi-tion; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guar-anteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, common-wealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this defi-nition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through
(f) of this definition.
"CERCLA":  as defined in subsection 5.17(g).
"Change in Law": with respect to any Lender, the adoption of, or change in, any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change in the interpreta-tion or application thereof by any Governmental Authority having jurisdic-tion over such Lender, in each case after the Closing Date.
"Change of Control":  shall be considered to have occurred if
 (i) if any Person (other than (a) any Person acting solely in the capacity of an underwriter or (b) a Permitted Holder), whether singly or in concert with one or more Persons, shall, directly or in-directly, have acquired or acquire the power (x) to vote or direct the voting of 35% or more, on a fully diluted basis, of the outstand-ing voting power of the outstanding Capital Stock of Borrower or
(y) to elect or designate for election a majority of the board of di-rectors of Borrower by voting power, contract or otherwise; or
 (ii) Continuing Directors shall cease to consist of at least a majority of the board of directors of Borrower.
"Closing Date": the date not later than January 31, 2003 on which the Lenders make their initial Loans or the Issuing Lender issues the initial Letter of Credit.
"Code": the Internal Revenue Code of 1986, as amended from time to time.
"Collateral": all property and assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be cre-ated by any Security Document.
"Collateral Account":  as defined in subsection 12.1.
"Collateral Agreement": the collateral agreement substantially in the form of Exhibit E to be entered into by Borrower and its wholly owned Subsidiaries (other than Foreign Subsidiaries and Unrestricted Sub-sidiaries) from time to time party thereto in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.
"Commercial L/C": a commercial documentary Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of Borrower, on behalf of Borrower or a Restricted Subsidiary, in respect of obligations of Borrower or such Restricted Subsidiary in connec-tion with the purchase of goods or services in the ordinary course of busi-ness.
"Commitment":  as to any Lender at any time, such Lender's
Swing Line Commitment, Tranche B Term Loan Commitment and/or Revolving Credit Commitment; collectively, as to all the Lenders from time to time, the "Commitments".
"Commitment Fee Rate": 1/2 of 1% per annum calculated in ac-cordance with subsection 4.6(a); provided, that from and after the Adjust-ment Date, the Commitment Fee Rate will be determined pursuant to the pric-ing grid attached hereto as Schedule II based upon the Leverage Ratio as determined from the relevant financial statements delivered pursuant to subsection 7.1.
"Commitment Percentage": as to any Lender at any time, its Tranche B Term Loan Commitment Percentage or Revolving Credit Commitment Percentage, as the context may require.
"Commodity Hedging Agreements": any futures contract or other similar agreement or arrangement designed to protect Borrower or any of its Subsidiaries against fluctuations in commodities prices and not for pur-poses of speculation.
"Common Stock": with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock. "Confidential Information Memorandum": as defined in subsec-tion 5.18.
"Consolidated EBITDA": for any period, Consolidated Net Income for such period, minus any reversal of any reserve to the extent included in Consolidated Net Income, plus, without duplication and to the extent re-flected as an expense, charge, loss or other deduction in the statement of such Consolidated Net Income for such period (in each case other than to the extent attributable to Unrestricted Subsidiaries), the sum of
(a) income tax expense, (b) Consolidated Interest Expense, amortization or write-off of debt discount, debt issuance and net costs associated with In-terest Rate Agreements to which Borrower or any Restricted Subsidiary is a party (including commitment fees and other periodic bank charges),
(c) depreciation and amortization (other than amortization of Rental Items (except for one-time and incremental charges associated with changes in ac-counting policies)) expense, (d) franchise taxes and (e) all other non-cash items deducted for purposes of determining net income (other than items that will require cash payments and for which an accrual or reserve is re-quired under GAAP).
"Consolidated Interest Expense": for any period, cash interest expense for or during such period on a consolidated basis for Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, excluding any amortization or write-off of deferred financing costs.
"Consolidated Net Income": for any period, net income (or net loss) of Borrower and its Restricted Subsidiaries, determined on a consoli-dated basis in accordance with GAAP; provided that there shall be excluded therefrom:
 (i) the net income (or loss) of any Person acquired which was accrued prior to the date it became a Restricted Subsidiary of Bor-rower or was merged or consolidated with Borrower or any Restricted Subsidiary of Borrower;
 (ii) the net income (but not loss) of any Restricted Subsidiary of Borrower (other than a Subsidiary Guarantor) to the extent that the declaration of dividends or similar distributions by the Re-stricted Subsidiary of that income is restricted by a contract, op-eration of law or otherwise;
 (iii) the net income (or loss) of any other Person, other than a Restricted Subsidiary of Borrower, except to the extent of cash divi-dends or distributions paid to Borrower or to a wholly owned Re-stricted Subsidiary of Borrower by such other Person;
 (iv) the cumulative effect of changes in accounting principles;
 (v) income or loss attributable to discontinued operations
(including, without limitation, operations disposed of during such period whether or not such operations were classified as discontin-
ued);
 (vi) in the case of a successor to Borrower by consolidation or merger, or as a transferee of Borrower's assets, any earnings of the successor prior to such consolidation, merger or transfer of assets;
 (vii) the impact of foreign currency and hedging translations and transactions;
 (viii) the effect of any amortization or write-off of deferred financing costs; and
 (ix) all other extraordinary gains, losses or charges.
"Contested Collateral Lien Conditions": means, with respect to any Permitted Lien of the type described in clauses (a), (b) and (d) of subsection 8.2, the following conditions:
 (i) any proceeding instituted contesting such Lien shall con-clusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and
 (ii) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security inter-est created and evidenced by the Security Documents.
"Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness ("pri-mary obligations") of any other Person (the "primary obligor") in any man-ner, whether directly or indirectly, including, without limitation, any ob-ligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect se-curity therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securi-ties or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make pay-ment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Contingent Obligation shall not include endorse-ments of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by Borrower in good faith) of the primary obligation or portion thereof in re-spect of which such Contingent Obligation is made or, if not stated or de-terminable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as deter-mined by Borrower in good faith.
"Continuing Directors": the directors of Borrower on the Clos-ing Date, and each other director of Borrower, if, in each case, such other director's nomination for election to the board of directors of Borrower is approved or recommended by at least a majority of the then Continuing Di-rectors or by a nominations committee thereof.
"Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or un-dertaking to which such Person is a party or by which it or any of the property or assets owned by it are bound.
"Control Agreement":  as defined in the Collateral Agreement.
"Credit Documents": the collective reference to this Agree-ment, the Notes, the Security Agreements, the Mortgages, the Guarantees and all other documents delivered to any Agent and/or any Lender in connection herewith or therewith and, solely for purposes of subsections 9(a) and (d) and subsection 11.14, the Fee Letter.
"Credit Parties": the collective reference to Borrower and the direct and indirect wholly owned Restricted Subsidiaries of Borrower (other than Foreign Subsidiaries).
"Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
"Destruction": any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Collateral.
"Direction Letter": as defined in the Collateral Agreement.
"Dividend Payments": dividends (in cash, property or obliga-tions) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Capital Stock of Bor-rower or any of its Subsidiaries, but excluding dividends paid through the issuance of additional shares of Capital Stock and any redemption or ex-change of any Capital Stock of such Person through the issuance of Capital Stock of such Person.
"Documentation Agent":  Bank of America, N.A.
"Dollars" and "$":  lawful money of the United States.
"Employee Benefit Plan": an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity or with respect to which Borrower or a Subsidiary could incur li-ability.
"Environmental Laws": any and all foreign, federal, state, lo-cal or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or Require-ments of Law (including, without limitation, common law) relating to pollu-tion or protection of the environment (including, without limitation, ambi-ent air, soil, subsurface strata, surface water, groundwater and natural resources such as flora, fauna and wetlands) or public or employee health, including, without limitation, release or threatened release, manufacture, storage, treatment, handling, transport or disposal of Hazardous Materials, as now or may at any time hereafter be in effect.
"Environmental Permits": any and all permits, licenses, regis-trations, notifications, exemptions and any other authorizations required under any Environmental Law.
"ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.
"ERISA Entity":  any member of an ERISA Group.
"ERISA Event": (a) any "reportable event," as defined in Sec-tion 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Pension Plan of an "accumu-lated funding deficiency" (as defined in Section 412 of the Code or Sec-tion 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice relating to an inten-tion to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termina-tion of or the appointment of a trustee to administer any Pension Plan;
(f) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by any ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Pen-sion Plan which could result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to Borrower or any of the Sub-sidiaries.
"ERISA Group": Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code. "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (ex-pressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emer-gency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.
"Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum deter-mined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate System Incorporated Service screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate System Incorporated Service screen (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable pub-licly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
"Eurodollar Lending Office": as to any Lender, the office of such Lender which shall be making or maintaining Eurodollar Loans. "Eurodollar Loans": Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate. "Eurodollar Rate": with respect to each day during each Inter-est Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

         Eurodollar Base Rate
----------------------------------------
1.00 - Eurocurrency Reserve Requirements

"Event of Default":  any of the events specified in Section 9;
provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
"Excess Cash Flow": for any fiscal year of Borrower, commenc-ing with the fiscal year ending on December 31, 2003, the excess of (a) the sum of (i) Consolidated EBITDA for such fiscal year plus (ii) Rental Item amortization, (iii) any negative change in Working Capital Deficit for such fiscal year over (b) the sum, without duplication, of (i) the aggre-gate amount actually paid by Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures, New Re-lease Replenishment or acquisitions, (ii) the aggregate amount of payments of principal in respect of any Indebtedness during such fiscal year (other than (A) pursuant to subsection 4.4(b), (B) payments of principal in re-spect of any revolving credit facility to the extent that there is not an equivalent reduction in the commitments in respect of such facility and
(C) any repayment of Indebtedness to the extent made with the proceeds of the incurrence of Indebtedness or the issuance of Capital Stock or the pro-ceeds of any Asset Sale), (iii) cash interest expense (including fees paid in connection with letters of credit and surety bonds and commitment fees and other periodic bank charges) of Borrower and its Restricted Subsidiar-ies for such fiscal year, (iv) the amount of taxes actually paid in cash by Borrower and its Restricted Subsidiaries for such fiscal year either during such fiscal year or within a normal payment period thereof, (v) to the ex-tent included in Consolidated EBITDA for such fiscal year, the net cash cost of Interest Rate Agreements and franchise taxes, (vi) the amount of cash actually paid by Borrower and its Restricted Subsidiaries during such fiscal year in connection with the matters described in clause (viii) of the definition of "Consolidated Net Income," (vii) any positive change in Working Capital Deficit for such fiscal year and (viii) $10,000,000. "Excluded Taxes": in the case of each Lender and Administra-tive Agent, taxes (including franchise taxes) imposed on its overall net income by (i) the jurisdiction under the laws of which such Lender or Ad-ministrative Agent is incorporated or organized or (ii) the jurisdiction in which Administrative Agent's or such Lender's principal executive office or such Lender is located.
"Existing Credit Agreement": the $175,000,000 credit agree-ment, dated as of March 18, 2002, as amended, among Borrower, as borrower, and certain financial institutions, as lenders.
"Facility": each of (a) the extensions of credit made hereunder in the form of Tranche B Term Loans (the "Term B Loan Facility") and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the "Revolving Credit Facility"), and "Facilities" means the collective reference to the Term B Loan Facility and the Revolving Credit Facility.
 "Federal Funds Rate": for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted aver-age of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
"Fee Letter":  the letter between Borrower, UBS AG, Stamford
Branch and UBS Warburg LLC dated as of December 4, 2002 relating to the payment of certain fees in respect of the Facilities.
"Fee Property":  as defined in subsection 5.13.
"FIRREA": the Financial Institutions Reform, Recovery and En-forcement Act of 1989, as amended.
"Fixed Charge Coverage Ratio": on the last day of any fiscal quarter of Borrower, the ratio of (x) Consolidated EBITDA, plus aggregate rent expense for Borrower and its Restricted Subsidiaries, in each case for the period of the four consecutive fiscal quarters ending on such day to
(y) Fixed Charges for the period of the four consecutive fiscal quarters ending on such day, in the cases of each of (x) and (y) on a consolidated basis for Borrower and the Restricted Subsidiaries, which ratio shall be calculated on a pro forma basis as if the Transactions had occurred on the first day of such period with respect to any such measurement prior to the first anniversary of the Closing Date.
"Fixed Charges":  shall mean, for any period, the sum of (i)
Consolidated Interest Expense for such period, (ii) the sum of all sched-uled principal payments on any Indebtedness of Borrower and the Restricted Subsidiaries payable during such period (including without limitation the principal component of Capital Lease Obligations paid during that period),
(iii) all dividends paid or payable (to a Person other than Borrower or a Qualified Subsidiary) in cash on Preferred Stock of Borrower or its Re-stricted Subsidiaries during such period, (iv) all cash income tax expense actually paid to any Governmental Authority for such period by Borrower and the Restricted Subsidiaries, (v) all Capital Expenditures made during such period and (vi) aggregate rent expense for Borrower and the Restricted Sub-sidiaries during such period. For purposes of calculating Fixed Charges, Indebtedness shall only include items within the meaning of clauses (a),
(b), (c), (d), (e), (g), (h) (replacing the reference to clauses (a) through (g) in such clause (h) to clauses (a), (b), (c), (d), (e) and (g)) and (i) (replacing the reference to clauses (a) through (h) in such clause
(i) to clauses (a), (b), (c), (d), (e), (g) and (h)) of the definition of Indebtedness (for the avoidance of doubt, the calculation of Consolidated Interest Expense for the purposes of determining Fixed Charges shall not be affected by the provisions of this sentence).
"Foreign Plan": any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by Borrower or any of its Subsidiaries with respect to employees employed outside the United States.
"Foreign Restricted Subsidiary": each Foreign Subsidiary that is a Restricted Subsidiary.
"Foreign Subsidiary": each Subsidiary of Borrower which is not organized under the laws of the United States or any state thereof or the District of Columbia.
"GAAP": generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.
"Governmental Authority": any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or per-taining to government.
"Granting Lender":  as defined in subsection 11.6(i).
"Guarantees": the collective reference to the Subsidiary Guar-antee and any guarantee which may from time to time be executed and deliv-ered by a Subsidiary pursuant to subsection 7.9.
"Hazardous Materials": any pollutants, contaminants, chemi-cals, materials, constituents, wastes or substances that may give rise to liability, or are subject to regulation, under any Environmental Law, in-cluding, without limitation, asbestos, petroleum, any petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.
"Highest Lawful Rate":  as defined in subsection 11.12.
"Indebtedness": of any Person at any date, without duplica-tion, (a) all indebtedness of such Person for borrowed money, (b) all obli-gations of such Person for the deferred purchase price of property or serv-ices (other than accounts payable, including accounts payable arising from the participation by such Person in any floorplan financing program (or, to the extent they are on the same terms (including as to due date and aggre-gate liability) as such accounts payable, notes in exchange therefor), ac-crued revenue sharing, accrued expenses and other trade payables incurred in the ordinary course of such Person's business, in each case not overdue by more than 120 days or, if overdue for more than 120 days, as to which the vendor has consented (whether by written agreement or implied consent) as to the extension of terms or a dispute exists and adequate reserves in conformity with GAAP have been established), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than notes made in exchange for accounts payable that are not over-due for more than 120 days, to the extent such notes are on the same terms (including as to due date and aggregate liability) as such accounts pay-
able), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person and the obligations (including contingent obligations) of such Person under and in respect of synthetic lease transactions under which such Person or any Affiliate of such Person is the lessee, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit (whether drawn or undrawn), surety bonds or similar arrangements, (g) the liquidation value of all re-deemable preferred Capital Stock of such Person, (h) all guarantee Obliga-tions of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be se-cured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become li-able for the payment of such obligation, but only to the extent of the value of such property and (j) for the purposes of subsection 8.1 and sub-
section 9(e) only, all obligations of such Person in respect of Commodity Hedging Agreements. The Indebtedness of any Person shall include the In-debtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness ex-pressly provide that such Person is not liable therefor.
"Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or oth-erwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom. "Interest Coverage Ratio": on the last day of any fiscal quar-ter of Borrower, the ratio of (a) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending on such day to (b) Consolidated In-terest Expense for the period of the four consecutive fiscal quarters end-ing on such day, in each case on a consolidated basis for Borrower and the Restricted Subsidiaries, which such ratio shall be calculated on a pro forma basis as if the Transactions had occurred on the first day of such period with respect to any such measurement prior to the first anniversary of the Closing Date.
"Interest Payment Date": (a) as to Alternate Base Rate Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any Alternate Base Rate Loans are made or any Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which Borrower has selected an Interest Pe-riod of one, two or three months, the last day of such Interest Period and
(c) as to any Eurodollar Loan in respect of which Borrower has selected a longer Interest Period than the periods described in clause (b), the last day of each three calendar month interval during such Interest Period and, in addition, the last day of such Interest Period.
"Interest Period":  with respect to any Eurodollar Loan:
(a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar
Loan and ending (x) until the earlier of (1) the completion of the syndication of the Term B Loan Facility as determined by the Lead Ar-ranger and (2) 30 days after the Closing Date, seven days thereafter and (y) in all other cases, one, two, three or six months thereafter
(or, with the consent of each applicable Lender, nine or twelve months thereafter) as selected by Borrower in its notice of borrowing as provided in subsection 4.1 or its notice of conversion as provided in subsection 4.2; and
(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending (x) until the earlier of (1) the completion of the syndication of the Term B Loan Facility as determined by the Lead Arranger and
(2) 30 days after the Closing Date, seven days thereafter and (y) in all other cases, one, two, three or six months thereafter (or, with the consent of each applicable Lender, nine or twelve months thereaf-
ter) as selected by Borrower by irrevocable notice to the Administra-tive Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar
Loan; provided, that if Borrower fails to deliver such notice by such time, such period shall end one month thereafter;
provided that the foregoing provisions relating to Interest Periods are subject to the following:
(A) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately pre-ceding Business Day;
(B) any Interest Period that would otherwise extend beyond
(i) in the case of an Interest Period for a Tranche B Term Loan, the final Tranche B Installment Payment Date shall end on such Tranche B Installment Payment Date or, if such Tranche B Installment Payment
Date shall not be a Business Day, on the next preceding Business Day;
and (ii) in the case of any Interest Period for a Revolving Credit
Loan, the Revolving Credit Termination Date shall end on the Revolv-ing Credit Termination Date, or if the Revolving Credit Termination
Date shall not be a Business Day, on the next preceding Business Day;
and
(C) any Interest Period that begins on the last day of a cal-endar month (or on a day for which there is no numerically corre-sponding day in the calendar month at the end of such Interest Pe-
riod) shall end on the last Business Day of a calendar month.
"Interest Rate Agreement": any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other simi-lar agreement or arrangement.
"Investment": for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of equity inter-ests, bonds, notes, debentures or other securities of any other Person;
(b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from an-other Person subject to an understanding or agreement, contingent or other-wise, to resell such property to such Person); (c) any capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) any other Person; and (d) the entering into, or direct or indirect incurrence, of any Contingent Obligation with respect to Indebtedness or other liabil-ity of any other Person.
"Investment Election Notice":  as defined in subsection
12.2(a).
"Issuing Lender": collectively, UBS AG, Stamford Branch and any of its Affiliates, as issuer of the Letters of Credit.
"Law": any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or Canada or any state, province or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.
"L/C Application":  as defined in subsection 3.5(a).
"L/C Obligations": the obligations of Borrower to reimburse the Issuing Lender for any payments made by the Issuing Lender under any Letter of Credit that have not been reimbursed by Borrower pursuant to sub-
section 3.8(a).
"L/C Participating Interest": an undivided participating in-terest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.
"L/C Participation Certificate": a certificate in substan-tially the form of Exhibit F.
"L/C Sub-Account":  as defined in subsection 12.1(d).
"Lead Arranger":  UBS Warburg LLC.
"Leased Property":  as defined in subsection 5.13.
"Lenders":  as defined in the Preamble hereto.
"Letters of Credit": the collective reference to the Commer-cial L/Cs and the Standby L/Cs; individually, a "Letter of Credit". "Leverage Ratio": as of any date, the ratio of the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Re-stricted Subsidiaries determined on a consolidated basis in accordance with GAAP at such date to Consolidated EBITDA for the period of the immediately preceding four consecutive fiscal quarters ending at such date. For pur-poses of calculating the Leverage Ratio (i) Consolidated EBITDA shall be calculated on a pro forma basis (giving effect to post-acquisition cost savings in a manner reasonably agreed to by Borrower and the Administrative Agent, but in any case such manner shall be no less favorable to Borrower and its Subsidiaries than analogous SEC regulations governing the prepara-tion of pro forma financial statements) adjusted from time to time to give effect to any acquisition permitted by subsection 8.6(j) consummated in the relevant period as if such acquisition occurred on the first day of such period, (ii) Indebtedness shall only include items within the meaning of clauses (a), (b), (c), (d), (e), (g), (h) (replacing the reference to clauses (a) through (g) in such clause (h) to clauses (a), (b), (c), (d),
(e) and (g)) and (i) (replacing the reference to clauses (a) through (h) in such clause (i) to clauses (a), (b), (c), (d), (e), (g) and (h)) of the definition of Indebtedness and (iii) for the purposes of subsection 8.7 only, Indebtedness shall only include Indebtedness described in immediately preceding clause (ii) that is secured by a Lien.
"Lien": any mortgage, deed of trust, pledge, assignment, de-posit arrangement, encumbrance, lien (statutory or other), claim, hypothe-cation, charge or preference, priority or other security agreement or pref-erential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or com-parable law of any jurisdiction in respect of any of the foregoing). "Loans": the collective reference to the Swing Line Loans, the Tranche B Term Loans, and the Revolving Credit Loans; individually, a "Loan".
 "Margin Stock" shall mean margin stock within the meaning of Regulations U and X.
"Material Adverse Effect":  a material adverse effect on
(i) the business, assets, results of operations, properties or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (ii) the ability of Borrower or any of its Restricted Subsidiaries to perform its respective obligations under any Credit Document, (iii) the rights and remedies of the Lenders under any Credit Document, or (iv) the value of the Collateral, taken as a whole, or the validity, enforceability, perfection or priority of the Liens, taken as a whole, granted to the Ad-ministrative Agent (for its benefit and for the benefit of the other Se-cured Parties) on the Collateral pursuant to the Security Documents. "Material Subsidiary": any Subsidiary that would be a "sig-nificant subsidiary" of Borrower within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933 (replacing references to 10 per cent therein with 5 per cent), or any group of Subsidiaries that to-gether would constitute a Material Subsidiary.
"Maturity Date": March 31, 2008, or, if such date is not a Business Day, the immediately preceding Business Day.
"Maximum Number": for each of the following years, the number set forth opposite such year:

Year  Number
2003   200
2004   225
2005   250
2006   275
2007   300
2008   100

; provided, that if in any year the Maximum Number (as the Maximum Number may be increased pursuant to this proviso) exceeds the number of Stores ac-tually opened or acquired in such year, then the Maximum Number for the next succeeding year shall be increased by an amount equal to such excess; provided, further, that the Maximum Number for 2003 shall be increased by an amount equal to the difference between (a) the Maximum Number in effect for 2002 under the Existing Credit Agreement immediately prior to the Clos-ing Date (i.e., 50) and (b) the number of Stores actually opened by Bor-rower in 2002 (i.e., 35).
"Moody's":  Moody's Investors Service, Inc.
"Mortgaged Properties":  any Real Property covered by a Mort-
gage delivered pursuant to subsection 7.9(d).
"Mortgages":  each of the mortgages and deeds of trust in re-
spect of real property made by any Credit Party in favor of, or for the benefit of, the Administrative Agent for its benefit and for the benefit of the other Secured Parties, substantially in the form of Exhibit G (with such changes thereto as shall be advisable under the law of the jurisdic-tion in which such mortgage or deed of trust is to be recorded and other-wise as shall be acceptable to the Administrative Agent), as the same may be amended, supplemented or otherwise modified from time to time. "Multiemployer Plan": a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any ERISA Entity is then making or accruing an obligation to make contributions (ii) to which any ERISA En-tity has within the preceding five plan years made contributions, including any Person which ceased to be an ERISA Entity during such five year period, or (iii) with respect to which Borrower or a Subsidiary could incur liabil-ity.
"Net Proceeds":  the aggregate cash proceeds received (subject to the provisions of subsections 8.5(d), (h) and (l), to the extent appli-cable) by Borrower or any of its Restricted Subsidiaries in respect of:
(a) (i) any issuance or borrowing of any debt securities (in-
cluding debt securities convertible into, or exchangeable or exercis-
able for, Capital Stock) or loans by Borrower or any of its Re-
stricted Subsidiaries other than debt or loans permitted to be in-
curred or borrowed pursuant to subsection 8.1 (other than subsection
8.1(k) hereof) or (ii) any issuance by Borrower or any of its Re-
stricted Subsidiaries of Capital Stock;
(b) any Asset Sale or any insurance recoveries in respect of any Destruction or any proceeds or awards on account of any Taking; provided that (i) so long as no Event of Default then exists, the net proceeds of any such insurance recoveries in respect of any Destruc-
tion or net award of any such Taking shall constitute Net Proceeds only to the extent such recoveries are not reinvested in properties or assets owned (or to be owned) by Borrower and its Restricted Sub-sidiaries within twelve months from the date of receipt of such in-
surance recoveries or net award, and (ii) if the property subject to such Destruction or Taking constituted Collateral under the Security Documents, then any property purchased with the net proceeds thereof or net awards shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with subsection 7.9;
(c) any cash received in respect of substantially like-kind
exchanges of property to the extent provided in the proviso to sub-
section 8.5(e); and
(d) any cash payments received in respect of promissory notes delivered to Borrower or any of its Restricted Subsidiaries in re-
spect of an Asset Sale;
in each case net of (without duplication) (w) to the extent such Indebted-ness and such Lien are permitted hereunder, the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of Borrower or any of its Subsidiaries (that are collateral for any such In-debtedness) that are sold or otherwise disposed of in connection with such Asset Sale or subject to the applicable Destruction or Taking, (x) the rea-sonable expenses (including legal fees and brokers' and underwriters' com-missions, lenders fees or credit enhancement fees, in any case, paid to third parties or, to the extent permitted hereby, Affiliates) incurred in effecting the applicable event or events described in clauses (a) through
(d) above, (y) any taxes (including any withholding) reasonably attribut-able to the applicable event or events described in clauses (a) through (d) above and reasonably estimated by Borrower or its Restricted Subsidiaries to be actually payable and (z) in the case of any receipt of proceeds by a Restricted Subsidiary, any amount required to be distributed to the holders of any minority equity interest in such Subsidiary (or in any other Sub-sidiary which directly or indirectly holds equity interests in such Sub-sidiary).
"New Release Replenishment":  for any period represents all
costs of acquisition of Rental Items for Stores for such period, to the ex-tent that such costs of acquisition (a) are accounted for as capital expen-ditures under GAAP; (b) do not represent new product introductions or plat-forms; (c) relate to Rental Items that were acquired for a particular Store after its opening; or (d) in the case of a Store acquired during such pe-riod, relate to Rental Items that were acquired for such Store after it commenced to operate as a Store (i.e., excluding the cost of acquisition of such Store's initial inventory, the intent of the parties being to repre-sent the recurring costs of keeping a Store in stock, but not for the ini-tial cost of equipping a Store with inventory or any new product introduc-tion or platform).
"Non-Bank Certificate":  a certificate substantially in the
form of Exhibit H.
"Non-Consenting Lender": as defined in subsection 11.1.
"Non-Funding Lender":  as defined in subsection 4.9(c).
"Notes":  the collective reference to the Swing Line Note, the
Revolving Credit Notes and the Tranche B Term Notes; each of the Notes, a
"Note".
 "Obligations":  as defined in the Collateral Agreement.
"Officers' Certificate":  as applied to any corporation, a cer-
tificate executed on behalf of such corporation by its Chief Executive Of-ficer or its Chief Operating Officer or its President or one of its Vice Presidents or by its Chief Financial Officer or its Treasurer or any Assis-tant Treasurer or, in the case of Foreign Subsidiaries, officers or persons performing comparable functions.
"Other Taxes":  as defined in subsection 4.11(d)(ii).
"Participants":  as defined in subsection 11.6(b).
"Participating Lender":  any Revolving Credit Lender (other
than the Issuing Lender) with respect to its L/C Participating Interest in each Letter of Credit.
"PBGC":  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
"Pension Plan": an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with re-spect to which Borrower or a Subsidiary could incur liability.
"Permitted Encumbrances":  with respect to any Mortgaged Prop-
erty, such exceptions to title as are set forth in the title insurance pol-icy delivered with respect thereto.
"Permitted Holder":  any of (i) Mark J. Wattles, (ii) an em-
ployee benefit plan of Borrower, or any Subsidiary of Borrower or any par-ticipant therein, (iii) a trustee or other fiduciary holding securities un-der an employee benefit plan of Borrower or any Subsidiary of Borrower or
(iv) any Permitted Transferee of any of the foregoing persons.
"Permitted Liens":  Liens permitted to exist under subsection
8.2.
"Permitted Transferee":  with respect to any Person (i) any Af-
filiate of such Person (for the purpose of this definition only, the refer-ence to 20% in the second sentence of the definition of "Affiliate" shall be 51%), (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person, (iii) a trust, the benefici-aries of which, or a corporation or partnership, the stockholders or gen-eral or limited partners of which include only such Person or his or her spouse, lineal descendants, heirs, legatees, or beneficiaries, in each case to whom such Person has transferred the beneficial ownership of any securi-ties of Borrower, (iv) any investment account whose investment managers and investment advisors consist solely of such Person and/or Permitted Trans-ferees of such Person, and (v) any investment fund or investment entity that is a subsidiary of such Person or Permitted Transferee of such Person. "Person": an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorpo-rated association, joint venture, Governmental Authority or other entity of whatever nature.
"Preferred Stock":  with respect to any Person, any and all
preferred stock of such Person.
"Proposed Change": as defined in subsection 11.1.
"Qualified Subsidiary":  each wholly owned Subsidiary Guarantor that is not an Unrestricted Subsidiary.
"Real Property":  each Fee Property and Leased Property listed on Schedule 5.13.
"Refinancing":  the refinancing, renewal, extension, replace-
ment, defeasance or refunding, in whole or in part, of any Indebtedness of Borrower or any of its Subsidiaries; provided that (i) any such Refinancing is in an aggregate principal amount not greater than the aggregate princi-pal amount of the Indebtedness being renewed or refinanced, plus the amount of any accrued but unpaid interest or premiums required to be paid thereon and reasonable fees and expenses associated therewith; and (ii) such Refi-nancing has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced. "Refinancing Indebtedness": as defined in subsection 8.1(k).
"Refunded Swing Line Loans":  as defined in subsection 3.4(b).
"Register":  as defined in subsection 11.6(d).
"Regulation U":  Regulation U (12 C.F.R. Part 221) of the Board
of Governors of the United States Federal Reserve System (or any succes-
sor), as the same may be modified and supplemented and in effect from time to time.
"Regulation X":  Regulation X (12 C.F.R. Part 224) of the Board
of Governors of the United States Federal Reserve System (or any succes-
sor), as the same may be modified and supplemented and in effect from time to time.
"Rental Items":  videotapes, video discs (regardless of for-
mat), video games, audiotapes and related equipment to the extent that such items were acquired by Borrower or its Restricted Subsidiaries for sale or rental to their customers or are held by Borrower or its Restricted Sub-sidiaries for sale or rental to their customers.
"Repurchase Offer": as defined in subsection 8.1(k).
"Required Lenders":  at a particular time, the holders of in excess of 50% of the sum of (i) the Tranche B Term Loans then outstanding and (ii) the Revolving Credit Commitments, or if the Revolving Credit Com-mitments have been terminated in full, the Revolving Credit Exposure. The Tranche B Term Loans and the Revolving Credit Commitments of (or Revolving Credit Exposure, as applicable) any Non-Funding Lender shall be disregarded in determining Required Lenders at any time.
"Requirement of Law":  as to any Person, the Articles or Cer-
tificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its prop-erty or to which such Person or any of its property is subject. "Responsible Officer": with respect to any Person, the presi-
dent, chief executive officer, the chief operating officer, the chief fi-nancial officer, treasurer, corporate controller, secretary or any vice president of such Person.
"Restricted Subsidiary":  each Subsidiary of Borrower that is not an Unrestricted Subsidiary.
"Revolving Credit Commitment":  as to any Lender, its obliga-
tions to (i) make Revolving Credit Loans to Borrower pursuant to subsection
3.1 and (ii) purchase its L/C Participating Interest in any Letter of Credit, in an aggregate amount not to exceed the amount set forth under such Lender's name in Schedule I opposite the caption "Revolving Credit Commitment" or in Schedule I to the Assignment and Acceptance by which such Lender acquired its Revolving Credit Commitment, as the same may be reduced from time to time pursuant to subsection 4.3 or 4.4(b) or adjusted pursuant to subsection 11.6(c); collectively, as to all the Lenders, the "Revolving Credit Commitments".
"Revolving Credit Commitment Percentage":  as to any Lender at
any time, the percentage of the aggregate Revolving Credit Commitments then constituted by such Lender's Revolving Credit Commitment.
"Revolving Credit Commitment Period":  the period from and in-
cluding the Closing Date to but not including the Revolving Credit Termina-tion Date.
"Revolving Credit Exposure":  the sum of (i) the aggregate un-
paid principal amount of the Revolving Credit Loans, (ii) participations in Swing Line Loans, (iii) the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and (iv) L/C Obligations. "Revolving Credit Facility": as defined in the definition of
Facility.
"Revolving Credit Lender":  any Lender with a Revolving Credit
Commitment.
"Revolving Credit Loans":  as defined in subsection 3.1(a).
"Revolving Credit Note":  as defined in subsection 4.13(e).
"Revolving Credit Termination Date":  the earlier of (a) the
Maturity Date and (b) such other earlier date as the Revolving Credit Com-mitments shall terminate hereunder.
"Sale and Leaseback Transaction":  any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it in-tends to use for substantially the same purpose or purposes as the property being sold or transferred.
"SEC":  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
"Secured Parties":  the collective reference to the Administra-
tive Agent, the Lenders and each party to an Interest Rate Agreement relat-ing to the Loans if at the date of entering into such Interest Rate Agree-ment such Person was a Lender or an Affiliate of a Lender.
"Securities Account":  as defined in the Collateral Agreement.
"Security Agreements":  the collective reference to the Collat-
eral Agreement and any security agreement which may from time to time be executed and delivered by Borrower or a Subsidiary of Borrower pursuant to subsection 7.9.
"Security Documents":  the collective reference to the Security
Agreements, the Mortgages, all UCC or other financing statements and other instruments of perfection required by this Agreement, the Security Agree-ments or the Mortgages to be executed, delivered and/or filed or recorded, and any other documents utilized to pledge to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, any other property or assets as collateral for the Obligations.
"Solvent" and "Solvency":  when used with respect to any Per-
son, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with appli-cable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasona-bly small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, un-disputed, secured or unsecured.
"S&P":  Standard and Poor's Ratings Services, a division of
McGraw-Hill Companies, Inc.
"SPV":  as defined in subsection 11.6(i).
"Standby L/C":  an irrevocable letter of credit under which the
Issuing Lender agrees to make payments in Dollars for the account of Bor-rower, on behalf of Borrower or any Restricted Subsidiary in respect of ob-ligations of Borrower or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relat-ing to contracts to which Borrower or such Restricted Subsidiary is or pro-poses to become a party in Borrower's or such Restricted Subsidiary's busi-ness, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might customarily be is-sued.
"Store":  each separate location at which Borrower or any Re-
stricted Subsidiary of Borrower engages in the rental of Rental Items to the public.
"Subject Indebtedness": as defined in subsection 8.1(k).
"Subordinated Indebtedness":  any Indebtedness of Borrower or
any Subsidiary of Borrower that (a) is subordinated to all Indebtedness un-der the Facilities pursuant to subordination provisions substantially simi-lar to (or more favorable to the Lenders than) those contained in the 2011 Indenture, (b) matures after the Maturity Date and provides for no amorti-zation payments of principal until after the Maturity Date and (c) is not secured by any Lien.
"Subsidiary":  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the occurrence of a contingency) to elect a majority of the board of directors or other manag-ers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for directors' qualifying shares. Un-less otherwise qualified, all references to a "Subsidiary" or to "Subsidi-aries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower; provided that any joint venture or Person in which an investment is made pursuant to subsection 8.6(g) shall at the option of Borrower, so long as such investment is maintained in reliance on such subsection, not be a "Subsidiary" of Borrower for any purpose of this Agreement. "Subsidiary Guarantee": the Subsidiary Guarantee, substan-
tially in the form of Exhibit I, to be made by Restricted Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time. "Subsidiary Guarantor": each of (1) Hollywood Management Cor-
poration and (2) each Subsidiary of Borrower which pursuant to subsec-
tion 7.9 becomes a party to the Subsidiary Guarantee.
"Supermajority Lenders":  at a particular time, the holders of at least 66-2/3% of the sum of (i) the aggregate unpaid principal amount of the Tranche B Term Loans, if any, and (ii) the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the Revolving Credit Exposure. The Tranche B Term Loans and the Revolving Credit Commit-ments (or Revolving Credit Exposure, as applicable) of any Non-Funding Lender shall be disregarded in determining Supermajority Lenders at any time.
"Survey":  a survey of any Mortgaged Property (and all improve-
ments thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state, province or country where such Mortgaged Property is located, (ii) dated as of a recent date reasonably acceptable to the Admin-istrative Agent, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company reasonably acceptable to the Administrative Agent, and (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey; provided, however, that such survey is in a form sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) and issue a sur-vey and comprehensive endorsement with respect to such Mortgaged Property. "Swing Line Commitment": the Swing Line Lender's obligation to make Swing Line Loans pursuant to subsection 3.4.
"Swing Line Lender":  UBS AG, Stamford Branch, in its capacity as lender of the Swing Line Loans.
"Swing Line Loan Participation Certificate": a certificate in substantially the form of Exhibit J.
"Swing Line Loans":  as defined in subsection 3.4(a).
"Swing Line Note":  as defined in subsection 4.13(e).
"Taking":  any taking of the Collateral or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use of the Collateral or any portion thereof, by any Governmental Author-ity, civil or military.
"Taxes":  any and all present or future taxes, duties, levies, fees, imposts, deductions, charges or withholdings, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, but excluding Excluded Taxes.
"Term B Loan Facility":  as defined in the definition of Facil-
ity.
"Title Company":  such title insurance company as shall be re-
tained by Borrower and reasonably acceptable to the Administrative Agent. "Title Policy": as defined in subsection 7.9(d).
"Total Revenues":  for any period, aggregate revenues of Bor-
rower and the Restricted Subsidiaries for such period, determined in accor-dance with GAAP.
"Tranche":  the Tranche B Term Loans or the Revolving Credit
Commitment, as the case may be.
"Tranche B Installment Payment Date":  as defined in subsection
4.4(c).
"Tranche B Lender":  each Lender that has a Tranche B Term Loan
Commitment or is the holder of a Tranche B Term Loan.
"Tranche B Term Loan":  as defined in subsection 2.1.
"Tranche B Term Loan Commitment":  as to any Tranche B Lender,
its obligation to make a Tranche B Term Loan to Borrower pursuant to sub-
section 2.1 in an aggregate amount not to exceed the amount set forth under such Lender's name in Schedule I opposite the caption "Tranche B Term Loan Commitment" or in Schedule 1 to the Assignment and Acceptance pursuant to which a Lender acquires its Tranche B Term Loan Commitment, as the same may be adjusted pursuant to subsection 11.6(c); collectively, as to all the Tranche B Lenders, the "Tranche B Term Loan Commitments".
"Tranche B Term Loan Commitment Percentage":  as to any Tranche
B Lender at any time, the percentage of the aggregate Tranche B Term Loan Commitments then constituted by such Lender's Tranche B Term Loan Commit-ment (or, after the Tranche B Term Loans are made, the percentage of the aggregate outstanding principal amount of the Tranche B Term Loans then constituted by the principal amount of such Tranche B Lender's Tranche B Term Loan).
"Tranche B Term Note":  as defined in subsection 4.13(e).
"Transaction Documents":  the collective reference to each
document pursuant to which each of the Transactions will be consummated. "Transactions": as defined in the Recitals hereto.
"Transferee":  as defined in subsection 11.6(f).
"2004 Notes":  means the 10-5/8% senior subordinated notes due
August 15, 2004 issued by Borrower.
"2004 Indenture":  the indenture governing the 2004 Notes dated as of August 13, 1997, as amended through the Closing Date.
"2011 Indenture":  the indenture relating to the 2011 Notes, dated as of January 25, 2002 among Borrower, Hollywood Management Company and BNY Western Trust Company, as trustee, as supplemented by a supplemen-tal indenture dated as of December 18, 2002, and as may be further amended or supplemented on or prior to the Closing Date.
 "2011 Notes":  means the $225,000,000 in aggregate principal amount of the 9.625% senior subordinated notes due March 15, 2011 issued by Borrower.
"Type":  as to any Loan, its nature as an Alternate Base Rate
Loan or Eurodollar Loan.
"UCC":  the Uniform Commercial Code as in effect in the appli-
cable jurisdiction.
"Uniform Customs":  the Uniform Customs and Practice for Docu-
mentary Credits (1993 Revision), International Chamber of Commerce Publica-tion No. 500, and any amendments thereof.
"United States":  the United States of America.
"United States Person":  any Person organized under the laws of the United States or any state thereof or the District of Columbia. "Unrestricted Subsidiary": any Subsidiary of Borrower that, at the time of determination, shall be an Unrestricted Subsidiary (as desig-nated by the board of directors of Borrower, as provided below). The board of directors of Borrower may designate any Subsidiary of Borrower (includ-ing any newly acquired or newly formed Subsidiary at or prior to the time it is so formed or acquired) to be an Unrestricted Subsidiary if (a) no De-fault is existing or will occur as a consequence thereof, (b) such Subsidi-ary does not own any Capital Stock of, or own or hold any Lien on any prop-erty of, Borrower or any of its Subsidiaries (other than Unrestricted Sub-sidiaries), (c) such Subsidiary and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect any Indebtedness pursuant to which the lender has recourse to any property of Borrower or any of its Subsidiaries (other than Unrestricted Subsidiar-
ies), (d) a default by such Person on any of its Indebtedness will not re-sult in, or permit any holder of Indebtedness of Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries) to declare, a default on such Indebtedness of Borrower or any of its Subsidiaries (other than Un-restricted Subsidiaries) or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (e) at the time of such designa-tion such Subsidiary shall not have more than de minimis assets. Any Sub-sidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary for purposes of this Agreement. Each such designation shall be evidenced by filing with the Administrative Agent a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.
"Withdrawal Liability":  liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA. "Working Capital Deficit": in relation to any Person as at any date, the sum derived by subtracting Adjusted Current Liabilities from Ad-justed Current Assets of such Person as at such date.
1.2.  Rules of Construction.  (a)  In this Agreement and each other Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to
(i) the plural include the singular, the singular the plural and the part the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) agreements (including this Agree-
ment), promissory notes and other contractual instruments include subse-quent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms or the terms of any Credit Document;
(iv) statutes and related regulations include any amendments of same and any successor statutes and regulations; and (v) time shall be a reference to New York, New York time. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
(b)  In this Agreement and each other Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) "amend" shall mean "amend, restate, amend and restate, supplement or modify"; and "amended," "amending," and "amend-ment" shall have meanings correlative to the foregoing; (ii) in the compu-tation of periods of time from a specified date to a later specified date, "from" shall mean "from and including"; "to" and "until" shall mean "to but excluding"; and "through" shall mean "to and including"; (iii) "hereof," "herein" and "hereunder" (and similar terms) in this Agreement or any other Credit Document refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document; (iv) "including" (and similar terms) shall mean "including without limitation" (and similarly for similar terms); (v) "or" has the inclusive meaning represented by the phrase "and/or"; (vi) "satisfactory to" the Administrative Agent shall mean in form, scope and substance and on terms and conditions satisfactory to the Administrative Agent; (vii) references to "the date hereof" shall mean the date first set forth above; and (viii) "asset" and "property" shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and de-scription.
(c)  In this Agreement unless the context clearly requires oth-
erwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subsection is to a Section or such other subsection of this Agreement.
(d) Except as otherwise expressly provided herein, all finan-
cial statements to be delivered pursuant to this Agreement shall be pre-pared in accordance with GAAP as in effect from time to time, and the cal-culation of financial ratios shall be performed assuming that GAAP is as in effect on the Closing Date, unless otherwise agreed to by Borrower and the Required Lenders.
SECTION 2.	TRANCHE B TERM LOANS
2.1.  Tranche B Term Loans.  Subject to the terms and condi-
tions hereof, each Tranche B Lender severally agrees to make a loan in Dol-lars (individually, a "Tranche B Term Loan"; and collectively, the "Tranche B Term Loans") to Borrower on the Closing Date, in an aggregate principal amount equal to such Lender's Tranche B Term Loan Commitment.
2.2.  Repayment of Tranche B Term Loans.  Borrower may repay
Tranche B Term Loans as provided in subsection 4.4(a) and shall repay the Tranche B Term Loans as provided in subsections 4.4(b) and (c).
2.3.  Use of Proceeds.  The proceeds of the Tranche B Term
Loans shall be used to finance a portion of the Transactions and to pay fees, expenses and financing costs in connection therewith.
SECTION 3.	AMOUNT AND TERMS OF REVOLVING CREDIT
COMMITMENTS
3.1.  Revolving Credit Commitments.  (a)  Subject to the terms and conditions hereof, each Lender severally agrees to the extent of its Revolving Credit Commitment to extend credit to Borrower at any time and from time to time on any Borrowing Date during the Revolving Credit Commit-ment Period (i) by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and (ii) by making loans in Dollars (individually, a "Revolving Credit Loan", and collectively, the "Revolving Credit Loans") to Borrower from time to time. Notwithstanding the above, in no event shall any Revolving Credit Loans be made, or Letter of Credit be issued, if the aggregate amount of the Revolving Credit Loans to be made or Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the aggregate Available Revolving Credit Commitments nor shall any Letter of Credit be issued if after giving effect thereto the sum of the undrawn amount of all outstanding Letters of Credit and the amount of all L/C Obligations would exceed $20,000,000.
(b)  During the Revolving Credit Commitment Period, Borrower
may use the Revolving Credit Commitments by borrowing, prepaying the Re-volving Credit Loans in whole or in part, and reborrowing, all in accor-dance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire un-drawn upon or if drawn upon, reimbursing the Issuing Lender for such draw-ing, and having the Issuing Lender issue new Letters of Credit.
(c)  Each borrowing of Revolving Credit Loans pursuant to the
Revolving Credit Commitments shall be in an aggregate principal amount of the lesser of (i) $500,000 or a whole multiple of $100,000 in excess thereof in the case of Alternate Base Rate Loans, and $1,000,000 or a whole multiple of $100,000 in excess thereof, in the case of Eurodollar Loans, and (ii) the Available Revolving Credit Commitments, except that any bor-rowing of Revolving Credit Loans to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans.
3.2.  Commitment Fee.  Borrower agrees to pay to the Adminis-
trative Agent for the account of each Lender (other than any Non-Funding Lender) a commitment fee from and including the Closing Date to but exclud-ing the Revolving Credit Termination Date computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commit-ment of such Lender during the period for which payment is made (whether or not Borrower shall have satisfied the applicable conditions to borrow or for the issuance of a Letter of Credit set forth in Section 6). Such com-mitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first such date to occur on or following the Clos-ing Date (or, if earlier, the Revolving Credit Termination Date).
3.3.  Proceeds of Revolving Credit Loans.  Borrower shall use the proceeds of Revolving Credit Loans to provide for the ongoing working capital and general corporate purposes of Borrower and its Subsidiaries af-ter the Closing Date (it being understood that no Revolving Credit Loans shall be made on the Closing Date).
3.4.  Swing Line Commitment.  (a)  Subject to the terms and
conditions hereof, the Swing Line Lender agrees, so long as the Administra-tive Agent has not received notice that an Event of Default has occurred and is continuing, to make swing line loans (individually, a "Swing Line Loan"; collectively, the "Swing Line Loans") to Borrower at any time and from time to time during the Revolving Credit Commitment Period in an ag-gregate principal amount at any one time outstanding not to exceed $20,000,000; provided that no Swing Line Loan may be made if the aggregate principal amount of the Swing Line Loans to be made would exceed the aggre-gate Available Revolving Credit Commitments at such time. Amounts borrowed by Borrower under this subsection 3.4 may be repaid and, through but ex-cluding the Revolving Credit Termination Date, reborrowed. All Swing Line Loans shall be made as Alternate Base Rate Loans and shall not be entitled to be converted into Eurodollar Loans. Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 3:00 p.m., New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in an aggregate minimum amount of $250,000 or a whole multiple of $100,000 in excess thereof. The Swing Line Lender shall, before 5:00 p.m. (New York City time) on such requested Borrowing Date, make available to Borrower in same day funds, the proceeds of such Swing Line Loans by cred-iting the account of Borrower at the office of the Swing Line Lender with such proceeds. The proceeds of Swing Line Loans may be used solely for the purposes referred to in subsection 3.3.
(b)  If not repaid by Borrower prior to such time, including without limitation, from the proceeds of a Revolving Credit Loan, the Swing Line Lender at any time in its sole and absolute discretion may, and on the fifteenth day (or if such day is not a Business Day, the next Business Day) and last Business Day of each month shall, on behalf of Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf) re-quest each Revolving Credit Lender, including the Swing Line Lender, to make a Revolving Credit Loan in an amount equal to such Lender's Revolving Credit Commitment Percentage of the amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 9 shall have occurred and be continuing (in which event the procedures of paragraph
(c) of this subsection 3.4 shall apply), each such Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Line Lender for the account of the Swing Line Lender at the office of the Swing Line Lender specified in subsection 11.2 (or such other location as the Swing Line Lender may direct) prior to 12:00 noon (New York City time) in funds immediately available on the Business Day next succeeding the date such no-tice is given. The proceeds of such Revolving Credit Loans shall be imme-diately applied to repay the Refunded Swing Line Loans.
(c)  If, prior to the making of a Revolving Credit Loan pursu-
ant to paragraph (b) of this subsection 3.4, one of the events described in paragraph (f) of Section 9 shall have occurred and be continuing, each Re-volving Credit Lender will, on the date such Loan was to have been made, purchase an undivided participating interest in the Refunded Swing Line Loan in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loan. Each such Lender will immediately transfer to the Swing Line Lender in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.
(d)  Whenever, at any time after the Swing Line Lender has re-
ceived from any Revolving Credit Lender such Lender's participating inter-est in a Refunded Swing Line Loan, the Swing Line Lender receives any pay-ment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded) in like funds as received; provided that, in the event that such payment re-ceived by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously dis-tributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.
(e) The obligation of each Revolving Credit Lender to purchase participating interests pursuant to subsection 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, Bor-rower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condi-tion (financial or otherwise) of Borrower; (iv) any breach of this Agree-ment by Borrower or any other Lender; or (v) any other circumstance, hap-pening or event whatsoever, whether or not similar to any of the foregoing.
3.5.  Issuance of Letters of Credit.  (a)  Borrower may from time to time request the Issuing Lender to issue a Standby L/C or a Commer-cial L/C by delivering to the Administrative Agent at its address specified in subsection 11.2 (or such other location as the Issuing Lender may di-
rect) a letter of credit application in the Issuing Lender's then customary form (the "L/C Application") completed to the satisfaction of the Issuing Lender, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs Borrower that it is for any reason unable to open such Letter of Credit, Borrower may request any Lender to open such Letter of Credit upon the same terms offered to the Issuing Lender and each reference to the Is-suing Lender for purposes of subsections 3.5 through 3.13, 6.1 and 6.2 shall be deemed to be a reference to such Issuing Lender.
(b)  Each Standby L/C and Commercial L/C issued hereunder shall be issued for the account of Borrower and shall, among other things, (i) be in such form requested by Borrower as shall be acceptable to the Issuing Lender in its sole discretion and (ii) have an expiry date occurring not later than (a) 365 days, in the case of a Standby L/C, or (b) 120 days, in the case of a Commercial L/C, after the date of issuance of such Letter of Credit, and, in the case of Standby L/Cs, may provide for the renewal thereof on its expiry date for an additional period equal to the initial term, but in no case shall any Letter of Credit have an expiry date occur-ring later than the Revolving Credit Termination Date. Each L/C Applica-tion and each Letter of Credit shall be subject to the International Standby Practices (ISP 98) of the International Chamber of Commerce (in the case of Standby L/Cs) or the Uniform Customs (in the case of Commercial L/Cs) and, to the extent not inconsistent therewith, the laws of the State of New York.
3.6.  Participating Interests.  Effective in the case of each
Standby L/C and Commercial L/C (if applicable) as of the date of the open-ing thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each such Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application (if applicable), an L/C Participating Interest in a percentage equal to such Lender's Revolving Credit Commitment Percentage.
3.7.  Procedure for Opening Letters of Credit.  The Issuing
Lender will notify each Lender after the end of each calendar month of any L/C Applications received by the Issuing Lender from Borrower during such month. Upon receipt of any L/C Application from Borrower, the Issuing Lender will process such L/C Application, and the other certificates, docu-ments and other papers delivered to the Issuing Lender in connection there-with, in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to Borrower and, after the end of the calendar month in which such Letter of Credit was opened, to the other Lenders; pro-vided that no such Letter of Credit shall be issued if subsection 3.1 would be violated thereby.
3.8.  Payments in Respect of Letters of Credit.  (a)  Borrower
agrees forthwith upon demand by the Issuing Lender and otherwise in accor-dance with the terms of the L/C Application relating thereto, (i) to reim-burse the Issuing Lender for any payment made by the Issuing Lender under any Letter of Credit issued for the account of Borrower and (ii) to pay in-terest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (a) on or prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from Borrower for such pay-ment, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans and (b) thereafter, the Alternate Base Rate plus the Applica-ble Margin for the Revolving Credit Loans plus 2%. Each drawing under any Letter of Credit shall (unless an event of the type described in para-graph (f) of Section 9 shall have occurred and be continuing, in which case the procedures specified in this subsection 3.8 for payments in respect of Letters of Credit shall apply) constitute a request by Borrower to the Ad-ministrative Agent for a borrowing pursuant to subsection 3.1(a) of Alter-nate Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of payment of the relevant drawing.
(b)  In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor pursuant to subsection 3.8(a) forthwith upon demand of the Issuing Lender, and other-wise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing Lender will promptly notify each other Re-volving Credit Lender. Forthwith upon its receipt of any such notice, each such other Lender will transfer to the Issuing Lender, in immediately available funds, an amount equal to such other Lender's pro rata share (based on its Revolving Credit Commitment) of the L/C Obligation arising from such unreimbursed payment. Promptly, upon its receipt from such other Lender of such amount, the Issuing Lender will complete, execute and de-liver to such other Lender an L/C Participation Certificate dated the date of such receipt and in such amount.
(c)  Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolv-ing Credit Lender such other Lender's pro rata share of the L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, the Issuing Lender will promptly distribute to such other Lender its pro rata share thereof in like funds as received; provided that in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender any portion thereof previously distrib-uted by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.
3.9.  Letter of Credit Fees.  (a)  In lieu of any letter of
credit commissions and fees provided for in any L/C Application relating to Standby or Commercial L/Cs (other than standard issuance, amendment and ne-gotiation fees), Borrower agrees to pay the Administrative Agent, (i) for the account of the Issuing Lender and the Participating Lenders, with re-spect to each Standby or Commercial L/C issued for the account of Borrower, a Standby or Commercial L/C fee, as the case may be, equal to the Applica-ble Margin for Revolving Credit Loans which are Eurodollar Loans per annum; and (ii) in addition to the Standby or Commercial L/C fee referred to in subsection 3.9(a)(i) above, for the account of the Issuing Lender and not on account of its L/C Participating Interest therein, 0.25% per annum, each on the daily average amount available to be drawn under each Standby L/C in the case of a Standby L/C and on the maximum face amount of each Commercial L/C in the case of a Commercial L/C, in either case, payable, in arrears, on the last day of each fiscal quarter of Borrower. The Administrative Agent will disburse any Standby or Commercial L/C fees received pursuant to subsection 3.9(a)(i) to the respective Lenders promptly following the re-ceipt of any such fees. Notwithstanding the foregoing, Borrower agrees to pay standard issuance, amendment and negotiation fees to the Issuing Lender.
(b)  For purposes of any payment of fees required pursuant to this subsection 3.9, the Administrative Agent agrees to provide to Borrower a statement of any such fees to be so paid; provided that the failure by the Administrative Agent to provide Borrower with any such invoice shall not relieve Borrower of its obligation to pay such fees.
3.10.  Letter of Credit Reserves.  (a)  If any Change in Law
shall either (i) impose, modify, deem or make applicable any reserve, spe-cial deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement (with respect to Letters of Credit) or any Letter of Credit, and the result of any event referred to in clause
(i) or (ii) above shall be to increase the cost of the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender's reasonable allocation of the aggre-gate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, Borrower shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the rate applicable to Alternate Base Rate Loans pursuant to subsection 4.5(b). Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.10(a) unless the Issuing Lender has given written notice to Borrower of its intent to re-quest such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, set-ting forth in reasonable detail the calculation of the amounts involved, submitted by the Issuing Lender to Borrower concurrently with any such de-mand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.
(b)  In the event that any Change in Law with respect to the
Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or other-wise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation control-ling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender's or such corporation's capital, as the case may be, as a consequence of the Issuing Lender's obli-gations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender's or such corpo-ration's policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to Borrower of such Change in Law, within 15 days after demand by the Issuing Lender, Borrower shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduc-tion. The Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (b) of this subsection
3.10 with respect to the Issuing Lender, it will, if requested by Borrower and to the extent permitted by law or by the relevant Governmental Author-ity, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event; provided that such avoid-ance or minimization can be made in such a manner that the Issuing Lender, in its sole determination, suffers no economic, legal or regulatory disad-vantage. Borrower shall not be required to make any payments to the Issu-ing Lender for any additional amounts pursuant to this subsection
3.10(b) unless the Issuing Lender has given written notice to Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by the Issuing Lender to Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.
(c)  Borrower and each Participating Lender agree that the pro-
visions of the foregoing paragraphs (a) and (b) shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or, in the case of paragraph (b), any corporation controlling such Participating Lender.
3.11.  Further Assurances.  Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all fur-ther instruments reasonably requested by the Issuing Lender more fully to effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.
3.12.  Obligations Absolute.  The payment obligations of Bor-
rower under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:
	(i)	the existence of any claim, set-off, defense or other
right which Borrower or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit
(or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any
Lender, or any other Person, whether in connection with this Agree-
ment, any Credit Document, the transactions contemplated herein, or any unrelated transaction;
	(ii)	any statement or any other document presented under any
Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect, except arising from the gross negligence or willful misconduct on the part of the Issuing Lender;
	(iii)	payment by the Issuing Lender under any Letter of Credit
against presentation of a draft or certificate or other document which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing
Lender; or
	(iv)	any other circumstances or happening whatsoever, whether
or not similar to any of the foregoing, except for any such circum-
stances or happening constituting gross negligence or willful miscon-
duct on the part of the Issuing Lender.
3.13.  Participations.  The obligation of each Revolving Credit
Lender to purchase participating interests pursuant to subsection 3.6 shall be absolute and unconditional and shall not be affected by any circum-stance, including, without limitation, (i) any set-off, counterclaim, re-coupment, defense or other right which such Lender may have against the Is-suing Lender, Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of Borrower; (iv) any breach of this Agreement by Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
SECTION 4.	GENERAL PROVISIONS APPLICABLE TO LOANS
4.1.  Procedure for Borrowing.  (a)  Borrower may borrow under the Commitments on any Business Day; provided that, with respect to any borrowing, Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit P (which notice must be received by the Administra-tive Agent prior to (i) 1:00 p.m., New York City time, three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) 1:00 p.m., New York City time, one Business Day prior to the requested Borrowing Date (or, in the case of Swing Line Loans and, if the Closing Date occurs on the date this Agreement is exe-cuted and delivered, Loans made on the Closing Date, 3:00 p.m. on the re-quested Borrowing Date) if the borrowing is to be solely of Alternate Base Rate Loans and specifying (a) the amount of the borrowing, (b) whether such Loans are initially to be Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, (c) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans and (d) whether the Loan is a Tranche B Term Loan, a Swing Line Loan or Revolving Credit Loan. Upon receipt of such notice the Administrative Agent shall promptly notify each affected Lender thereof. Not later than 12:00 noon, New York City time, on the Borrowing Date specified in such no-tice, each affected Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender (except that proceeds of Swing Line Loans will be made avail-able to Borrower in accordance with subsection 3.4(a)). Loan proceeds re-ceived by the Administrative Agent hereunder shall promptly be made avail-able to Borrower by the Administrative Agent's crediting the account of Borrower, at the office of the Administrative Agent specified in subsection 11.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.
(b)  Any borrowing of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $100,000 in excess thereof, and (ii) no more than six In-terest Periods shall be in effect at any one time.
4.2.  Conversion and Continuation Options.  (a)  Subject to
subsection 4.12, Borrower may elect from time to time to convert Eurodollar Loans into Alternate Base Rate Loans by giving the Administrative Agent ir-revocable notice of such election, to be received by the Administrative Agent prior to 1:00 p.m., New York City time, at least three Business Days prior to the proposed conversion date. Borrower may elect from time to time to convert all or a portion of the Alternate Base Rate Loans (other than Swing Line Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 1:00 p.m., New York City time, at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor. Such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day; provided that no such conversion shall be made when any Event of Default has occurred and is con-tinuing and the Required Lenders have, by written notice to Borrower, de-termined that such conversion is not appropriate. Upon receipt of any no-tice pursuant to this subsection 4.2, the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of the out-standing Loans (other than Swing Line Loans) may be converted as provided herein; provided that partial conversions of Alternate Base Rate Loans shall be in the aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the re-sulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $100,000 in excess thereof.
(b)  Any Eurodollar Loans may be continued as such upon the ex-
piration of the then current Interest Period with respect thereto by Bor-rower giving notice to the Administrative Agent, in accordance with the ap-plicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Required Lend-ers have, by written notice to Borrower, determined that such a continua-tion is not appropriate, (ii) if, after giving effect thereto, subsection 4.1(b) would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date (in the case of continuations of Revolving Credit Loans) or the final Tranche B Installment Payment Date in the case of the Term Loans.
4.3.  Changes of Commitment Amounts.  (a)  Borrower shall have the right, upon not less than three Business Days' notice to the Adminis-trative Agent, to terminate or from time to time to permanently reduce the Revolving Credit Commitments, subject to the provisions of this subsection
4.3. To the extent, if any, that the sum of the amount of the Revolving Credit Loans, Swing Line Loans and L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments as then reduced, Borrower shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any L/C Obligations then outstand-ing, and fourth, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Any such termi-nation of the Revolving Credit Commitments shall be accompanied by prepay-ment in full of the Revolving Credit Loans, Swing Line Loans and L/C Obli-gations then outstanding and by cash collateralization of any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Credit Commitments, any Letter of Credit then outstanding that has been so cash collateralized shall no longer be considered a "Letter of Credit" as defined in subsection 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such L/C Obliga-tions) but the Letter of Credit fees payable under subsection 3.9 shall continue to accrue to the Issuing Lender and the Participating Lenders (or, in the event of any such automatic reinstatement, as provided in subsection 3.9) with respect to such Letter of Credit until the expiry thereof (pro-vided that in lieu of paying a Standby or Commercial L/C fee, as the case may be, equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans per annum, Borrower shall pay to the Administrative Agent an amount equal to 0.25% per annum).
(b)  In the case of termination of the Revolving Credit Commit-
ments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments shall be in an amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and shall, in each case, reduce permanently the amount of the Revolving Credit Commitments then in effect.
4.4.  Optional and Mandatory Prepayments; Repayments of Tranche
B Term Loans. (a) Subject to subsection 4.12, Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, by irrevocable written notice to the Administrative Agent by 12:00 noon, New York City time, (i) on the same Business Day in the case of Al-ternate Base Rate Loans, or (ii) on the immediately preceding Business Day in the case of Eurodollar Loans, specifying the date and amount of prepay-ment and whether the prepayment is of Revolving Credit Loans or Tranche B Term Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Partial prepay-ments of Tranche B Term Loans shall be in an aggregate principal amount equal to the lesser of (a) (i) $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Eurodollar Loans or (ii) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (b) the aggregate unpaid principal amount of the Tranche B Term Loans or the aggregate unpaid principal amount of Tranche B Loans maintained as Alternate Base Rate Loans (in the case of a prepayment of such Tranche B Loans) or as Eurodollar Loans with a single Interest Period (in the case of a prepayment of such Tranche B Loans). Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount equal to the lesser of (a)(i) $1,000,000 or a whole multiple of $100,000 in ex-cess thereof with respect to Eurodollar Loans or (ii) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (b) the aggregate unpaid principal amount of the Revolving Credit Loans (or the aggregate unpaid principal amount of Revolving Credit Loans maintained as Alternate Base Rate Loans (in the case of a prepayment of such Revolving Credit Loans) or as Eurodollar Loans with a single Interest Period (in the case of a prepayment of such Revolving Credit Loans), as the case may be. Prepayments of the Tranche B Term Loans pursuant to this sub-
section 4.4(a) shall be applied in accordance with subsection 4.4(d) below.
(b) If, subsequent to the Closing Date:
	(i)	Borrower or any of its Restricted Subsidiaries shall is-
sue any Common Stock (it being understood that the issuance of In-debtedness or Preferred Stock convertible into, or exchangeable or exerciseable for, Common Stock shall be governed by subsection
4.4(b)(ii) and (iii) below), 50% of the Net Proceeds thereof shall be applied within five Business Days of receipt thereof toward the pre-payment of the Loans in accordance with subsection 4.4(d) below;
	(ii)	Borrower or any of the Restricted Subsidiaries shall in-
cur or permit the incurrence of any Indebtedness (other than Indebt-
edness permitted under subsection 8.1 (other than Indebtedness under subsection 8.1(k), which is covered by subsection 4.4(b)(iii) be-
low)), 100% of the Net Proceeds thereof shall be applied within five Business Days of receipt thereof toward the prepayment of the Loans in accordance with subsection 4.4(d) below;
	(iii)	Borrower or any of its Restricted Subsidiaries shall in-
cur or permit the incurrence of any Subordinated Indebtedness or is-
sue any Preferred Stock, 75% of the Net Proceeds thereof (excluding such Net Proceeds which are applied to redeem, repurchase or defease an amount of 2011 Notes not exceeding the amount of the 2011 Notes outstanding on the Closing Date pursuant to subsection 8.1(k)) shall be applied within five Business Days of receipt thereof toward the prepayment of the Loans in accordance with subsection 4.4(d) below;
	(iv)	Borrower or any of its Restricted Subsidiaries shall re-
ceive Net Proceeds from any Asset Sale, 100% of such Net Proceeds shall be applied within five Business Days of receipt thereof (for the avoidance of doubt, after giving effect to the provisions for re-investment set forth in the definition of "Net Proceeds" and subsec-
tions 8.5(h) and 8.5(l)) toward the prepayment of the Loans in accor-
dance with subsection 4.4(d) below; provided that such Net Proceeds need not be applied to the prepayment of Loans until the date that the aggregate amount of Net Proceeds received by Borrower or any of its Restricted Subsidiaries from any Asset Sale exceeds $1,000,000
(and has not yet been applied to the prepayment of Loans hereunder)
or until the amount of such prepayment shall equal or exceed
$100,000; provided further that the Net Proceeds from such Asset Sale shall be deposited in the Collateral Account as long as any Default or Event of Default is in existence;
	(v)	Borrower or any of its Restricted Subsidiaries shall re-
ceive proceeds from insurance recoveries in respect of any Destruc-
tion in excess of $500,000 (but in any event excluding proceeds of business interruption insurance) or any proceeds or awards in respect of Taking, 100% of the Net Proceeds thereof shall be applied within five Business Days of receipt thereof (after giving effect to the provisions for reinvestment set forth in the definition of "Net Pro-ceeds") toward the prepayment of the Loans in accordance with subsec-
tion 4.4(d) below; provided, however, that cash proceeds of any Tak-
ing or Destruction shall be deposited in the Collateral Account as long as any Default or Event of Default is in existence; and
	(vi)	If, for any fiscal year of Borrower commencing with its
fiscal year ending on December 31, 2003, there shall be Excess Cash
Flow for such fiscal year, 50% of such Excess Cash Flow (or 20% of such Excess Cash Flow if as of the date of making such prepayment the aggregate principal amount of the outstanding Loans is less than $75,000,000) shall be applied not later than 120 days after the end of such fiscal year toward prepayment of the Loans in accordance with subsection 4.4(d) below.
All prepayments required by this subsection 4.4(b) shall be ap-
plied first, to prepay any outstanding Tranche B Term Loans in accordance with the terms of subsection 4.4(d) and second, to reduce Revolving Credit
Commitments.   If the Revolving Credit Exposure would exceed the aggregate amount of Revolving Credit Commitments after giving effect to the reduction of the Revolving Credit Commitments contemplated by the immediately preced-ing sentence, then Borrower shall, on the date of such reduction, first, repay or prepay Swing Line Loans, second, repay or prepay Revolving Credit Loans and third, replace or cash collateralize outstanding Letters of Credit, in an amount sufficient to eliminate such excess.
(c) The Tranche B Term Loans shall be repaid in consecutive quarterly installments on the dates set forth below; provided that if any such date is not a Business Day, then such date shall be deemed to be the Business Day immediately preceding such date (each such date, a "Tranche B Installment Payment Date"), commencing on June 30, 2003, in an aggregate amount equal to the amount set forth opposite each such Tranche B Install-ment Payment Date in the table set forth below (in each case, subject to reduction as described in subsections 4.4(a), (b) and (d)).

Tranche B Installment
Payment Date
Installment 		Amount
------------------	-----------
June 30, 2003		$5,000,000
September 30, 2003	$5,000,000
December 31, 2003	$5,000,000
March 31, 2004		$5,000,000
June 30, 2004		$5,000,000
September 30, 2004	$5,000,000
December 31, 2004	$5,000,000
March 31, 2005		$5,000,000
June 30, 2005		$5,000,000
September 30, 2005	$5,000,000
December 31, 2005	$5,000,000
March 31, 2006		$5,000,000
June 30, 2006		$5,000,000
September 30, 2006	$5,000,000
December 31, 2006	$5,000,000
March 31, 2007		$5,000,000
June 30, 2007		$5,000,000
September 30, 2007	$5,000,000
December 31, 2007	$5,000,000
March 31, 2008		$105,000,000
                        ------------
Total:			$200,000,000

Amounts repaid or prepaid on account of the Tranche B Term
Loans pursuant to this subsection or otherwise may not be reborrowed. Ac-crued interest on the amount of any repayment or prepayments through the date of such prepayment shall be paid on the Interest Payment Date next succeeding the date of any partial repayment or prepayment and on the date of such repayment or prepayment in the case of a repayment or prepayment in full of the Tranche B Term Loans.
(d) Repayments or prepayments of Tranche B Term Loans pursuant to subsection 4.4(a) and 4.4(b) shall be applied to the remaining install-ments of principal in direct order of maturity. Except as otherwise may be directed by Borrower, any repayment or prepayment of Loans pursuant to this subsection 4.4 shall be applied, first, to any Alternate Base Rate Loans then outstanding and the balance of such repayment or prepayment, if any, to the Eurodollar Loans then outstanding; provided that repayments or pre-payments of Eurodollar Loans, if not on the last day of the Interest Period with respect thereto, shall, at the option of Borrower, be prepaid subject to the provisions of subsection 4.12 or the amount of such repayment or prepayment (after application to any Alternate Base Rate Loans) shall be deposited with the Administrative Agent as cash collateral for the Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied in the order of the Interest Periods next ending most closely to the date such repayment or prepayment is required to be made and on the last day of each such Interest Period. After such application, un-less an Event of Default shall have occurred and be continuing (in which case such interest shall be held as cash collateral or applied by the Ad-ministrative Agent to any Obligations then due and payable), any remaining interest earned on such cash collateral shall be paid to Borrower.
4.5.  Interest Rates and Payment Dates.  (a)  Eurodollar Loans
shall bear interest (calculated on the basis of the actual number of days elapsed over a year of 360 days) for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such In-terest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Euro-dollar Rate determined for such Interest Period plus the Applicable Margin.
(b)  Alternate Base Rate Loans shall bear interest (calculated on the basis of the actual number of days elapsed over a year of 365 days) for the period from and including the date such Loans are made to, but ex-cluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the un-paid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
(c)  Upon the occurrence and during the continuance of an Event of Default, the Loans shall, without limiting the rights of the Lenders un-der Section 9, bear interest (which shall be payable on demand) at the higher of (a) a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 days) equal to the Alternate Base Rate and the Applicable Margin plus 2% and (b) the rate otherwise applicable to such Loan pursuant to this subsection 4.5 and the Applicable Margin plus 2%.
(d)  Except as otherwise expressly provided for in this subsec-
tion 4.5, interest shall be payable in arrears (a) for Eurodollar Loans, at the end of each Interest Period (or, if such Interest Period is greater than three months, quarterly) and on the Maturity Date, and (b) for Alter-nate Base Rate Loans, quarterly in arrears and on the Maturity Date.
4.6.  Computation of Interest and Fees.  (a)  Interest in re-
spect of Alternate Base Rate Loans shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Interest in respect of Eurodollar Loans (and all fees hereunder) shall be calculated on the basis of the actual number of days elapsed over a year of 360 days. The Administrative Agent shall as soon as practicable notify Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Re-serve Requirements becomes effective, as the case may be. The Administra-tive Agent shall as soon as practicable notify Borrower and the Lenders of the effective date and the amount of each such change.
(b)  Each determination of an interest rate by the Administra-
tive Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.
4.7.  Certain Fees.  Borrower agrees to pay to the Administra-
tive Agent, for its own account, a non-refundable agent's fee in an amount previously agreed to with the Administrative Agent, payable on each anni-versary of the Closing Date unless all Loans have been (or are on such date) repaid and all Commitments hereunder have been (or are on such date) terminated.
4.8.  Inability to Determine Interest Rate.  In the event that the Administrative Agent or the Required Lenders shall have determined (which determination shall be conclusive and binding upon Borrower) that
(a) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that Bor-rower has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of the Alter-nate Base Rate Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, or (b) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not generally available to the Lenders in their respective Eurodollar Lending Offices' interbank eurodollar markets, the Administrative Agent shall forthwith give telecopy notice of such de-termination, confirmed in writing, to Borrower and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conver-sion date or the last day of such Interest Period. If such notice is given
(i) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (ii) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans, and
(iii) any outstanding Eurodollar Loans shall be converted on the last day of the then current Interest Period applicable thereto into Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no Alternate Base Rate Loans shall be converted to Eurodollar Loans.
4.9.  Pro Rata Treatment and Payments.  (a)  Except to the ex-
tent otherwise provided herein, each borrowing of Loans by Borrower from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be re-duced.
(b)  Whenever any payment received by the Administrative Agent under this Agreement or any Note or any other Credit Document is insuffi-cient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement, such payment shall be distrib-uted by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connec-tion with this Agreement and the other Credit Documents; second, to the payment of all expenses due and payable under subsection 11.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable un-der subsections 3.2 and 3.9, ratably among the Lenders in accordance with the Commitment Percentage of each Lender of the Commitment for which such payment is owed and, in the case of the Issuing Lender, the amount retained by the Issuing Lender for its own account pursuant to subsection 3.9; fourth, to the payment of interest then due and payable on the Loans and the L/C Obligations ratably in accordance with the aggregate amount of in-terest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans and the L/C Obligations which is then due and payable ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender.
(c)  If any Lender (a "Non-Funding Lender") has (x) failed to make a Revolving Credit Loan required to be made by it hereunder, and the Administrative Agent has determined that such Lender is not likely to make such Revolving Credit Loan or (y) given notice to Borrower or the Adminis-trative Agent that it will not make, or that it has disaffirmed or repudi-ated any obligation to make, any Revolving Credit Loan, in each case by reason of the provisions of FIRREA, or otherwise, (i) any payment made on account of the principal of the Revolving Credit Loans outstanding shall be made as follows:
(A)	in the case of any such payment made on any date when and
to the extent that in the determination of the Administrative Agent would be able under the terms and conditions hereof to reborrow the amount of such payment under the Commitments and to satisfy any ap-plicable conditions precedent set forth in Section 6 to such rebor-
rowing, such payment shall be made on account of the outstanding Re-volving Credit Loans held by the Lenders other than the Non-Funding
Lender pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of such Lenders; and
(B)	otherwise, such payment shall be made on account of the
outstanding Revolving Credit Loans held by the Lenders pro rata ac-
cording to the respective outstanding principal amounts of such Re-
volving Credit Loans; and
(ii) any payment made on account of interest on the Revolving Credit Loans shall be made pro rata according to the respective amounts of accrued and unpaid interest due and payable on the Revolving Credit Loans with respect to which such payment is being made. Borrower agrees to give the Adminis-trative Agent such assistance in making any determination pursuant to sub-paragraph (i)(A) of this paragraph (c) as the Administrative Agent may rea-sonably request. Any such determination by the Administrative Agent shall be conclusive and binding on the Lenders.
(d)  All payments (including prepayments) to be made by Bor-
rower on account of principal, interest and fees shall be made without set-off, counterclaim or other defense and shall be made to the Administrative Agent ratably, for the account of the Lenders at the Administrative Agent's office located at Stamford, Connecticut, in lawful money of the United States and in immediately available funds. The Administrative Agent shall promptly distribute such payments in accordance with the provisions of sub-
section 4.9(b) upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to pay-ments of principal, interest thereon shall be payable at the then applica-ble rate during such extension. If any payment on a Eurodollar Loan be-comes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with re-spect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such ex-tension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Busi-ness Day.
(e)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Adminis-trative Agent in accordance with subsection 4.1 and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to the Adminis-trative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent sub-mitted to any Lender with respect to any amounts owing under this subsec-tion 4.9(e) shall be conclusive absent manifest error. If such Lender's Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Loans comprising such borrowing, on demand, from Borrower, without preju-dice to any rights which any such Borrower or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection
4.9 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accor-dance with the terms hereof.
(f)  The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obliga-tion, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.
(g)  All payments and optional prepayments (other than prepay-
ments as set forth in subsection 4.11 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate princi-pal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 a whole multiple of $100,000 in excess thereof.
4.10.  Illegality.  Notwithstanding any other provision herein, if (i) any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement, shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of Alternate Base Rate Loans into Eurodollar Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans for the duration of the respective Interest Periods (or, if permitted by appli-cable law, at the end of such Interest Periods) and all payments of princi-pal which would otherwise be applied to such Eurodollar Loans shall be ap-plied instead to such Lender's Alternate Base Rate Loans. Borrower hereby agrees to pay any Lender, promptly upon its demand, any amounts payable pursuant to subsection 4.12 in connection with any conversion in accordance with this subsection 4.10 (such Lender's notice of such costs, as certified in reasonable detail as to such amounts to Borrower through the Administra-tive Agent, to be conclusive absent manifest error).
4.11.  Requirements of Law.  (a)  In the event that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date that any lender becomes a Lender party to this Agreement:
	(i)	does or shall subject any such Lender or its Eurodollar
Lending Office to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender or its Eurodollar Lend-
ing Office of principal, the commitment fee, interest or any other amount payable hereunder (except for (x) net income and franchise taxes imposed on the net income of such Lender or its Eurodollar
Lending Office by the United States or any political subdivision thereof or therein, by the jurisdiction under the laws of which such
Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender's Eurodollar Lending Office is located or any political subdivision or taxing authority thereof or therein, including changes in the rate of tax on the overall net income of such Lender or such Eurodollar Lend-
ing Office, and (y) taxes resulting from the substitution of any such system by another system of taxation; provided that the taxes payable by Lenders subject to such other system of taxation are not generally charged to borrowers from such Lenders having loans or advances bear-
ing interest at a rate similar to the Eurodollar Rate);
	(ii)	does or shall impose, modify or hold applicable any re-
serve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar
Rate; or
	(iii)	does or shall impose on such Lender any other condition
which is applicable to lenders generally;
and the result of any of the foregoing is to increase the cost to such Lender or its Eurodollar Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount re-ceivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, Borrower shall promptly pay such Lender, within 15 days after its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans, together with interest on each such amount from the date due until payment in full thereof at a rate per annum equal to the Al-ternate Base Rate plus 1%.
(b)  In the event that any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement with respect to any such Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be main-tained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender's or such corporation's capital, as the case may be, as a conse-quence of such Lender's obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender's or such cor-poration's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to Borrower of such Change in Law as pro-vided in paragraph (c) of this subsection 4.11, within 15 days after demand by such Lender, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis, as the case may be, for such reduction.
(c)  Borrower shall not be required to make any payments to any
Lender for any additional amounts pursuant to this subsection 4.11 unless such Lender has given written notice to Borrower, through the Administra-tive Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified Borrower through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 4.11, Borrower at any time thereafter may, upon at least three Business Days' notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 4.12, prepay (or convert into Alternate Base Rate Loans) all (but not a part) of the Eurodollar Loans of the applicable Lender then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 4.11 with respect to such Lender, it will, if requested by Borrower and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, with-out limitation, endeavoring to change its Eurodollar Lending Office); pro-vided that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regu-latory disadvantage. If any Lender requests compensation from any Borrower under this subsection 4.11, Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the Requirement of Law giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(d)  (i)  All payments by Borrower to or for the account of any
Lender or Administrative Agent hereunder or under any Note shall be made without setoff, counterclaim or other defense and free and clear of, and without deduction or withholding for, any and all Taxes. If Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender or Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all re-quired deductions or withholdings (including deductions or withholdings ap-plicable to additional sums payable under this subsection 4.11(d)) such Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withhold-ings been made, (b) Borrower shall make such deductions or withholdings,
(c) Borrower shall pay the full amount deducted or withheld to the relevant authority in accordance with applicable law and (d) Borrower shall furnish to Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
	(ii)	In addition, Borrower hereby agrees to pay any present or
future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution, delivery or registration of, or oth-erwise with respect to, this Agreement or any Note ("Other Taxes").
	(iii)	Borrower hereby agrees to indemnify Administrative Agent
and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable un-der this subsection 4.11(d)) paid by Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date Administrative Agent or such Lender makes demand therefor.
	(iv)	Each Lender (and in case of a Participant or an Assignee
on the date it becomes a Participant or Lender) that is not a United States Person (as defined in Section 7701(a)(30) of the Code) for federal income tax purposes either (1) in the case of a Participant or Lender that is a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees to furnish to Borrower, with a copy to the Administrative Agent, either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (or successor form) (wherein such Participant or Lender claims entitlement at the Closing Date (or, in the case of a Participant or an As-signee, on the date it becomes a Participant or Lender, as the case may be) to an exemption from U.S. federal withholding tax on all interest payments hereunder (or, in the case of an assignee Lender, at least as extensive as the assignor Lender)) and (ii) agrees (for the benefit of Borrower and the Administrative Agent), to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, to provide Borrower, with a copy to the Administrative Agent, a new Form W-8ECI or Form W-8BEN (or successor form) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with ap-plicable U.S. laws and regulations duly executed and completed by such Par-ticipant or Lender that establishes a complete exemption from, or a reduc-tion in, U.S. federal withholding tax on any interest payment hereunder or
(2) in the case of a Participant or Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees to furnish to Bor-rower, with a copy to the Administrative Agent, (a) a Non-Bank Certificate and (b) two accurate and complete original signed copies of Internal Reve-nue Service Form W-8BEN (or successor form), certifying to such Partici-pant's or Lender's legal entitlement at the Closing Date (or, in the case of a Participant or an Assignee, on the date it becomes a Participant or Lender, as the case may be) to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to all interest payments to be made under this Agreement (or, in the case of an assignee Lender, at least as extensive as the assignor Lender), and (ii) agrees, to the extent legally entitled to do so, upon reasonable request by Borrower or the Administrative Agent, to provide to Borrower (for the benefit of Borrower and the Administrative Agent) such other forms as may be required in order to establish the legal entitlement of such Participant or Lender to an exemption from, or reduction in, withholding with respect to payments under this Agreement. Notwithstanding any provision of this subsection
4.11 or subsection 4.9(d) to the contrary, Borrower shall have no obliga-tion to pay any amount to or for the account of any Participant or Lender (or the Eurodollar Lending Office of any Participant or Lender) on account of any Taxes pursuant to this subsection 4.11, to the extent that such amount results from the failure of any Participant or Lender to comply with its obligations pursuant to this subsection 4.11(d)(iv).
(e)  A certificate in reasonable detail as to any amounts sub-
mitted by such Lender, through the Administrative Agent, to Borrower, shall be conclusive in the absence of manifest error. The covenants contained in this subsection 4.11 shall survive the termination of this Agreement and repayment of the Loans.
4.12.  Indemnity.  Borrower agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense (but (x) without du-plication of any amounts payable as default interest and (y) excluding any loss of anticipated profits) which such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing after Borrower has given a notice in accordance with subsection 4.1 or in making a conver-sion of Alternate Base Rate Loans to Eurodollar Loans or in continuing Eurodollar Loans as such, in either case, after Borrower has given notice in accordance with subsection 4.2, (b) default by Borrower in making any prepayment after Borrower has given a notice in accordance with subsection
4.4 or (c) a payment or prepayment of a Eurodollar Loan or conversion (in-cluding without limitation, as a result of subsection 4.4 and/or a conver-sion pursuant to subsection 4.10) of any Eurodollar Loan into an Alternate Base Rate Loan, in either case on a day which is not the last day of an In-terest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder (but excluding loss of profit). This covenant shall survive ter-mination of this Agreement and repayment of the Loans.
4.13.  Repayment of Loans; Evidence of Debt.  (a)  Borrower
hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolv-ing Credit Loan of such Lender on the Revolving Credit Termination Date,
(ii) the principal amount of the Tranche B Term Loan of such Lender, in in-stallments, payable on each Tranche B Installment Payment Date, in accor-dance with subsection 4.4(c) (or the then unpaid principal amount of such Tranche B Term Loan on the date that the Tranche B Term Loans become due and payable pursuant to Section 9 or has been reduced in accordance with subsection 4.4(d)), and (iii) the then unpaid principal amount of the Swing Line Loans of the Swing Line Lender on the Revolving Credit Termination Date. Borrower hereby further agrees to pay interest on the unpaid princi-pal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and on the dates set forth in subsection 4.4.
(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c)  The Administrative Agent shall maintain the Register pur-
suant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan and Tranche B Term Loan made hereunder, the Type thereof and each Interest Pe-riod applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administra-tive Agent hereunder from Borrower and each Lender's share thereof.
(d)  The entries made in the Register and the accounts of each
Lender maintained pursuant to subsection 4.13(b) shall, to the extent per-mitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made to Borrower by such Lender or to repay any other obligations in accor-dance with the terms of this Agreement.
(e)  Borrower agrees that, upon the request to the Administra-
tive Agent by any Lender, Borrower will execute and deliver to such Lender
(i) a promissory note of Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A with appropriate inser-tions as to date and principal amount (a "Revolving Credit Note"), (ii) a promissory note of such Borrower evidencing the Tranche B Term Loan of such Lender, substantially in the form of Exhibit B with appropriate insertions as to date and principal amount (a "Tranche B Term Note"), and/or (iii) in the case of the Swing Line Lender, a promissory note of Borrower evidencing the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit C with appropriate insertions as to date and principal amount (the "Swing Line Note").
4.14.  Replacement of Lenders.  In the event any Lender or the
Issuing Lender is a Non-Funding Lender, exercises its rights pursuant to subsection 4.10 or requests payments pursuant to subsections 3.10 or 4.11, Borrower may require, at Borrower's expense (including payment of any proc-essing fees under subsection 11.6(e)) and subject to subsection 4.12, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with subsection 11.6) all of its in-terests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and its Notes and its interest in the Letters of Credit) to a bank, financial in-stitution or other entity specified by Borrower; provided that (i) such as-signment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) Borrower shall have received the written consent of the Administrative Agent, which con-sent shall not unreasonably be withheld, to such assignment, (iii) Borrower shall have paid to the assigning Lender or the Issuing Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to subsections 3.10, 4.10, 4.11 and 4.12) and (iv) in the case of a required assignment by the Issuing Lender, the Letters of Credit shall be canceled and returned to the Issuing Lender.
SECTION 5.	REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lender to issue, and the Par-ticipating Lenders to participate in, the Letters of Credit, Borrower hereby represents and warrants to each Lender and the Administrative Agent as of the Closing Date and as of the date of the making of any extension of credit hereunder:
5.1.  Financial Condition.  (a)  The audited consolidated bal-
ance sheet of Borrower as of December 31, 1999, 2000 and 2001, and the re-lated consolidated income statements and statements of cash flows and stockholders' equity for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP relating thereto, have been prepared by Borrower in accordance with GAAP and present fairly, in all material respects, the financial condition of Borrower as at such dates, and the results of operations and cash flows of Borrower for the fiscal years then ended.
(b)  The unaudited consolidated balance sheet of Borrower and related consolidated income statements and statements of stockholders' eq-uity and cash flows for the nine month period ended September 30, 2002 have been prepared by Borrower in accordance with the same accounting principles and procedures employed in connection with the financial statements de-scribed in the preceding clause (a) and presents fairly, in all material respects, the financial condition of Borrower at such date and the results of operations and cash flow of Borrower for such nine month period, except for the absence of footnotes and normal year-end adjustments.
(c)  Except as set forth in Schedule 5.1(c), in the financial statements or other information referred to in subsections 5.1(a) and (b), as of the Closing Date, there are no material liabilities of Borrower or any of its Subsidiaries of any kind (including, without limitation, li-abilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives) re-quired to be set forth on a balance sheet or in the notes thereto prepared in accordance with GAAP, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liabil-ity.
5.2.  No Change.  Since December 31, 2001, there has been no change, development or event which, individually or when taken together with all other circumstances, changes or events, has had, or would reasona-bly be expected to have, a Material Adverse Effect.
5.3.  Existence; Compliance with Law.  Except as disclosed in
Schedule 5.3, each of Borrower and its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its incorpora-tion, (b) has full power and authority and possesses all governmental fran-chises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its prop-erties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Material Adverse Effect, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify, individually or in the aggregate, would not have a Material Adverse Effect and (d) is in compliance with all applicable statutes, laws, ordinances, rules, orders, permits and regulations of any Governmental Authority or instrumentality, domestic or foreign (including, without limitation, those related to Haz-ardous Materials and substances), except where noncompliance individually or in the aggregate, would not have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that Borrower or any of its Sub-sidiaries is not in compliance with federal, state, local or foreign laws, ordinances, rules and regulations except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.4.  Power; Authorization.  Each of Borrower and its Re-
stricted Subsidiaries has the power and authority to execute, deliver and perform each of the Credit Documents to which it is a party, and Borrower has the power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each of Borrower and its Restricted Subsidiaries has taken all necessary action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and Borrower has taken all necessary action to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by Bor-rower or any of its Restricted Subsidiaries, or for the validity or en-forceability in accordance with its terms against Borrower or any of its Restricted Subsidiaries, of any Credit Document except for (i) consents, authorizations and filings which have been obtained or made and are in full force and effect, (ii) such consents, authorizations and filings which the failure to obtain or perform, individually or in the aggregate, would not have a Material Adverse Effect and (iii) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents.
5.5.  Enforceable Obligations.  This Agreement has been, and each of the other Credit Documents and any other agreement to be entered into by any Credit Party pursuant to each of the Transaction Documents will be, duly executed and delivered on behalf of each Credit Party that is party thereto. This Agreement and each of the Transaction Documents each constitute, and each of the other Credit Documents and any other agreement to be entered into by any Credit Party pursuant to the Transaction Docu-ments will constitute upon execution and delivery thereof, the legal, valid and binding obligation of each Credit Party that is party thereto, and is or will be enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bank-ruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
5.6.  No Legal Bar.  The execution, delivery and performance of each Credit Document and the incurrence or issuance of and use of the pro-ceeds of the Loans and of drawings under the Letters of Credit and the Transactions (a) will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon Borrower or any of its Subsidiar-ies or any of their respective properties or assets, in any manner which, individually or in the aggregate, would have a Material Adverse Effect, and
(b) will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and Permitted Liens.
5.7.  No Material Litigation.  Except as disclosed in Schedule
5.7, no lawsuits, claims, proceedings or investigations are pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any of their respective properties, assets, op-erations or businesses which have had, or are reasonably likely to have, a Material Adverse Effect.
5.8.  Investment Company Act.  Neither Borrower nor any Sub-
sidiary of Borrower is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).
5.9.  Federal Regulation.  The extensions of credit hereunder will not be used for "buying" or "carrying" any Margin Stock within the re-spective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. Following application of the proceeds of each extension of credit hereunder, not more than 25 percent of the value of the assets of any Credit Party will be Margin Stock. None of Borrower or any of its Sub-sidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the United States Public Utility Holding Company Act of 1935, as amended. No Credit Party is subject to regulation under any law or regulation which limits its ability to incur Indebtedness, other than Regulation X of the Board.
5.10.  No Default.  Except as disclosed in Schedule 5.10, Bor-
rower and each of its Subsidiaries have performed all material obligations required to be performed by them under their respective Contractual Obliga-tions (including after giving effect to the Transactions) and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default, individually or in the aggregate, would not have a Mate-rial Adverse Effect. Neither Borrower nor any Subsidiary of Borrower (in-cluding after giving effect to the Transactions) is in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults would not, individually or in the aggregate, have a Material Adverse Effect.
5.11.  Taxes.  Except as disclosed in Schedule 5.11, each of
Borrower and its Restricted Subsidiaries (including after giving effect to the Transactions) (i) has filed or caused to be filed all material tax re-turns which are required to be filed (and all such tax returns were true and correct in all material respects when and as filed) and (ii) has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (x) the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of Borrower or its Subsidiaries (including after giving effect to the Transactions), as the case may be, or (y) which would not, individu-ally or in the aggregate, have a Material Adverse Effect).
5.12.  Subsidiaries.  After giving effect to the consummation of the Transactions, the Subsidiaries of Borrower, their jurisdictions of incorporation and their owners (by holder and parent interest) on the Clos-ing Date shall be as set forth on Schedule 5.12.
5.13.  Ownership of Property; Liens.  As of the Closing Date
and as of the making of any extension of credit hereunder (subject to transfers and dispositions of property permitted under subsection 8.5), each of Borrower and its Subsidiaries has good and valid title to all of its material assets (other than (x) real property or interests in real property and (y) minor irregularities or deficiencies in title which, indi-vidually or in the aggregate, would not have a Material Adverse Effect) in each case free and clear of all Liens except Permitted Liens. With respect to real property or interests in real property, as of the Closing Date, each of Borrower and its Subsidiaries has (i) good and marketable fee title to all of the real property owned by it, which real property is listed on
Schedule 5.13 under the heading "Fee Properties" (each, a "Fee Property"), and (ii) good and valid title to the leasehold estates in all of the real property leased by it, which leased real property is listed on Schedule
5.13 under the heading "Leased Properties" (each, a "Leased Property"), in each case, free and clear of all Liens of any nature whatsoever, except
(a) Permitted Liens and (b) as to Leased Property, the terms and provisions of the respective lease therefor, including, without limitation, the mat-ters set forth on Schedule 5.13, and any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Fee Properties and the Leased Properties constitute, as of the Closing Date, all of the real property owned in fee or leased by Borrower and its Sub-sidiaries.
5.14.  ERISA.  (a)  No ERISA Event has occurred or is reasona-
bly expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasona-bly be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Ac-counting Standards No. 87) did not, as of the date of the most recent fi-nancial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Pension Plans. Each ERISA Entity is in compliance in all material respects with the pres-ently applicable provisions of ERISA and the Code with respect to each Em-ployee Benefit Plan, other than failures to comply the liability for which could not, taken as a whole, reasonably be expected to result in a Material Adverse Effect. Using actuarial assumptions and computation methods con-sistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, neither Bor-rower nor any of its Subsidiaries maintain or contribute to any plan, pro-gram, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States.
(b)  If applicable, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, other than failures to comply the liability for which could not, taken as a whole, reasonably be expected to result in a Material Ad-verse Effect. Neither Borrower nor any Subsidiary has incurred any mate-rial obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of Borrower or any Subsidiary on the basis of actuarial assumptions, each of which is reason-able, did not exceed the current value of the assets of such Foreign Plan by more than $1,000,000, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued in all material re-spects.
5.15.  Collateral Documents.  (a)  Upon execution and delivery thereof by the parties thereto, the Collateral Agreement will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the pledged stock described therein and, when stock certificates representing or constituting the pledged stock described in the Collateral Agreement are delivered to the Administrative Agent, such security interest shall consti-tute a perfected first lien on, and security interest in, all right, title and interest of the pledgor party thereto in the pledged stock described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein).
(b)  Upon execution and delivery thereof by the parties
thereto, the Collateral Agreement will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein), and UCC financing statements have been filed in each of the jurisdictions listed on Schedule 5.15(b), or arrangements have been made for such filing in such jurisdictions, and upon such filing, and upon the taking of possession by the Administrative Agent of any such collateral the security interests in which may be perfected only by possession (to the extent possession by the Administrative Agent is required by the Collateral Agreement), such security interests will, subject to the existence of Per-mitted Liens, constitute perfected first priority liens on, and security interests in, all right, title and interest of the debtor party thereto in the collateral described therein, except to the extent that a security in-terest cannot be perfected therein by the filing of a financing statement or the taking of possession under the UCC of the relevant jurisdiction (or, if a security interest can be perfected only by possession, to the extent possession by the Administrative Agent is not required pursuant to the Col-lateral Agreement).
(c)  Upon execution and delivery thereof by the relevant Credit
Party, each Mortgage will be effective to create in favor of the Adminis-trative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein, and upon recording the Mortgages in the jurisdiction in which the property covered by such Mortgage is located, such security interests will, subject to the existence of Permitted Liens, constitute first priority liens on, and per-fected security interests in, all rights, title and interest of the debtor party thereto in the collateral described therein.
5.16.  Copyrights, Patents, Permits, Trademarks and Licenses.
Schedule 5.16 sets forth a true and complete list as of the Closing Date of all registered Intellectual Property and, with respect to registered trade-marks (if any), contains a list of all jurisdictions in which such trade-marks are registered or applied for and all registration and application numbers. Except as disclosed in Schedule 5.16, Borrower or one of its Sub-sidiaries owns or has the right to use, the Intellectual Property and ap-plications therefor referred to in such Schedule. Except as disclosed in
Schedule 5.16, no claims are pending by any Person with respect to the own-ership, validity, enforceability or Borrower's or any Subsidiary's use of the Intellectual Property, or applications therefor, challenging or ques-tioning the validity or effectiveness of any of the foregoing, in any ju-risdiction, domestic or foreign, except to the extent such claims, indi-vidually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.17.  Environmental Matters.  Except as disclosed in Schedule
5.17 and except for matters or circumstances that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse
Effect:
(a)  the properties owned, leased, or otherwise operated by
Borrower or any of its Subsidiaries do not contain, and have not pre-viously contained, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts or concentrations that constitute a violation by Borrower or any of its Restricted Subsidiaries of, or could reasonably be ex-
pected to give rise to liability on the part of Borrower or any of its Restricted Subsidiaries under, Environmental Laws;
(b)  the properties owned or leased, or otherwise operated by
Borrower or any of its Restricted Subsidiaries and all operations and facilities at such properties are in compliance with all Environ-
mental Laws, and there is no Hazardous Material at, on, under or ema-nating from any such properties, or violation of any Environmental
Law which could interfere with the continued operation of, or impair the otherwise fair saleable value of, such properties;
(c)  neither Borrower nor any Restricted Subsidiary of Borrower has received or is aware of any written complaint, notice of viola-
tion, alleged violation, or notice of investigation or of potential liability under Environmental Laws with regard to Borrower or its Re-stricted Subsidiaries, or any properties owned, leased or otherwise operated by any of them, nor does Borrower or any of its Restricted Subsidiaries have knowledge that any such action is being contem-
plated, considered or threatened;
(d)  Hazardous Materials have not been generated, treated,
stored or disposed of at, on or under any properties presently or formerly owned, leased, or otherwise operated by Borrower or any of its Restricted Subsidiaries, nor have any Hazardous Materials been transported from any such property, or come to be located at any other property, in violation of or in a manner that could reasonably be expected to give rise to liability on the part of Borrower or any of its Restricted Subsidiaries under any Environmental Laws;
(e)  there are no administrative actions or judicial proceed-
ings pending or, to the best knowledge of Borrower, threatened under any Environmental Law to which Borrower or any of its Restricted Sub-sidiaries is or would be a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other or-
ders or agreements to which Borrower or any of its Restricted Sub-sidiaries is a party which could reasonably be expected to result in liability or costs on the part of Borrower or any of its Restricted Subsidiaries under any Environmental Law;
(f)  no Lien has been asserted or recorded, or to the knowledge of Borrower threatened, under any Environmental Law with respect to any Real Property or assets of Borrower or any of its Restricted Sub-
sidiaries;
(g)  no Real Property is (x) listed or proposed for listing on the National Priorities List under the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as
amended ("CERCLA"), or (y) listed on the Comprehensive Environmental Response, Compensation and Liability Information System List promul-
gated pursuant to CERCLA, or (z) included on any similar list main-
tained by any Governmental Authority; and
(h)  neither Borrower nor any of its Subsidiaries is currently conducting any response or other corrective action pursuant to any Environmental Law with respect to any Real Property or any other lo-cation.
5.18.  Accuracy and Completeness of Information.  The factual statements contained in the financial statements referred to in subsection 5.1, the Confidential Memorandum dated December 2002 delivered to the Lend-ers in connection with the syndication of the Loans and the Commitments (the "Confidential Information Memorandum"), the Credit Documents (includ-ing the schedules thereto), each of the Transaction Documents and any other certificates or documents furnished or to be furnished to the Administra-tive Agent or the Lenders as updated from time to time in connection with this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such statements not misleading in light of the circumstances in which they were made; provided that with respect to projected or pro forma financial information, Borrower represents only that such information has been and will be prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time. There is no fact known to any Credit Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Credit Documents, in the Confidential Information Memorandum or in any other documents, certifi-cates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Credit Documents. Borrower understands that all such statements, representations and warranties shall be deemed to have been relied upon by the Lenders as a material inducement to make each extension of credit hereunder.
5.19.  Labor Matters.  Except as disclosed in public filings with the SEC, there is (i) no unfair labor practice complaint pending against Borrower or any of its Restricted Subsidiaries or, to the knowledge of Borrower, threatened against Borrower or any of its Restricted Subsidi-aries, before the National Labor Relations Board or any other Governmental Authority, and no grievance or arbitration proceeding arising out of or un-der any collective bargaining agreement is so pending against Borrower or any of its Restricted Subsidiaries or, to the knowledge of Borrower, threatened against Borrower or any of its Restricted Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending against Borrower or any of its Subsidiaries or, to the knowledge of Borrower, threatened against Borrower or any of its Restricted Subsidiaries and (iii) to the knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Restricted Subsidiaries and, to the knowledge of Borrower, no union organizing activities are taking place, ex-cept such as would not, with respect to any matter specified in clause (i),
(ii) or (iii) above, individually or in the aggregate, have a Material Ad-verse Effect.
5.20.  Solvency.  Upon giving effect to the issuance of the
Notes, the execution of the Credit Documents by Borrower and its Subsidiar-ies and the consummation of the transactions contemplated hereby and the Transactions, each Credit Party will be Solvent as of the Closing Date.
5.21.  Use of Proceeds.  Borrower will use the proceeds of
(i) all Tranche B Term Loans to finance the Transactions and pay related fees and expenses and (ii) Revolving Credit Loans after the Closing Date to provide for the ongoing working capital and general corporate purposes of Borrower and its Subsidiaries (it being understood that no Revolving Credit Loans shall be made on the Closing Date).
SECTION 6.	CONDITIONS PRECEDENT
6.1.  Conditions to Initial Loans and Letters of Credit.  The
obligation of each Lender to make its Loans, and the obligation of the Is-suing Lender to issue any Letter of Credit, on the Closing Date are subject to the satisfaction, or waiver by such Lender, immediately prior to or con-currently with the making of such Loans or the issuance of such Letters of Credit, as the case may be, of the following conditions:
(a)  Agreement; Notes.  The Administrative Agent shall have re-
ceived (i) a counterpart of this Agreement for each Lender duly exe-
cuted and delivered by a duly authorized officer of Borrower, (ii)
for the account of each Revolving Credit Lender requesting the same pursuant to subsection 4.13(e), a Revolving Credit Note of Borrower conforming to the requirements of this Agreement and executed by a duly authorized officer of Borrower, (iii) for the account of each
Tranche B Term Loan Lender requesting the same pursuant to subsection 4.13(e), a Tranche B Term Note, conforming to the requirements of this Agreement and executed by a duly authorized officer of Borrower, and (iv) if requested by Swing Line Lender, for the account of Swing
Line Lender, a Swing Line Note, conforming to the requirements of this Agreement and executed by a duly authorized officer of Borrower.
(b)  Transactions.  The Lead Arranger shall have reviewed, and be reasonably satisfied with, the final terms and conditions and the documentation relating to the Transactions.
(c)  [Reserved]
(d)  Financial Statements.  The Lead Arranger shall have re-
ceived the financial statements described in subsection 5.1 no later than three Business Days before the Closing Date and such financial statements shall be in form and scope reasonably satisfactory to the
Lead Arranger and shall not be materially inconsistent with the fi-
nancial statements previously provided to the Lead Arranger.
(e)  Fees.  The Administrative Agent and the Lead Arranger
shall have received all costs, fees, expenses (including, without limitation, the invoiced fees and expenses of Cahill Gordon & Rein-
del, counsel for the Administrative Agent and the Lead Arranger and
of other legal counsel for the Administrative Agent) and other con-sideration presented for payment required to be paid on or before the Closing Date.
(f)  Lien Searches; Lien Perfection.  (i) The Administrative
Agent shall have received the results of a search of UCC, tax and judgment filings made with respect to Borrower and its Subsidiaries in the jurisdictions set forth on Schedule 6.1(f)(i), together with copies of financing statements disclosed by such searches and such searches shall disclose no Liens on any assets encumbered by any Se-
curity Document, except for Liens permitted hereunder or, if unper-
mitted Liens are disclosed, the Administrative Agent shall have re-
ceived satisfactory evidence of the release of such Liens, (ii) the Administrative Agent shall have the results of intellectual property searches described on Schedule 6.1(f)(ii), together with copies of
Liens disclosed thereby and such searches shall disclose no Liens on any intellectual property encumbered by any Security Document except for Liens permitted hereunder or if unpermitted Liens are disclosed, the Administrative Agent shall have received satisfactory evidence of the release of such Liens, and (iii) the Administrative Agent shall have received duly executed financing statements on Form UCC-1 and other instruments, necessary or, in the reasonable opinion of the Ad-ministrative Agent, desirable to perfect the Liens created by the Se-curity Documents.
(g)  Collateral Agreement.  The Administrative Agent shall have received the Collateral Agreement executed and delivered by a duly authorized officer of the parties thereto, together with (i) stock certificates representing 100% of all issued and outstanding certifi-
cated shares of Capital Stock of each Subsidiary of Borrower, and un-
dated stock powers for each certificate, executed in blank and deliv-
ered by a duly authorized officer of the applicable pledgor and
(ii) all intercompany notes evidencing loans made by any Credit Party to any other Credit Party or any other Subsidiary, together with in-struments of transfer or assignment executed in blank with respect thereto.
(h)  Landlord Lien Waivers.  With respect to each Leased Prop-
erty set forth on Schedule 6.1(h), the Administrative Agent shall have received a landlord lien waiver and access agreement substan-
tially in the form of Exhibit Q (or a written replacement and exten-
sion satisfactory to the Administrative Agent of the landlord lien waiver in place under the Existing Credit Agreement), with such changes as shall be reasonably acceptable to the Administrative
Agent.
(i)  [Reserved]
(j)  Legal Opinions. The Administrative Agent shall have re-
ceived, dated the Closing Date and addressed to the Administrative
Agent, the Lead Arranger and the Lenders (i) an opinion of Brobeck,
Phleger & Harrison LLP, New York counsel to the Credit Parties, in the form of Exhibit K and (ii) an opinion of Stoel Rives LLP in form and substance reasonably satisfactory to the Administrative Agent.
(k)  Closing Certificate.  The Administrative Agent shall have received a Closing Certificate of each Credit Party dated the Closing
Date, in substantially the form of Exhibit L, with appropriate inser-
tions and attachments, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, executed by the Presi-
dent or any Vice President and the Secretary or any Assistant Secre-
tary (or other appropriate officers or representatives) of Borrower and its Subsidiaries, respectively.
(l)  Solvency Certificate.  The Administrative Agent shall have received an Officers' Certificate of Borrower, substantially in the form of Exhibit O, together with such other evidence reasonably re-
quested by the Lenders, confirming the Solvency of Borrower and its Subsidiaries on a consolidated basis after giving effect to the con-summation of the Transactions.
(m)  Insurance.  The Administrative Agent shall have received
(i) a schedule describing all insurance (including but not limited to business interruption insurance) maintained by Borrower and its Sub-sidiaries pursuant to subsection 7.5 and (ii) certificates (or other customary evidence as to the obtaining and maintenance by Borrower of such insurance at the Closing Date) for each policy set forth on such schedule insuring against casualty and other customary risks.
(n)  Perfection Certificate.  The Administrative Agent shall have received the Perfection Certificate, substantially in the form of Exhibit M, duly authorized, executed and delivered by Borrower.
(o)  Indebtedness.  Other than as set forth on Schedule 8.1(a), after giving effect to the Transactions, on the Closing Date, none of Borrower or any of its Subsidiaries shall have (i) any issued and outstanding Preferred Stock or (ii) any Indebtedness for borrowed money other than (x) under the Credit Documents and (y) under the
2011 Notes.
(p)  Material Adverse Change.  Since December 31, 2001, there shall have been no change, event or development (whether or not cov-
ered by insurance) which has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations, properties, condition (financial or otherwise) or prospects of Borrower and its Subsidiar-
ies, taken as a whole.
(q)  Officers' Certificate.  The Administrative Agent shall
have received an Officers' Certificate of Borrower, dated the Closing
Date, (i) to the effect set forth in subsections 6.2(a) and (b) and
(ii) to the effect that all conditions precedent to the making of such initial Loans (except any such condition precedent the satisfac-
tion of which is to be satisfactory to, or subjectively determined by, the Administrative Agent, the Lead Arranger or any other Agent or Lender) have been satisfied or waived.
(r) Control Agreements.  The Administrative Agent shall have received a Control Agreement, substantially in the form of Exhibit R, duly authorized, executed and delivered by the parties thereto, with respect to each Bank Account and Securities Account set forth on
Schedule 6.1(r).
6.2.  Conditions to All Loans and Letters of Credit.  The obli-
gation of (x) each Lender to make any Loan (other than any Revolving Credit Loan (i) the proceeds of which are to be used to repay Refunded Swing Line Loans or (ii) to be made as contemplated by the last two sentences of sub-
section 3.8, which shall be made unless an event of the type described in paragraph (f) of Section 9 has occurred and is continuing) and (y) the Is-suing Lender to issue any Letter of Credit, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:
(a)  Representations and Warranties.  Each of the representa-
tions and warranties made in or pursuant to Section 5 or which are contained in any other Credit Document shall be true and correct in all material respects (or if any representation or warranty is al-
ready qualified by materiality, in all respects) on and as of the date of such Loan or of the issuance of such Letter of Credit as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects (or respects, as aforesaid) as of such earlier date).
(b)  No Default or Event of Default.  No Default or Event of
Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Loan to be made or such Letter of
Credit to be issued on such Borrowing Date.
Each borrowing by Borrower hereunder and the issuance of each Letter of Credit by the Issuing Lender hereunder shall constitute a representation and warranty by Borrower as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) and of this subsection 6.2 have been satisfied.
SECTION 7.	AFFIRMATIVE COVENANTS
Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been depos-ited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or un-der any of the other Credit Documents, it shall, and, in the case of the agreements contained in subsections 7.3 through 7.6, and 7.8 through 7.11, Borrower shall cause each of its Subsidiaries (other than Unrestricted Sub-sidiaries, except as specified below) to:
7.1.  Financial Statements.  Furnish to the Administrative
Agent (which the Administrative Agent shall promptly furnish to each
Lender):
(a)  as soon as available, but in any event within 95 days af-
ter the end of each fiscal year of Borrower to end after the Closing
Date, a copy of the consolidated balance sheet of Borrower and its consolidated Restricted Subsidiaries and a similar consolidating fi-nancial statement for Borrower and its Subsidiaries, in each case as at the end of such fiscal year and the related consolidated state-
ments of stockholders' equity and cash flows and the consolidated statements of income of Borrower and its Restricted Subsidiaries and a similar consolidating financial statement for Borrower and its Sub-sidiaries, in each case for such fiscal year, setting forth in the case of the consolidated statements of income referred to above in comparative form the figures for the previous year and, in the case of the consolidated balance sheet referred to above, reported on, without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, by inde-
pendent certified public accountants of nationally recognized stand-
ing; and
(b)  as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of Borrower to end after the Closing Date, the unau-
dited consolidated balance sheet of Borrower and its Restricted Sub-sidiaries and a similar consolidating financial statement for Bor-
rower and its Subsidiaries, in each case as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of Borrower and its Restricted Subsidiaries and a similar consolidating financial statement for Borrower and its Sub-sidiaries, in each case for such quarterly period and the portion of the fiscal year of Borrower through such date, setting forth in the case of the consolidated statements of income referred to above in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, certified by the chief financial officer, controller or treasurer of Borrower as being fairly stated in all material respects;
all such financial statements described in this subsection 7.1 to be com-plete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments and the absence of foot-notes) and to be prepared in reasonable detail and in accordance with GAAP.
7.2.  Compliance Certificates; Other Information.  Furnish to
the Administrative Agent, which the Administrative Agent shall promptly de-liver or distribute to each Lender:
(a)  concurrently with the delivery of the financial statements referred to in subsection 7.1, a certificate of the chief financial officer or treasurer of Borrower stating that, to the best of such officer's knowledge, during such period
	(i)	no Subsidiary has been formed or acquired (or, if
any such Subsidiary has been formed or acquired, Borrower has complied with the requirements of subsection 7.9),
	(ii)	neither Borrower nor any of its Restricted Subsidi-
aries has changed its name or jurisdiction of organization
without complying with the requirements of this Agreement and the Security Documents with respect thereto,
	(iii)	each of Borrower and its Restricted Subsidiaries
has observed or performed in all material respects all of the covenants and other agreements, and satisfied every material condition, contained in this Agreement, the Notes, the Security
Documents and the other Credit Documents to be observed, per-
formed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default, in each case, except as specified in such certificate, and
	(iv)	showing in detail as of the end of the related ac-
counting period the figures and calculations supporting such statement in respect of subsection 8.1(d)(iii), subsections
8.3(b) and (c)(ii) and subsections 8.6(f), 8.6(g), 8.6(h), 8.7,
8.9, 8.10, 8.11 and 8.12(c);
(b)  promptly upon receipt thereof, copies of all final reports submitted to Borrower or to any of its Subsidiaries (including Unre-stricted Subsidiaries) by independent certified public accountants in connection with each annual, interim or special audit of the books of Borrower or any of its Subsidiaries (including Unrestricted Subsidi-
aries) made by such accountants, and, upon the request of any Lender (through the Administrative Agent), any final comment letter submit-
ted by such accountants to management in connection with their annual audit;
(c)  promptly upon their becoming available, copies of all fi-
nancial statements, reports, notices and proxy statements sent or made available to the public generally by Borrower or any of its Sub-sidiaries (including Unrestricted Subsidiaries), if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Borrower or any of its Sub-sidiaries (including Unrestricted Subsidiaries) with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions (excluding in each case any exhibits thereto, which shall be promptly furnished to the Administrative Agent upon its request);
(d)  promptly, such additional financial and other information
(including in respect of any Unrestricted Subsidiary) as any Lender may from time to time reasonably request (through the Administrative
Agent);
(e)  furnish to the Administrative Agent as soon as available, but in any event not later than 50 days after the beginning of each fiscal year of Borrower to end after the Closing Date to which such budget relates, a preliminary consolidated operating budget for Bor-
rower and its Restricted Subsidiaries taken as a whole; and as soon as available, any material revision to or any final revision of any such preliminary annual operating budget or any such consolidated op-erating budget; and
(f)  within 30 days of the acquisition by Borrower or one of its wholly owned Restricted Subsidiaries of any Real Property, to-
gether with any improvements thereon, that has a fair market value of at least $5,000,000, written notice of such acquisition.
7.3.  Payment of Obligations.  Pay, discharge or otherwise sat-
isfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature, except
(a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a Material Adverse Effect, (c) for trade payables, accounts payable and other payables such as accrued revenue sharing payables in the ordinary course of business which are not overdue for a period of more than 120 days or, if overdue for more than 120 days, as to which the vendor has consented (whether by written agreement or by implied consent) as to the extension of terms or a dispute exists and adequate reserves in conformity with GAAP have been established on the books of Borrower or any of its Sub-sidiaries, as the case may be, and (d) in the event any failure to dis-charge or otherwise satisfy any such obligation or liability results in the incurrence of a Lien against any of the collateral, such Lien and the con-test thereof shall satisfy the Contested Collateral Lien Conditions. This covenant applies to Unrestricted Subsidiaries.
7.4.  Conduct of Business and Maintenance of Existence.  Except
as disclosed in Schedules 5.3 and 5.16 and as otherwise permitted by sub-sections 8.4 and 8.5, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its busi-ness except for rights, privileges, franchises, copyrights, patents, trade-marks and trade names the loss of which would not, in the aggregate, have a Material Adverse Effect; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.
7.5.  Maintenance of Property; Insurance.  (a)  Keep all prop-
erty and assets useful and necessary in its business in good working order and condition (ordinary wear and tear excepted);
(b)  Subject to the other provisions of this subsection 7.5 and in addition to the obligation to maintain flood insurance as required by subsection 7.5(g), maintain with financially sound and reputable insurance companies insurance on all its property and assets in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks (but including, in any event, general liability and prop-erty insurance (including business interruption) and such other insurance against such risks as the Administrative Agent may from time to time rea-sonably require) as are usually insured against in the same general area by, companies engaged in the same or a similar business, and furnish to each Lender, upon written request of any Lender (made through the Adminis-trative Agent), full information as to the insurance carried;
(c)  Each insurance policy described in subsection 7.5(b) shall provide that (i) it may not be materially modified, reduced, cancelled or otherwise terminated without at least thirty (30) days' prior written no-tice to the Administrative Agent; (ii) the Administrative Agent is permit-ted to pay any premium therefor within thirty (30) days after receipt of any notice stating that such premium has not been paid when due; (iii) to the extent such insurance policy constitutes property insurance, the Admin-istrative Agent shall be named as loss payee, pursuant to a standard non-contributory New York mortgagee endorsement and shall be in an amount at least sufficient to prevent coinsurance liability; and (v) with respect to liability insurance, the Administrative Agent shall be named as an addi-tional insured;
(d)  At least five (5) Business Days prior to the expiration of any insurance policy or policies required by this subsection 7.5, the ap-plicable Credit Party shall deliver to the Administrative Agent such insur-ance policy or policies renewing or extending such expiring insurance pol-icy or policies, renewal or extension insurance certificates or other rea-sonable evidence of renewal or extension providing that such insurance pol-icy or policies are in full force and effect, in each case, as shall be reasonably satisfactory to the Administrative Agent;
(e)  No Credit Party will purchase separate insurance policies concurrent in form or contributing in the event of loss with the insurance policies described in subsection 7.5(b), unless the Administrative Agent is included thereon as an additional insured or, if applicable, as a loss payee. The applicable Credit Party will promptly notify the Administrative Agent whenever any such separate insurance policy is obtained and shall promptly deliver to the Administrative Agent the insurance policy or insur-ance certificate evidencing such insurance, in each case as shall be rea-sonably satisfactory to the Administrative Agent;
(f)  In the event that the proceeds of any insurance claim are paid after the Administrative Agent has exercised its right to foreclose after an Event of Default such proceeds shall be paid to the Administrative Agent to satisfy any deficiency remaining after such foreclosure; and
(g) Obtain flood insurance in such total amount as the Adminis-
trative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Real Property covered by a Mortgage is designated a "flood hazard area" in any Flood In-surance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insur-ance Program as set forth in the Flood Disaster Protection Act of 1975, as amended from time to time.
7.6.  Inspection of Property; Books and Records; Discussions.
Keep proper books of record and account in which full, true and correct en-tries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in confor-mity with GAAP and all Requirements of Law; and permit representatives of the Administrative Agent or any Lender upon reasonable notice (made through the Administration Agent and no more frequently than quarterly unless a De-fault or Event of Default shall have occurred and be continuing) to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records at any reasonable time and upon reason-able notice, and to discuss the business, operations, assets and financial and other condition of Borrower and its Subsidiaries with officers and em-ployees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer or the treasurer of Borrower.
7.7.  Notices.  Promptly give notice to the Administrative
Agent (to be distributed by the Administrative Agent to the Lenders):
(a)  of the occurrence of any Default or Event of Default;
(b)  of any (i) default or event of default under any instru-
ment or other agreement, guarantee or collateral document of Borrower or any of its Subsidiaries (including Unrestricted Subsidiaries)
which default or event of default has not been waived and would have a Material Adverse Effect, or (ii) litigation, investigation or pro-ceeding which may exist at any time between Borrower or any of its Subsidiaries (including Unrestricted Subsidiaries) and any Governmen-
tal Authority, or receipt of any notice of any environmental claim or assessment against Borrower or any of its Subsidiaries (including Un-restricted Subsidiaries) by Governmental Authority, which in any such case would have a Material Adverse Effect;
(c)  of any litigation or proceeding against or insolvency of
Borrower or any of its Subsidiaries (including Unrestricted Subsidi-
aries) (i) in which more than $5,000,000 in the aggregate of the amount claimed is not covered by insurance, (ii) in which injunctive or similar relief is sought which if obtained would have a Material
Adverse Effect;
(d)  promptly, upon the occurrence of any ERISA Event that,
alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower or any of its Subsidiaries (including Unrestricted Subsidiaries) in an aggregate amount exceeding $5,000,000, a written notice specifying the nature thereof, what action the Borrower, its Subsidiaries or other ERISA Entity have taken, are taking or propose to take with re-
spect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer
Plan sponsor with respect thereto;
(e)  upon request by the Administrative Agent, copies of:
(i) each Schedule B (Actuarial Information) to the annual report
(Form 5500 Series) filed by any ERISA Entity with the Internal Reve-
nue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any ERISA Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;
(f)  of a Material Adverse Effect known to Borrower or any of its Subsidiaries (including Unrestricted Subsidiaries); and
(g)  of the creation, formation or acquisition of, or material
Investment in, any Unrestricted Subsidiary.
Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth in reasonable detail the occurrence referred to therein and (in the cases of clauses
(a) through (d)) stating what action (if any) Borrower proposes to take with respect thereto. It is understood that, in an effort to comply with its covenants hereunder, Borrower may from time to time deliver notices of events (including events of the types described above) to the Administra-tive Agent and/or the Lenders, and that the notification of any event or events shall not constitute an admission or determination by Borrower that the event or events covered by such notice have resulted or will result in a Material Adverse Effect.
7.8.  Environmental Laws.  (a)  Except where non-compliance
would not reasonably be expected to result in a Material Adverse Effect
(i) comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its op-erations as conducted and as planned; and (ii) use reasonable efforts to cause all of its tenants, subtenants, contractors, subcontractors, and in-vitees to comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them.
This covenant applies to Unrestricted Subsidiaries.
(b)  Comply with all orders and lawful directives regarding En-
vironmental Laws issued to Borrower or any of its Subsidiaries by any Gov-ernmental Authority, other than such orders and lawful directives (x) as to which an appeal or other challenge has been timely and properly taken in good faith or (y) which would not reasonably be expected to give rise to a Material Adverse Effect. This covenant applies to Unrestricted Subsidiar-ies.
7.9.	Additional Collateral and Guarantees.  (a)  Subject to
subsection 7.9(d), with respect to any assets acquired after the Closing Date by Borrower or any of its Restricted Subsidiaries that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (but in any event excluding any assets described in paragraph (b) of this subsection) promptly (and in any event within 45 days after the acquisition thereof)): (x) execute and deliver to the Adminis-trative Agent such amendments or supplements to the relevant Security Docu-ments or such other documents as the Administrative Agent shall deem neces-sary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such properties or assets subject to no Liens other than Permitted Liens, and (y) take all ac-tions necessary to cause such Lien to be duly perfected to the extent re-quired by such Security Document in accordance with all applicable Require-ments of Law, including, without limitation, the filing of financing state-ments in such jurisdictions as may be reasonably requested by the Adminis-trative Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Adminis-trative Agent shall require to confirm the validity, perfection and prior-ity of the Lien of Security Documents against such after-acquired proper-ties or assets.
(b)  With respect to any Person that is or becomes a wholly
owned Subsidiary (other than (A) any Foreign Subsidiary that is not a di-rect Subsidiary of a Credit Party and (B) any Unrestricted Subsidiary that is not a direct Subsidiary of a Credit Party) that has assets having either book value or fair market value in excess of $2,000,000, promptly (and in any event within 45 days after such Person becomes a Subsidiary or has such assets) (i) deliver to the Administrative Agent the certificates represent-ing the Capital Stock of such Subsidiary (provided that with respect to any Foreign Subsidiary of the Borrower, in no event shall more than 65% of the Capital Stock of any Foreign Subsidiary be subject to any Lien or pledged under any Credit Document), together with undated stock powers executed and delivered in blank by a duly authorized officer of Borrower or such Sub-sidiary, as the case may be, and all intercompany notes owing from such Subsidiary to any Credit Party, and (ii) cause such new Subsidiary (other than any Foreign Subsidiary and other than any Unrestricted Subsidiary)
(x) to become a party to the Subsidiary Guarantee and the Collateral Agree-ment or such comparable documentation which is in form and substance rea-sonably satisfactory to the Administrative Agent, and (y) to take all ac-tions necessary or advisable to cause the Lien created by the Collateral Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.
(c)  If at any time any two or more wholly-owned Subsidiaries in the aggregate not otherwise subject to subsection 7.9(b) have assets having either a book value or fair market value in excess of $10,000,000, then Borrower shall, and shall cause one or more of such Subsidiaries to, comply with subsection 7.9(b) within the time frames set forth in such sub-section so that no two or more such Subsidiaries hold assets having either a book value or fair market value in excess of $10,000,000.
(d)  Upon the written request of the Administrative Agent, Bor-
rower will, and will cause its wholly owned Restricted Subsidiaries to, promptly grant to the Administrative Agent, within 60 days of such request, security interests and Mortgages in such owned Real Property of Borrower and its wholly owned Restricted Subsidiaries that, together with any im-provements thereon, individually have a fair market value of at least $5,000,000, as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by subsection 8.2). In connection with any Mortgage required pursuant to this subsection 7.9(d), the Administrative Agent shall have received within 60 days of the written request of the Administrative Agent (i) a Mortgage in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by a duly authorized officer of the appropriate Credit Party, together with such certificates, affidavits, questionnaires, instruments or returns as shall be required in connection with filing or recordation thereof and to grant a perfected Lien on such Mortgaged Prop-erty, (ii) such UCC-1 Financing Statements and other similar statements as are contemplated by such Mortgage, (iii) policies or certificates of insur-ance as required by the Mortgage relating thereto, which policies or cer-tificates shall comply with the insurance requirements contained in subsec-tion 7.5, (iv) evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgage, (v) a Lender's title policy with respect to each such Mortgage paid for by Bor-rower, issued by Title Company, together with such endorsements (including, without limitation, "tie-in" or "cluster," first loss, last dollar, usury, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, zoning (provided that with respect to zon-ing, Borrower may, in lieu of such endorsement, deliver a zoning compliance letter prepared by the appropriate Governmental Authority or a zoning and site requirement summary report prepared by the Planning and Zoning Re-source Corporation or other similar service reasonably acceptable to the Administrative Agent) and so-called comprehensive coverage over covenants and restrictions), coinsurance and reinsurance as may be reasonably re-quested by the Administrative Agent, in form and substance reasonably ac-ceptable to the Administrative Agent, insuring the Mortgage as a first Lien on the relevant Mortgaged Property and subject only to Permitted Encum-brances and such other Liens expressly agreed to by the Administrative Agent, (vi) such consents, approvals, estoppels, tenant subordination agreements or other instruments as shall be necessary or appropriate in the reasonable judgment of the Administrative Agent in order for the owner or holder of the Fee Property constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Prop-erty and (vii) a Survey with respect to such Mortgaged Property. The Mort-gages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, per-fect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages.
7.10.  Post-Closing Collateral Matters. Unless otherwise ex-
tended by the Administrative Agent in its sole discretion, (a) execute and deliver the documents and complete the tasks set forth on Schedule 7.10, in each case within the time limits and in the manner specified on such sched-ule; and (b) on the earlier of (i) March 31, 2003 and (ii) the date Bor-rower enters into a Direction Letter pursuant to Section 7(f) of the Col-lateral Agreement, execute and deliver to the Administrative Agent a Direc-tion Letter substantially in the form of Exhibit S (or similar agreement in form and substance satisfactory to the Administrative Agent).
7.11.  Compliance with Law.  Conduct its business and affairs in compliance with all Laws applicable thereto except to the extent failure to do so would not, in the aggregate, have a Material Adverse Effect.
7.12.  Security Interests; Further Assurances.  Promptly, upon the reasonable request of Administrative Agent or any Lender, at Borrower's expense, execute, acknowledge and deliver, or cause the execution, acknowl-edgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to other Liens except as permitted by the Security Documents, or obtain any consents. Deliver or cause to be delivered to Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Administrative Agent as Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by Administrative Agent or the Lenders of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifica-tions, instruments and other documents and papers that Administrative Agent or the Lenders may be so required to obtain. If Administrative Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, Borrower shall provide to Administrative Agent appraisals that satisfy the applicable requirements of the Real Es-tate Appraisal Reform Amendments of FIRREA and are in form and substance satisfactory to Administrative Agent.
7.13.  Unrestricted Subsidiary Financial Statements.  All fi-
nancial statements of each Unrestricted Subsidiary distributed to any creditor of an Unrestricted Subsidiary shall clearly state the separateness of such Unrestricted Subsidiary from the Credit Parties.
SECTION 8.	NEGATIVE COVENANTS
Borrower hereby agrees that it shall not, and it shall not per-
mit any of its Subsidiaries (other than any Unrestricted Subsidiaries, ex-cept as expressly specified below) to, directly or indirectly, so long as the Commitments remain in effect or any Loan, Note or L/C Obligation re-mains outstanding and unpaid, any amount remains available to be drawn un-der any Letter of Credit (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administra-tive Agent) or any other amount is owing to any Lender or the Administra-tive Agent hereunder or under any other Credit Document (it being under-stood that each of the permitted exceptions to each of the covenants in this Section 8 is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):
8.1.  Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:
(a)  the Indebtedness outstanding on the Closing Date (other than under the 2004 Notes) and disclosed in Schedule 8.1(a) and the Refinancing of any such Indebtedness, in whole or in part, one or more times, on terms and conditions taken as a whole materially no less favorable to Borrower and its Restricted Subsidiaries or the
Lenders than the Indebtedness being Refinanced (except that the in-
terest rate and fees payable on any such Indebtedness comprising any such Refinancing need only be on market terms);
(b)  Indebtedness consisting of the Loans and in connection
with the Letters of Credit and this Agreement;
(c)  Contingent Obligations, including Interest Rate Agreements entered into in order to fix the effective rate of interest on the
Loans, permitted by subsection 8.3;
(d)  Indebtedness
	(i)	of Borrower to any Subsidiary, and
	(ii)	of any Qualified Subsidiary to Borrower or to any
other Subsidiary, and
	(iii)	of any Foreign Subsidiary or any non-Qualified Sub-
sidiary to Borrower or any other Subsidiary in an aggregate
principal amount at any time outstanding not to exceed in the aggregate for all Foreign Subsidiaries and non-Qualified Sub-
sidiaries $2,000,000 (plus the sum of any amounts dividended or distributed by any Foreign Subsidiary or non-Qualified Subsidi-
ary to Borrower or any Qualified Subsidiary), minus the sum of
(x) the amount of any guarantees of obligations of Foreign Sub-
sidiaries or Non-Qualified Subsidiaries pursuant to subsection
8.3(c)(ii) and (y) the amount of other Investments made in For-
eign Subsidiaries or non-Qualified Subsidiaries pursuant to
subsection 8.6(b)(iii);
(e)  other Indebtedness of Borrower and its Subsidiaries in an aggregate principal amount at any one time outstanding not in excess of $10,000,000;
(f)  Indebtedness of Borrower and its Subsidiaries in respect of Capital Lease Obligations to the extent subsection 8.9 would not be contravened thereby;
(g)  Indebtedness
	(i)	of Borrower or any of its Subsidiaries assumed in
connection with acquisitions permitted by subsection 8.6(j) (so long as such Indebtedness was not incurred in anticipation of such acquisition);
	(ii)	of newly acquired Subsidiaries of Borrower acquired
in such acquisitions (so long as such Indebtedness was not in-
curred in anticipation of such acquisition), and
	(iii)	of Borrower or any of its Subsidiaries owed to the
seller in any acquisition permitted by subsection
8.6(j) constituting part of the purchase price thereof,
all of which Indebtedness permitted by this subsection 8.1(g) shall not exceed in the aggregate at any one time $10,000,000 outstanding, and Refinancings of Indebtedness permitted under this subsection
8.1(g);
(h)  Indebtedness in connection with surety bonds, letters of credit and performance bonds obtained in connection with workers' compensation obligations of Borrower and its Restricted Subsidiaries;
(i)  Indebtedness of Foreign Subsidiaries in an aggregate prin-
cipal amount at any time outstanding not in excess of the equivalent at the date of each incurrence thereof of $2,000,000;
(j)  Indebtedness of Borrower and its Subsidiaries for indus-
trial revenue bonds or other similar governmental and municipal bonds for the deferred purchase price of newly acquired property and to fi-
nance equipment of Borrower and its Restricted Subsidiaries (pursuant to purchase money mortgages or otherwise and whether owed to the seller or a third party) used in the ordinary course of business
(provided that such financing is entered into within 180 days of the acquisition of such property) of Borrower and its Subsidiaries in an amount (based on the remaining balance of the obligations therefor on the books of Borrower and its Subsidiaries) which shall not exceed $5,000,000 in the aggregate at any one time outstanding, and Refi-
nancings of Indebtedness permitted under this subsection 8.1(j);
(k)  Indebtedness of up to $350,000,000 in aggregate principal amount at any one time outstanding under the 2011 Notes and/or in re-
spect of other Subordinated Indebtedness and any Refinancing thereof, in whole or in part, one or more times, on terms and conditions taken as a whole no less favorable to the Borrower and its Restricted Sub-sidiaries or to the Lenders than the 2011 Notes (except that the in-
terest rate and fees payable on any such Indebtedness comprising any such Refinancing need only be on market terms), it being understood that any Subordinated Indebtedness incurred in connection with a Re-financing otherwise permitted under this subsection 8.1(k) (the "Re-financing Indebtedness"), the Net Proceeds of which shall have been
(a) irrevocably deposited with the trustee under the 2011 Notes In-
denture (or any successor indenture) or (b) if Borrower has launched an offer (the "Repurchase Offer") for the repurchase by Borrower of the Indebtedness to be so refinanced (the "Subject Indebtedness"), placed into an escrow account, in each case pursuant to arrangements and documentation satisfactory to the Administrative Agent, which Net Proceeds are to be applied to (x) in the case of clause (a), the re-demption or defeasance of the Subject Indebtedness pursuant to a call for redemption or designation for defeasance issued as soon as prac-ticable following, and in any event within two Business Days of, the date of the consummation of such Refinancing or (y) in the case of clause (b), the purchase or payment of the Subject Indebtedness pur-
suant to the Repurchase Offer (provided that if the Repurchase Offer is not consummated, such Net Proceeds shall be applied to redeem the Refinancing Indebtedness (after giving effect to any accrued interest and reasonable premium payable to the holders of such Refinancing In-debtedness) within 10 Business Days of the lapse or withdrawal of the Repurchase Offer), shall not be deemed outstanding for purposes of this Agreement until the Net Proceeds thereof so deposited with such trustee or escrow agent, as the case may be, shall have been so ap-
plied to the redemption, defeasance or repurchase, as the case may be, of such Subject Indebtedness;
(l)   Indebtedness incurred in  connection with the financing
of Borrower's insurance premiums in the ordinary course of business consistent with past practices; and
(m)  Indebtedness in respect of the 2004 Notes outstanding on the Closing Date; provided that on the Closing Date Borrower irrevo-
cably notifies the trustee for the 2004 Notes that all of such out-standing 2004 Notes shall be redeemed in accordance with the terms and conditions of the 2004 Indenture.
Borrower shall not designate, or permit or suffer to exist the designation of, any Indebtedness or other obligation, other than the Obli-gations, as "Designated Senior Indebtedness," as such term may be defined in the 2011 Notes or the 2011 Indenture, or effect or permit or suffer to exist any comparable designation that confers upon the holders of such In-debtedness or other obligation (or any Person acting on their behalf) the right to initiate payment blockage periods under the 2011 Notes or the 2011 Indenture.
8.2.  Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:
(a)  Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) in the case of any such charge which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Con-
tested Collateral Lien Conditions;
(b)  carriers', warehousemen's, mechanics', landlords', materi-
almen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet delin-
quent or which are bonded or which are being contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Borrower or the relevant Sub-sidiary, as the case may be, in accordance with GAAP and (ii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Con-
ditions;
(c)  pledges or deposits made in the ordinary course of busi-
ness in connection with workers' compensation, unemployment insurance and other social security legislation;
(d)  deposits to secure the performance of bids, tenders, trade or government contracts, leases, licenses, statutory obligations, surety and appeal bonds, performance bonds, obligations to utilities for services provided in the ordinary course of business and other obligations of a like nature (in each case, other than for borrowed money) incurred in the ordinary course of business for amounts not yet delinquent or, to the extent such amounts are so delinquent, such amounts are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if (i) adequate reserves with respect thereto are maintained on the books of Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and
(ii) in the case of any such Lien against any of the Collateral such
Lien and the contest thereof shall satisfy the Contested Collateral
Lien Conditions;
(e)  easements (including, without limitation, reciprocal ease-
ment agreements), rights-of-way, building, zoning and similar re-strictions, utility agreements, covenants, reservations, restric-
tions, minor encroachments, and other similar minor encumbrances de-
fects or irregularities in title which do not, individually or in the aggregate, materially detract from the value of the Real Property to which it relates or, individually or in the aggregate, materially in-terfere with or adversely affect in any material respect the ordinary conduct of the business of Borrower and its Subsidiaries on the Real Property subject thereto;
(f)  Liens in favor of the Administrative Agent and the Lenders pursuant to the Credit Documents, including Liens pursuant to the
Credit Documents in respect of Interest Rate Agreements, and bankers'
liens arising by operation of law relating thereto;
(g)  Liens on property of Borrower or any of its Subsidiaries created solely for the purpose of securing
	(i)	Indebtedness permitted by subsection 8.1(g);
	(ii)	Indebtedness permitted by subsection 8.1(i);
	(iii)	Indebtedness permitted by subsection 8.1(j);
	(iv)	any Capital Lease Obligation permitted pursuant to
subsection 8.1(f), as long as such Liens do not extend to or cover assets of Borrower or its Subsidiaries other than the as-
sets subject to such Capital Lease Obligation;
	(v)	purchase money indebtedness or floorplan financing
obligations that are incurred in connection with the acquisi-
tion of Rental Items and game products for resale, as long as
Liens are limited to the Rental Items and game products so ac-
quired and do not extend to or cover other property of Borrower or its Subsidiaries; and
	(vi)	Liens on unearned insurance premiums to the extent
permitted by subsection 8.1(l);
provided that no such Lien incurred in connection with Indebtedness pursuant to subsection 8.1(g) or 8.1(j) and any refinancing thereof shall extend to or cover other property of Borrower or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price payable by Borrower or such Subsidiary to acquire such property;
(h)  Liens existing on the Closing Date after giving effect to the consummation of the Transactions and described in subsection 5.13 or Schedule 8.2(h) and any refinancing thereof; provided that no such
Lien shall extend to or cover other assets or property of Borrower or its Restricted Subsidiaries other than the respective assets or prop-
erty encumbered by such Lien on the Closing Date;
(i)  Liens on documents of title and the property covered
thereby securing Indebtedness in respect of the Commercial L/Cs or other commercial letters of credit;
(j)  (i) mortgages, liens, security interests, restrictions, encumbrances or any other matter of record that have been placed by any developer, landlord or other third party on property over which Borrower or any of its Subsidiaries has easement rights or on any
Leased Property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings af-
fecting any real property;
(k)  leases or subleases or licenses or sublicenses with re-
spect to the assets or properties of Borrower or any of its Subsidi-
aries, in each case, entered into in the ordinary course of Bor-
rower's or such Subsidiary's business so long as such leases or sub-
leases (i) are subordinate in all respects to the Liens granted and evidenced by the Security Documents and, in the case of any lease or sublease affecting any Mortgaged Property, such lease or sublease shall also be entered into in compliance with the provisions of the applicable Mortgage and (ii) do not, individually or in the aggre-
gate, (A) interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or
(B) materially impair the use (for its intended purposes) or the value of the assets or property subject thereto;
(l)  Liens on goods (and proceeds thereof) financed with draw-
ings under commercial letters of credit securing reimbursement obli-gations in respect of such commercial letters of credit issued in ac-cordance with the terms of this Agreement;
(m)  [Reserved];
(n)  Liens in respect of judgment or awards for which appeals or proceedings for review are being prosecuted and in respect of which a stay of execution upon any such appeal or proceeding for re-
view shall have been secured, provided that (i) Borrower shall have established adequate reserves for such judgment or awards, (ii) such judgment or awards shall be fully insured and the insurer shall not have denied coverage or (iii) such judgment or awards shall have been bonded to the satisfaction of the Required Lenders;
(o)  Liens arising from UCC financing statement filings regard-
ing operating leases entered into by Borrower and its Restricted Sub-sidiaries in the ordinary course of business;
(p)  Liens arising from licenses of personal property which do not materially interfere with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries;
(q)  Liens consisting of rights of set-off of a customary na-
ture or bankers' liens on amount of deposit, whether arising by con-
tract or operation of law, incurred in the ordinary course of busi-
ness so long as such deposits are not intended as collateral for any obligation;
(r)  Liens granted in favor of a Lender (or any Person who, at the date of entering into such agreement with Borrower, was an Af-
filiate of a Lender) to secure Obligations of Borrower and its Sub-sidiaries in respect of Interest Rate Agreements otherwise permitted under this Agreement;
(s)  other Liens securing Indebtedness in an aggregate princi-
pal amount not to exceed $2,500,000;
(t)  inchoate Liens for taxes, assessments or governmental
charges or levies not yet due and payable or Liens for taxes, assess-
ments or governmental charges or levies being contested in good faith and by appropriate proceedings, in each case for which adequate re-
serves have been established in accordance with GAAP in the United
States (or the equivalent thereof in any country in which a Foreign Subsidiary is doing business); and
(u)  Liens on the Net Proceeds of any Refinancing Indebtedness
permitted by subsection 8.1(k) in favor of the trustee or escrow agent (in each case for the benefit of debtholders for which such trustee or escrow agent is acting) referred to in subsection 8.1(k)
until such Net Proceeds are applied in accordance with such redemp-
tion, defeasance or repurchase referred to in subsection 8.1(k).
8.3.  Limitation on Contingent Obligations.  Create, incur, as-
sume or suffer to exist any Contingent Obligation, except:
(a)  the Guarantees;
(b)  other guarantees by Borrower or any Restricted Subsidiary incurred in the ordinary course of business for an aggregate amount at any time outstanding not to exceed $2,000,000;
(c)  guarantees by Borrower or any Subsidiary
	(i)	of obligations of Domestic Restricted Subsidiaries
or Borrower; and
	(ii)	of obligations of Foreign Restricted Subsidiaries
of Borrower in an aggregate principal amount not to exceed
$2,000,000 (plus the sum of any amounts dividended or distrib-
uted by such Foreign Subsidiaries to Borrower or any Qualified
Subsidiary), minus the sum of (A) the amount outstanding pursu-
ant to subsection 8.1(d)(iii) and (B) the amount of Investments made in Foreign Subsidiaries or non-Qualified Subsidiaries pur-
suant to subsection 8.6(b)(iii);
provided that, in each case, if the primary obligation being guaran-
teed is subordinated to the Loans, such guarantees are subordinated to the Guarantees on substantially the same basis as such primary ob-ligation is subordinated to the Loans;
(d)  Contingent Obligations existing on the Closing Date and described in Schedule 8.3(d) and Contingent Obligations relating to any Indebtedness permitted under subsection 8.1(a);
(e)  guarantees of obligations to third parties in connection with relocation of employees of Borrower or any of its Restricted Subsidiaries, in an amount which, together with all loans and ad-
vances made pursuant to subsection 8.6(f), shall not exceed
$5,000,000 at any time outstanding;
(f)  Contingent Obligations in connection with workers' compen-
sation obligations, and in connection with performance, surety and appeal bonds, and similar obligations incurred in the ordinary course of business, of Borrower and its Restricted Subsidiaries;
(g)  endorsements for collection in the ordinary course of busi-
ness;
(h)  Interest Rate Agreements permitted by subsection 8.8;
(i)  surety instruments entered into in the ordinary course of business; and
(j)  contingent obligations in respect of permitted Capital Lease
Obligations.
8.4.  Prohibition of Fundamental Changes.  Enter into any
merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except:
(a)  for the transactions otherwise permitted pursuant to para-
graph (b), (g), (h), (i) or (l) of subsection 8.5 or pursuant to sub-
section 8.6,
(b)  any Subsidiary may be merged with and into Borrower or a
Qualified Subsidiary,
(c)  Subsidiaries with a net book value not greater than
$1,000,000 may be dissolved, and
(d)  any Foreign Subsidiary may be merged with and into Bor-
rower or a Subsidiary of Borrower;
provided that in connection with any of the foregoing, the appropriate Credit Parties shall take all actions necessary or reasonably requested by the Administrative Agent to maintain the perfection or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Ad-ministrative Agent pursuant to the Security Documents and otherwise comply with the provisions of subsection 7.9 to the extent applicable.
8.5.  Prohibition on Sale of Assets.  Convey, sell, lease
(other than a sublease of real property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary) any of its property, business or assets (including, without limitation, accounts receivable but excluding leasehold interests), whether now owned or hereafter acquired, except:
(a)  sales or other dispositions of inventory (including Rental
Items) in the ordinary course of business;
(b)  that Borrower or any Subsidiary of Borrower may sell,
lease, transfer, or otherwise dispose of any or all of its assets
(upon voluntary liquidation or otherwise) to Borrower or a Qualified Subsidiary (or, in the case of any Foreign Subsidiary of Borrower, to Borrower or any Restricted Subsidiary of Borrower), and Borrower or
any Subsidiary of Borrower may sell or otherwise dispose of, or part with control of any or all of, the Capital Stock of any Subsidiary to Borrower or a Qualified Subsidiary (or, if the Capital Stock of a
Foreign Subsidiary, to Borrower or any Restricted Subsidiary of Bor-rower); provided that (i) Borrower shall not, directly or indirectly, transfer any substantial part of its assets pursuant to this para-
graph and (ii) all actions necessary or reasonably requested by the Administrative Agent shall be taken by the appropriate Credit Parties to maintain the perfection or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administra-
tive Agent pursuant to the Security Documents;
(c)  leases of Fee Properties and other real property owned in fee and subleases of Leased Property; provided that in the case of any lease of Mortgaged Property, such lease shall be subject to the provisions of the applicable Mortgage;
(d)  any Taking or Destruction affecting any property or assets subject, however, to the proviso set forth in clause (b) of the defi-nition of Net Proceeds and provided that the cash proceeds thereof shall be deposited in the Collateral Account so long as any Default or Event of Default is in existence;
(e)  substantially like-kind exchanges of real property or
equipment; provided that only any cash in excess of $1,000,000 re-
ceived by Borrower or any Subsidiary of Borrower in connection with such an exchange (net of all costs and expenses incurred in connec-
tion with such transaction or with the commencement of operation of real property or equipment received in such exchange and net of any other amounts described in clauses (w) through (z) of the definition of Net Proceeds) shall be deemed to be Net Proceeds and shall be ap-
plied in accordance with subsection 4.4(b)(iv) and, to the extent the real property or equipment subject to such exchange constituted Col-lateral under the Security Documents, then the property exchanged therefor shall be mortgaged or pledged contemporaneously with such exchange, as the case may be, for the benefit of the Secured Parties in accordance with subsection 7.9;
(f)  the sale or other disposition of any property or assets
(other than Mortgaged Property) that, in the reasonable judgment of Borrower has become uneconomic, obsolete or worn out or, after rea-
sonable diligence on the part of Borrower or any Subsidiary of Bor-
rower, uncollectable and which is sold or disposed of in the ordinary course of business; provided that, to the extent such properties or assets constituted Collateral, the net proceeds thereof shall be re-invested in properties or assets owned (or to be owned) by Borrower or its Restricted Subsidiaries having a fair market value at least equal to the amount of such net proceeds and any property or assets purchased with such net proceeds shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, in accordance with subsec-
tion 7.9;
(g)  so long as no Default or Event of Default then exists or would arise therefrom, the sale or other disposition of any property or assets the aggregate amount of the net proceeds received in re-
spect of which shall not exceed $5,000,000 in any fiscal year;
(h)  any sale or disposition of any interest in property or as-
sets; provided that (i) so long as no Event of Default then exists, the net proceeds of any such sale shall constitute Net Proceeds only to the extent such net proceeds are not reinvested in properties or assets owned (or to be owned) by Borrower or its Restricted Subsidi-
aries having a fair market value at least equal to the amount of such net proceeds within twelve months from the date of such sale, (ii)
any property purchased with the net proceeds thereof shall be mort-
gaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with subsection 7.9, (iii) the aggregate outstanding amount of net proceeds held by Borrower and its Subsidiaries at any time for reinvestment in respect of any property sold pursuant to this paragraph shall not exceed $10,000,000 and (iv) the Net Proceeds therefrom shall be deposited in the Collateral Account so long as any Default or Event of Default is in existence;
(i)  Subsidiaries may (x) be dissolved in accordance with sub-
section 8.4 and (y) pay dividends in accordance with subsection 8.12;
(j)  Investments permitted by subsection 8.6;
(k)  licenses or sublicenses by Borrower or any of its Subsidi-
aries of software, Intellectual Property and general intangibles and leases, licenses or subleases of other property in the ordinary course of business and which do not materially interfere with the business of Borrower or any of its Subsidiaries; and
(l)  any disposition or dispositions (in an aggregate amount not to exceed $25,000,000 during the term of this Agreement) in con-nection with a Sale and Leaseback Transaction; provided that (i) so long as no Event of Default then exists, the net proceeds of any such
Sale and Leaseback Transaction shall constitute Net Proceeds only to the extent such net proceeds are not reinvested in properties or as-
sets owned (or to be owned) by Borrower or its Restricted Subsidiar-
ies having a fair market value at least equal to the amount of such net proceeds within twelve months from the date of such sale, (ii)
any property purchased with the net proceeds thereof shall be mort-
gaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with subsection 7.9 and (iii) the Net Proceeds therefrom shall be deposited in the Collateral Account so long as any Default or Event of Default is in existence.
8.6.  Limitation on Investments.  Make any Investment in (in-
cluding, without limitation, any acquisition of all or any substantial por-tion of the assets, and any acquisition of a business or a product line, of other companies, other than the acquisition of inventory in the ordinary course of business), any Person (except to the extent permitted by subsec-tion 8.3 or 8.4 or 8.7), except:
(a)  loans, advances or Indebtedness permitted by subsections
8.1(c) and 8.1(d);
(b)  Investments
	(i)	by any Subsidiary in Borrower; and
	(ii)	by Borrower or by any Subsidiary in any Qualified
Subsidiary (including to create or acquire any Qualified Sub-
sidiary); provided that, in any such case, the requirements of subsection 7.9 are satisfied; and
	(iii)	by Borrower or by any Subsidiary in any Foreign Re-
stricted Subsidiary (including to create any Foreign Restricted Subsidiary); provided that (x) the requirements, if any, of subsection 7.9 are satisfied and (y) the aggregate amount of all investments in such Foreign Subsidiaries shall not exceed
(I) $2,000,000 (plus the sum of any amounts dividended or dis-
tributed by such Foreign Subsidiaries to Borrower or any Quali-
fied Subsidiary), minus (II) the sum of (x) the amount of any guarantees of Obligations of Foreign Subsidiaries pursuant to subsection 8.3(c)(ii) and (y) the amount of any Indebtedness of any Foreign Subsidiary at any such time outstanding in accor-
dance with subsection 8.1(d)(iii);
(c)  Borrower and its Subsidiaries may invest in, acquire and hold Cash Equivalents;
(d)  Borrower and its Subsidiaries may make payroll advances in the ordinary course of business;
(e)  Borrower and its Subsidiaries may acquire and hold receiv-
ables or notes owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms or acquired as consideration for any asset sale permitted under subsection 8.5; provided that nothing in this clause
(e) shall prevent Borrower or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respec-
tive suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances;
(f)  Borrower or any of its Subsidiaries may make travel and entertainment advances and relocation and other loans to officers and employees of Borrower or any of its Restricted Subsidiaries; provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to subsection 8.3(e), shall not ex-
ceed $5,000,000 at any one time outstanding;
(g)  Borrower or any of its Subsidiaries may make Investments in joint ventures or other Persons engaged primarily in one or more businesses in which Borrower and its Restricted Subsidiaries are en-
gaged or generally related thereto in an aggregate amount not to ex-
ceed $2,000,000 (plus the sum of any amounts dividended or distrib-
uted to Borrower or any Qualified Subsidiary by such joint ventures or other Persons); provided that at the time of and after giving ef-
fect thereto no Default or Event of Default shall have occurred and be continuing;
(h)  Borrower may make loans to senior management of Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $1,000,000 for purposes of their purchasing Capital Stock of Borrower;
(i)  transactions effected in accordance with subsection 8.5;
(j)  Borrower or any of the Restricted Subsidiaries may acquire all or any substantial portion of the assets (other than Capital
Stock or Indebtedness), businesses or product lines of any Person;
provided that (a) the making of such acquisition would not contravene subsection 8.7 or 8.15 and (b) such assets would be held by Borrower or a Qualified Subsidiary;
(k)  Borrower or any of its Subsidiaries may make any Invest-
ment; provided that (i) subsection 8.15 would not be contravened thereby, (ii) such Investment is funded solely by the issuance of
Capital Stock or from the proceeds of a substantially contemporaneous issuance of Capital Stock not required to be applied to the prepay-
ment of the Loans pursuant to subsection 4.4(b) and (iii) the aggre-
gate consideration expended for such Investment, together with all other Investments made in reliance on this subsection 8.6(k), does not exceed 5% of the Total Revenues for the most recently ended four fiscal quarter period;
(l)  Investments existing as of Closing Date and set forth on
Schedule 8.6;
(m) deposits made to a utility company in the ordinary course of business to secure performance to such utility company of the ob-ligations of Borrower and its Subsidiaries;
(n)  deposits made with a trustee or escrow agent or other per-
son satisfactory to the Administrative Agent in connection with Refi-nancing Indebtedness contemplated by subsection 8.1(k); and
(o)  deposits with the trustee for the 2004 Notes to effect the redemption referred to in subsection 8.1(m).
If any Subsidiary would be required to comply with subsec-
tion 7.9(b) immediately after giving effect to any Investment permitted by subsection 8.6(b), such Subsidiary shall comply with the requirements of such subsection within 10 days of the transaction giving rise to such re-quirement.
8.7.  New Stores.   In any calendar year, neither Borrower nor
any of its Subsidiaries shall make or commit to make any expenditures in respect of the opening or the acquisition of any Store if after giving ef-fect to such opening or acquisition, the total number of Stores acquired or opened by Borrower and its Subsidiaries in such calendar year exceeds the then applicable Maximum Number; provided, that, if at the time the first commitment in respect of such opening or acquisition is made the Leverage Ratio (as calculated in accordance with the provisions of clause (iii) of the definition of Leverage Ratio), as set forth in a certificate of the chief financial officer of Borrower delivered to the Administrative Agent prior to such opening or acquisition, is less than 0.5:1.0, then such Store may be opened or acquired, as the case may be, whether or not the Maximum Number is so exceeded.
8.8. Interest Rate Agreements. Enter into, create, incur, as-sume or suffer to exist any Interest Rate Agreements or obligations in re-spect thereof except for non-speculative purposes and as permitted by sub-
section 8.1(c).
8.9. Leverage Ratio. At the last day of any fiscal quarter set forth below, permit the Leverage Ratio to be greater than the ratio set forth below for such fiscal quarter:

Fiscal Year	Fiscal Quarter 	Ratio
-----------	--------------	--------
2003		First		2.5:1.0
		Second		2.5:1.0
		Third		2.5:1.0
		Fourth		2.25:1.0

2004		First		2.25:1.0
		Second		2.0:1.0
		Third		2.0:1.0
		Fourth		2.0:1.0

2005		First		1.75:1.0
		Second		1.75:1.0
		Third		1.75:1.0
		Fourth		1.75:1.0

2006		First		1.75:1.0
		Second		1.75:1.0
		Third		1.75:1.0
		Fourth		1.75:1.0

2007		First		1.75:1.0
		Second		1.75:1.0
		Third		1.75:1.0
		Fourth		1.75:1.0

8.10. Interest Coverage. At the last day of any fiscal quar-ter set forth below, permit the Interest Coverage Ratio to be less than the ratio set forth below for such fiscal quarter:

Fiscal Year	Fiscal Quarter	Ratio
-----------	--------------	-------
2003		First		3.5:1.0
		Second		3.5:1.0
		Third		4.0:1.0
		Fourth		4.0:1.0

2004		First		4.0:1.0
		Second		5.0:1.0
		Third		5.0:1.0
		Fourth		5.0:1.0

2005		First		5.0:1.0
		Second		5.0:1.0
		Third		5.0:1.0
		Fourth		5.0:1.0

2006		First		5.0:1.0
		Second		5.0:1.0
		Third		5.0:1.0
		Fourth		5.0:1.0

2007		First		5.0:1.0
		Second		5.0:1.0
		Third		5.0:1.0
		Fourth		5.0:1.0

8.11.  Fixed Charge Coverage.  At the last day of any fiscal quarter, permit the Fixed Charge Coverage Ratio to be less than 1.0:1.0.
8.12.  Limitation on Dividends.  Declare, make or pay any Divi-
dend Payments on any shares of any class of Capital Stock, either directly or indirectly, except that:
(a)  Subsidiaries may pay Dividend Payments pro rata to the
holders of their Capital Stock (giving effect to relative preferences and priorities);
(b)  Borrower and its Subsidiaries may pay or make Dividend
Payments or distributions to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and type;
(c)  Borrower may repurchase shares of Capital Stock of Bor-
rower owned by former, present or future employees of Borrower or its Restricted Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount expended by Borrower pursuant to this para-
graph (c) shall not in the aggregate exceed (i) $1,000,000 in any fiscal year or (ii) $2,000,000 during the term of this Agreement, plus any amounts contributed to Borrower as a result of resales of such repurchased shares of Capital Stock; and
(d)  So long as no Default or Event of Default then exists,
Borrower may redeem for a nominal price (not to exceed $.01 per right) any share purchase rights issued on a one-for-one basis on any outstanding or newly issued or delivered shares of Common Stock.
8.13.  Transactions with Affiliates.  Enter into any transac-
tion, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of Borrower's or a Subsidiary's business and which are upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than it would reasonably expect to obtain in a hypothetical comparable arm's length transaction with a Person not an Affiliate; pro-vided that nothing in this subsection 8.13 shall prohibit Borrower or its Subsidiaries from engaging in the following transactions: (1) transactions between or among Credit Parties, (2) the performance of Borrower's or any Subsidiary's obligations under any employment contract, collective bargain-ing agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (3) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business, (4) the main-tenance of benefit programs or arrangements for employees, officers or di-rectors, including, without limitation, vacation plans, health and life in-surance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business,
(5) transactions existing as of the Closing Date and included on Schedule
8.13 on the terms then in effect on the Closing Date, and (6) transactions between or among Borrower and its Subsidiaries permitted by subsections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7 and 8.12.
8.14.  Limitation on Changes in Fiscal Year.  Permit the fiscal year of Borrower or any of its Subsidiaries to end on a day other than on December 31 in any calendar year.
8.15.  Limitation on Lines of Business.  Enter into any busi-
ness, either directly or through any Subsidiary, except for those busi-nesses in which Borrower and any of its Subsidiaries is engaged on the Closing Date or which are substantially related thereto or are reasonable extensions thereof (or in businesses that are primarily engaged in the sale or rental of home entertainment software (including, without limitation, software related to films and games) and related hardware. This covenant applies to Unrestricted Subsidiaries.
8.16.  Amendments to Certain Documents.  Amend, modify, waive or terminate any provisions of the documentation governing the organization of Borrower or any of its Restricted Subsidiaries, in any such case in a manner which is materially adverse to Borrower or any of its Restricted Subsidiaries or the Lenders, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.
8.17.  Limitation on Prepayments and Amendments of Certain
Debt. (a) Optionally prepay, retire, redeem, purchase, defease or ex-change, or make or arrange for any mandatory prepayment, retirement, re-demption, purchase or defeasance of any outstanding Indebtedness (other than (1) any refinancing of Indebtedness permitted by this Agreement,
(2) the Obligations, (3) the conversion or exchange of Indebtedness for or into Capital Stock, (4) the prepayment of Capital Lease Obligations permit-ted by subsection 8.1(f) and (5) the redemption of 2004 Notes contemplated by subsection 8.1(m)), or (b) waive, amend, supplement, modify, terminate or release any of the provisions with respect to any Indebtedness of Bor-rower or any of its Subsidiaries (including Unrestricted Subsidiaries) without the prior consent of the Administrative Agent, to the extent that any such waiver, amendment, supplement, modification, termination or re-lease would be materially adverse to Borrower or any of its Restricted Sub-sidiaries or the Lenders.
8.18.  No Further Negative Pledge.  Except with respect to pro-
hibitions against other encumbrances on specific property encumbered to se-cure payment of particular Indebtedness permitted hereunder or prohibitions in license agreements under which Borrower or any of its Subsidiaries is the licensee, enter into any agreement prohibiting the creation or assump-tion of any Lien upon its properties or assets, whether now owned or here-after acquired, except pursuant to (a) the Credit Documents, (b) any other agreement that does not restrict in any manner (directly of indirectly) Liens created pursuant to the Credit Documents on property or assets of Borrower or any of its Subsidiaries (whether now owned or hereafter ac-quired) securing the Loans or any Interest Rate Agreement and does not re-quire the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of Borrower or any of its Subsidiaries to secure the Loans or any Interest Rate Agreement, and (c) any industrial revenue or development bonds, acquisition agreement or operating leases of real property and equipment entered into in the ordinary course of business.
8.19.  Maintenance of Corporate Separateness.  Permit any Unre-
stricted Subsidiary to (a) fail to satisfy customary corporate formalities, including (i) the holding of regular board of directors' and shareholders' meetings, (ii) the maintenance of separate corporate records and (iii) the maintenance of separate bank accounts in its own name; (b) fail to act solely in its own corporate name and through its authorized officers and agents; (c) commingle any of its money or other assets with any money or other assets of any Credit Party; or (d) take any action, or conduct its affairs in a manner which is reasonably likely to result in the separate corporate existence of the Credit Parties from the Unrestricted Subsidiar-ies to be ignored or the assets and liabilities of any Unrestricted Sub-sidiary being substantively consolidated with those of any Credit Party in any bankruptcy, insolvency proceeding; or permit any Credit Party to make any payment to any creditor of any Unrestricted Subsidiary or provide any direct or indirect guarantee or other credit support for any Indebtedness or other obligations of any Unrestricted Subsidiary.
8.20.  Clauses Restricting Subsidiary Distributions.  Enter
into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Borrower to (a) make Divi-dend Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Borrower or any other Subsidiary of Bor-rower, (b) make loans or advances to, or other Investments in, Borrower or any other Subsidiary of Borrower or (c) transfer any of its assets to Bor-rower or any other Subsidiary of Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Credit Documents, (ii) any restrictions with respect to a Sub-sidiary imposed pursuant to an agreement that has been entered into in con-nection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) the 2011 Indenture or any other Indebtedness so long as such encumbrances or restrictions, taken as a whole, are no more restrictive than those contained in the 2011 Indenture.
SECTION 9.	EVENTS OF DEFAULT
Upon the occurrence and during the continuance of any of the following events:
(a)  Borrower shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with subsection 3.8 or
(ii) pay any interest on any Loan or Note or any other amount payable under any Credit Document within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or
(b)  Any representation or warranty made or deemed made by any
Credit Party in any Credit Document shall prove to have been incor-
rect in any material respect on or as of the date made or deemed made; or
(c)  Borrower shall default in the observance or performance of any agreement contained in subsection 7.7(a), 7.8 or 7.9 or Section 8 of this Agreement; or
(d)  Any Credit Party shall default in the observance or per-
formance of any other agreement contained in any Credit Document and such default shall continue unremedied for a period of 30 days after Borrower's receipt of written notice of such default from the Admin-istrative Agent or any Lender; or
(e)  Borrower or any of its Restricted Subsidiaries shall
(i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans, the L/C Obligations and any intercompany debt) or Interest Rate Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Interest Rate Agreement or Contingent Obligation
was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, In-
terest Rate Agreement or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness, the party or parties to such Interest Rate Agreements or beneficiary or beneficiaries of such Con-tingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, such In-terest Rate Agreement to be terminated, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired; provided in each case that the aggregate principal amount of all such Indebtedness, Interest
Rate Agreements and Contingent Obligations under which a default ex-
ists or which would then become due or payable equals or exceeds
$10,000,000; or
(f)  (i) Borrower or any of its Material Subsidiaries shall
commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, compo-sition or other relief with respect to it or its debts, or
(B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its as-
sets, or Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or any of its Material Subsidiar-
ies any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for re-
lief or any such adjudication or appointment or (B) remains undis-
missed, undischarged or unbonded for a period of 60 days; or (iii)
there shall be commenced against Borrower or any of its Material Sub-sidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Borrower or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
or
(g)  An ERISA Event or noncompliance with respect to Foreign
Plans shall have occurred that, when taken together with all other
ERISA Events and noncompliance with Foreign Plans that have occurred, could reasonably be likely to result in a Material Adverse Effect; or
(h)  One or more judgments or decrees shall be entered against
Borrower or any of its Material Subsidiaries involving in the aggre-
gate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of
$10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or
(i)  Any Credit Document shall cease, for any reason, to be in full force and effect or any Credit Party or any of its Subsidiaries shall so assert in writing, or any Security Document shall cease to give the Administrative Agent for the benefit of the Secured Parties the rights, powers and privilege purported to be created thereby or cease to be effective to grant a perfected Lien on the Collateral de-scribed in such Security Document with the priority purported to be created thereby, subject to such exceptions as may be permitted therein or herein, and in the case of any Security Agreement, such condition shall continue unremedied for 10 days after notice thereof to Borrower by the Administrative Agent or any Lender; or
(j)  There shall have occurred a Change of Control; or
(k)  Any non-monetary judgment, order or decree is entered
against Borrower or any of its Subsidiaries which has a Material Ad-
verse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by rea-
son of a pending appeal or otherwise, shall not be in effect;
then, and in any such event, (x) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to Bor-rower, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (ii) all obligations of Borrower in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender's obligations to issue the Letters of Credit shall immediately terminate and (y) if such event is any other Event of De-fault, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Borrower, declare the Commitments and the Issuing Lender's obligations to issue the Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to Borrower, (a) declare all or a portion of the Loans hereunder (with ac-crued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall im-mediately become due and payable, and (b) declare all or a portion of the obligations of Borrower in respect of the Letters of Credit, although con-tingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable. All payments under this Section 9 on account of undrawn Letters of Credit shall be made by Borrower di-rectly to a cash collateral account established by the Administrative Agent for such purpose for application to Borrower's reimbursement obligations under subsection 3.8 as drafts are presented under the Letters of Credit,
(x) with the balance, if any, to be applied to Borrower's obligations under this Agreement and the Notes as the Administrative Agent shall determine with the approval of the Required Lenders and (y) after all Letters of Credit have terminated in accordance with their terms (or been fully drawn upon), and after all obligations under this Agreement and the Notes have been paid in full (other than ongoing indemnity obligations where no demand for payment has been made), any excess amounts on deposit shall be returned to Borrower. Except as expressly provided above in this Section 9, pre-sentment, demand, protest and all other notices of any kind are hereby ex-pressly waived.
SECTION 10.	THE AGENTS AND THE ISSUING LENDER
10.1.  Appointment.  Each Lender hereby irrevocably designates and appoints UBS AG, Stamford Branch as the Administrative Agent under this Agreement and irrevocably authorizes UBS AG, Stamford Branch, as Adminis-trative Agent for such Lender, to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are rea-sonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsi-bilities, except those expressly set forth herein, or any fiduciary rela-tionship with any Lender, and no implied covenants, functions, responsi-bilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against any Agent.
10.2.  Delegation of Duties.  The Administrative Agent may exe-
cute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or miscon-duct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 10.3.
10.3.  Exculpatory Provisions.  No Agent nor any of its offi-
cers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, state-ments, representations or warranties made by any Credit Party or any offi-cer thereof contained in the Credit Documents or in any certificate, re-port, statement or other document referred to or provided for in, or re-ceived by the Agents under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or suf-ficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Agents shall not be under any ob-ligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.
10.4.  Reliance by Agents.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, entries maintained in the Register, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation be-lieved by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of le-gal counsel (including, without limitation, counsel to Borrower), independ-ent accountants and other experts selected by the Administrative Agent.
The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, nego-tiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or re-fusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accor-dance with a request of the Required Lenders (unless a higher percentage of Lenders is expressly required), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.
10.5.  Notice of Default.  No Agent shall be deemed to have
knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from an Agent, a Lender or Borrower or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with re-spect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
10.6.  Non-Reliance on Agents and Other Lenders.  Each Lender
expressly acknowledges that no Agent nor any officers, directors, employ-ees, agents, attorneys-in-fact or Affiliates thereof has made any represen-tations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reli-ance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking ac-tion under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, finan-cial and other condition and creditworthiness of Borrower and its Subsidi-aries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
10.7.  Indemnification.  The Lenders agree to indemnify the
Agents in their capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, ac-cording to the respective outstanding principal amounts of the Loans and the L/C Obligations and the respective obligations, whether as Issuing Lender or a Participating Lender, under the Letter of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent's gross negligence or will-ful misconduct. The agreements in this subsection 10.7 shall survive the repayment of the Loans and all other amounts payable hereunder.
10.8.  Agent in Its Individual Capacity.  Each Agent and its
Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder. With respect to Loans made or renewed by it and with re-spect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include such Agent in its individual capacity.
10.9.  Successor Administrative Agent.  The Administrative
Agent may resign as Administrative Agent upon 30 days' notice to the Lend-ers and Borrower. If the Administrative Agent shall resign as Administra-tive Agent under the Credit Documents, then the Required Lenders shall ap-point from among the Lenders a successor agent for the Lenders which suc-cessor agent shall, so long as no Event of Default has occurred and is con-tinuing, be approved by Borrower, which shall not unreasonably withhold or delay its approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Admin-istrative Agent" shall mean such successor agent effective upon such ap-pointment and approval, and the former Administrative Agent's rights, pow-ers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. If no successor agent has accepted appointment as the applicable Adminis-trative Agent by the date which is 30 days following the retiring Adminis-trative Agent's notice of resignation, the retiring Administrative Agent's registration shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Administrative Agent hereunder un-til such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Credit Documents.
10.10.  Issuing Lender as Issuer of Letters of Credit.  Each
Revolving Credit Lender hereby acknowledges that the provisions of this
Section 10 shall apply to the Issuing Lender, in its capacity as issuer of the Letters of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent, except that obligations to in-demnify the Issuing Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the out-standing principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the out-standing Letters of Credit).
10.11.  Other Agents.  Each Lender hereby acknowledges that
neither the Lead Arranger nor any other Lender designated as "Agent" hereunder or herein or on any Credit Document hereof has any liability hereunder other than its capacity as a Lender. Each party hereto agrees that each Agent not a signatory hereto shall be a third party beneficiary of the rights herein set forth applicable to such Agent.
SECTION 11.	MISCELLANEOUS
11.1.  Amendments and Waivers.  Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1. With the written consent of the Re-quired Lenders, the Administrative Agent (acting at the request of the Re-quired Lenders) and the Credit Parties party to such Credit Document may, from time to time, enter into written amendments, supplements or modifica-tions hereto for the purpose of adding any provisions to any Credit Docu-ment to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiv-ing, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided that:
(a)  no such waiver and no such amendment, supplement or modi-
fication shall (A)(i) release all or substantially all of the Collat-
eral without the written consent of all Lenders or (ii) release Col-lateral not required or permitted by any Credit Document to be re-
leased and which, in the aggregate with all other Collateral released pursuant to this clause (a)(ii) (other than Collateral released pur-
suant to the proviso to this clause (a)) during the calendar year in which such proposed release would be effected and the immediately preceding calendar year, has fair market value on the proposed date of release in excess of 20% of the fair market value of all Collat-
eral (including any Guarantee) on such date without the written con-
sent of the Supermajority Lenders; provided that, notwithstanding the foregoing, this paragraph (a) shall not be applicable to and no con-
sent of the Lenders or the Administrative Agent shall be required for
(1) releases of Collateral in connection with any dispositions per-
mitted by subsection 8.5, (2) releases of Collateral in accordance with subsection 11.11, (3) releases of Collateral constituting prop-
erty leased to Borrower or any Subsidiary of Borrower in a transac-
tion permitted under this Agreement, (4) releases of Collateral con-sisting of an instrument evidencing Indebtedness or other debt in-strument, if the Indebtedness evidenced thereby has been paid in full or (5) upon the reincorporation of Borrower or any Subsidiary in a new jurisdiction or the creation of a new Subsidiary of Borrower, any release of Collateral in connection with the transfer of such re-
leased Collateral to such reincorporated entity or new Subsidiary in compliance with subsection 8.4 so long as the Administrative Agent, in its sole discretion, determines that such release and transfer, together with any grant and perfection of a new Lien therein in favor of the Administrative Agent, will cause no material impairment of the value of the Collateral taken as a whole, after giving effect to such release and transfer or (B) release any Subsidiary Guarantor from its Subsidiary Guarantee without the written consent of all Lenders; pro-vided, that the release of any Subsidiary Guarantor from its obliga-
tions under its Subsidiary Guarantee in connection with the sale or other disposition of such Subsidiary Guarantor (or substantially all of its assets) which is otherwise permitted under the Credit Docu-
ments shall not require the consent of any Lender or the Administra-
tive Agent;
(b)  no such waiver and no such amendment, supplement or modi-
fication shall forgive the principal amount or extend the final scheduled date of maturity of any Loan or Note (it being understood that (i) subsection 4.4(b) does not provide for a final scheduled date of maturity of any Loan or Note and (ii) any amendments, modifi-cations to subsection 4.4(c) that would have the effect of modifying the amounts or timing of the payments required thereunder shall re-
quire the consent of each Tranche B Lender), or extend the stated ex-piration date of any Letter of Credit beyond the Revolving Credit Termination Date as then in effect, or reduce the stated rate of any interest, fee or letter of credit commission payable hereunder (ex-
cept in connection with the waiver of applicability of any post-
default increase in interests, fees or letter of credit commission, and it being further understood and agreed that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest, fees or letter of credit commission for the purposes of this clause (b)) or extend the scheduled date of any payment of any interest, fee or commitment com-mission, or increase the amount of the Commitments (it being under-
stood that waivers or modifications of conditions precedent, cove-
nants, Defaults or Events of Default or of mandatory reductions in the Commitments shall not constitute an increase in the Commitments of any Lender), or modify subsection 11.7(a) or subsection 12.3, in each case without the written consent of each Lender whose Obliga-
tions or Revolving Credit Commitments, as the case may be, held hereunder are being directly modified thereby;
(c)  no such waiver and no such amendment, supplement or modi-
fication shall amend, modify or waive any provision of this subsec-
tion 11.1 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement that comply with clause (h) below and which afford the protections to such additional extensions of credit of the type provided to the Loans and the Com-mitments on the Closing Date) or reduce any percentage specified in the definition of Required Lenders (it being understood that, with the written consent of (i) the Required Lenders, additional exten-
sions of credit that mature after the Maturity Date pursuant to this Agreement may be included in the determination of the Required Lend-
ers, on substantially the same basis as the extensions of Loans and Revolving Credit Commitments are included in the Closing Date or (ii)
each Lender, additional extensions of credit that mature on or prior to the Maturity Date pursuant to this Agreement that comply with clause (h) below may be included in the determination of the Required Lenders, on substantially the same basis as the extensions of Loans and Revolving Credit Commitments are included in the Closing Date), or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Credit
Documents, in each case without the written consent of all Lenders;
(d)  [Reserved];
(e)  [Reserved];
(f)  no such waiver and no such amendment, supplement or modi-
fication affecting the then Administrative Agent or Issuing Lender shall amend, modify or waive any provision of Section 10 without the written consent of such Administrative Agent or Issuing Lender, as the case may be;
(g)  without the consent of any other Agent or of any Lender, the Credit Parties and the Administrative Agent may (in their respec-
tive sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any
Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional asset or property to become Collateral for the benefit of the Lenders, or as required by local law to give effect to, or protect any security in-
terest for the benefit of the Lenders, in any asset or property or so that the security interests therein comply with applicable law;
(h)  without the consent of each Lender, no such waiver and no such amendment, supplement or modification shall provide for an addi-tional extension of credit under this Agreement (other than pursuant to the Tranche B Term Loan Commitments and the Revolving Credit Com-mitments in effect on the Closing Date) that matures on or prior to the Maturity Date; and
(i) without the consent of each Lender, no such waiver and no such amendment, supplement or modification shall amend, supplement or modify the pro rata treatment and payment provisions of subsection
4.9 or the application of proceeds provision of subsection 12.3;
any such waiver and any such amendment, supplement or modification de-scribed in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party and its Subsidiaries, the Lend-ers, the Administrative Agent and the Issuing Lender and all future holders of the Notes and the Loans. Any extension of a Letter of Credit by the Is-suing Lender shall be treated hereunder as a new Letter of Credit. In the case of any waiver, the Credit Parties, the Lenders, the Administrative Agent and Issuing Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of De-fault, or impair any right consequent thereon unless specified in such waiver. Any waiver or consent shall be effective only in the specific in-stance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change") requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this subsection
11.1 being referred to as a "Non-Consenting Lender"), then, so long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower's request, the Administrative Agent or an Assignee accept-able to the Administrative Agent shall have the right with the Administra-tive Agent's consent and in the Administrative Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent's request, sell and assign to the Lender acting as the Administrative Agent or such Assignee, all of the Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be con-summated pursuant to an executed Assignment and Acceptance.
11.2.  Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (includ-ing by telecopy or telex, if one is listed), and, unless otherwise ex-pressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, con-firmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of Borrower or any other Credit Party, the Administrative Agent, and as set forth in Schedule I in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the
Notes:
Borrower:	Hollywood Entertainment Corporation
9275 S.W. Peyton Lane
Wilsonville, Oregon  97070
Attention:	Treasurer
Telecopy:	(503) 570-5037
Telephone:	(503) 570-1600
With a copy to:	Brobeck, Phleger & Harrison LLP
One Market
Spear Tower
San Francisco, CA  94105
Attention:	David F. Dedyo
Telecopy:	(415) 442-1010
Telephone:	(415) 442-1518
The Administrative Agent
and Swing Line Lender:	UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut  06901
Attention:  Juan Zuniga
Telecopy:  (203) 719-3888
Telephone: (203) 719-5993
With a copy to:	Cahill Gordon & Reindel
80 Pine Street
New York, New York  10005
Attention:	Michael E. Michetti
Telecopy:	(212) 269-5420
Telephone:	(212) 701-3000
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 3.4, 3.5, 4.1, 4.2, 4.3 and
4.4 shall not be effective until received and; provided, further, that the failure to provide the copies of notices to Borrower provided for in this subsection 11.2 shall not result in any liability to the Administrative Agent.
11.3.  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, rem-edy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.4.  Survival of Representations and Warranties.  All repre-
sentations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall sur-vive the execution and delivery of this Agreement, the Letters of Credit and the Notes and the making of the extensions of credit hereunder.
11.5.  Indemnification; Payment of Expenses and Taxes.
(a) Borrower agrees to pay (i) all reasonable out-of-pocket expenses in-curred by the Administrative Agent, the Lead Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lead Arranger in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated or any such amendment, modification or waiver becomes effective), (ii) all reason-able out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Lead Arranger, the Issuing Lenders or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Agents, the Lead Arranger, the Issuing Lenders or any Lender, in connection with the enforcement or protection of their rights in connection with the Credit Documents, including their rights under this subsection 11.5, or in connection with the Loans made, or Letters of Credit issued or drawn hereunder, including all such out-of-pocket expenses in-curred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)  Borrower agrees to indemnify the Agents, the Lead Ar-
ranger, the Issuing Lender and each Lender, and each of their Affiliates, officers, directors, advisors, agents, trustees and controlled and control-ling parties of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any In-demnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Credit Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lenders to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any Mortgaged Property or any other property currently or formerly owned, leased or otherwise op-erated by Borrower or any of its Subsidiaries, or any liability under or violation of Environmental Laws related in any way to Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, inves-tigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any In-demnitee, be available to the extent that such losses, claims, damages, li-abilities or related expenses are determined by a court of competent juris-diction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitees or (v) any and all re-cording and filing fees and any and all liabilities with respect to, or re-sulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consum-mation of any of the transactions contemplated by, or any amendment, sup-plement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents.
(c)  To the extent that Borrower fails to pay any amount re-
quired to be paid by it to an Agent or an Issuing Lender under paragraph
(a) or (b) of this subsection 11.5, each Lender severally agrees to pay to such Agent or such Issuing Lender in its capacity as such Agent or Issuing Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Issuing Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the aggregate amount of the total Loans and Commitments at the time.
(d)  To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or puni-tive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or in-strument contemplated hereby, the Transactions, any Loan, Letter of Credit or the use of the proceeds thereof.
(e)  All amounts due under this subsection 11.5 shall be pay-
able promptly after written demand therefor. The agreements in this subsec-tion 11.5 shall survive the repayment of the Loans and all other amounts payable hereunder.
11.6.  Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of Bor-rower, the Lenders, each Agent, all future holders of the Notes and the Loans, and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.
(b)  Any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Partici-pants") participating interests in any Loan owing to such Lender, any par-ticipating interest in the Letters of Credit of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participat-ing interests to a Participant, such Lender's obligations under this Agree-ment to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents. Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Partici-pant shall be deemed to have the right of setoff in respect of its partici-pating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing di-rectly to it as a Lender under this Agreement or any Note; provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Par-ticipant, as provided in subsection 11.7. Borrower also agrees that each Participant shall be entitled to the benefits of subsections 3.10, 4.11 and
4.12 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the par-ticipation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender agrees that the participation agree-ment pursuant to which any Participant acquires its participating interest (or any other document) may afford voting rights to such Participant, or any right to instruct such Lender with respect to voting hereunder, only with respect to matters requiring the consent of either all of the Lenders hereunder or all of the Lenders holding the relevant Tranche B Term Loans or Revolving Credit Commitments subject to such participation.
(c)  Subject to paragraph (g) of this subsection 11.6, any
Lender may at any time and from time to time, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law,
	(i)	assign all or any part of its rights and obligations un-
der this Agreement relating to the Tranche B Term Loans and the
Tranche B Term Notes to any Lender or any Approved Fund or Affiliate
of any Lender pursuant to an Assignment and Acceptance executed by such Assignee and such assigning Lender, and delivered to the Admin-istrative Agent (for its acceptance and recording in the Register (as defined below));
	(ii)	with the consent of the Administrative Agent (which con-
sent shall not be unreasonably withheld or delayed) assign all or any part of its rights and obligations under this Agreement relating to the Revolving Credit Loans or the Revolving Credit Commitment and the Revolving Credit Notes to any Lender or any Approved Fund or any Af-filiate of any Lender pursuant to an Assignment and Acceptance exe-
cuted by such Assignee and such assigning Lender and the Administra-
tive Agent, and delivered to the Administrative Agent for its accep-
tance and recording in the Register; and
	(iii)	with the consent of Borrower (which consent shall not be
unreasonably withheld or delayed and which consent shall not be needed in connection with assignments by any Lender to any other
Lender or an Approved Fund or Affiliate of any Lender or by UBS AG, Stamford Branch or any of its Affiliates in connection with the syn-dication of the Loans and Commitments or at any time at which an
Event of Default shall have occurred and be continuing) and of the Administrative Agent (which consent shall not be unreasonably with-
held or delayed) assign to one or more additional banks, mutual funds or financial institutions or entities (each, an "Assignee"), all or any part of its rights and obligations under this Agreement and the
Notes pursuant to an Assignment and Acceptance executed by such As-
signee and such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Approved Fund or Affiliate of any
Lender, by Borrower (to the extent such assignment is not in connec-
tion with assignments by UBS AG, Stamford Branch or any of its Af-
filiates in connection with the syndication of the Loans and Commit-
ments and so long as no Event of Default shall have occurred and be continuing) and the Administrative Agent), and delivered to the Ad-ministrative Agent for its acceptance and recording in the Register.
Each sale pursuant to clause (iii) of this subsection 11.6(c) shall be in a principal amount of at least $1,000,000 (or such lesser amounts as the Ad-ministrative Agent and Borrower may determine) unless the assigning Lender is transferring all of its rights and obligations. In the event of a sale of less than all of such rights and obligations, such Lender after any such sale shall retain Commitments and/or Loans and/or L/C Participating Inter-ests aggregating at least $1,000,000 (or in such lesser amount as the Ad-ministrative Agent and Borrower may determine). Upon such execution, de-livery, acceptance and recording, from and after the effective date deter-mined pursuant to such Assignment and Acceptance, (x) the Assignee thereun-der shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such As-signment and Acceptance, be released from its obligations under this Agree-ment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of the indemnification provi-sions set forth in subsection 11.5).
(d)  The Administrative Agent, which for purposes of this sub-
section 11.6(d) only shall be deemed to be the agent of Borrower, shall maintain at the address of the Administrative Agent referred to in subsec-tion 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans ow-ing to, each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Adminis-trative Agent and the Lenders shall treat each Person whose name is re-corded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. Any assign-ment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and by Borrower and the Administra-tive Agent to the extent required by paragraph (c) of this subsection 11.6), together with payment to the Administrative Agent of a registration and processing fee of $3,500 if the Assignee is not a Lender prior to the execution of such Assignment and Acceptance and $1,000 otherwise, the Ad-ministrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the in-formation contained therein in the Register and give notice of such accep-tance and recordation to the Lenders and Borrower (and no such assignment shall become effective unless and until so recorded); provided that, in the case of contemporaneous assignments by a Lender to more than one fund man-aged by the same investment advisor or an Affiliate of such investment ad-visor (which funds are not then Lenders hereunder), only a single $3,500 fee shall be payable for all such contemporaneous assignments. On or prior to such effective date, Borrower at its own expense, shall execute and de-liver to the Administrative Agent (in exchange for any or all of the Tranche B Term Loan Notes or Revolving Credit Notes of the assigning Lender, if any (or if any Note is lost, an affidavit of such loss and in-demnity satisfactory to Borrower)) new Tranche B Term Loan Notes or Revolv-ing Credit Notes, as the case may be, to the order of such Assignee (if re-quested) in an amount equal to the Revolving Credit Commitment or the Tranche B Term Loans, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Com-mitment or any Term Loans hereunder, new Tranche B Term Loan Notes or Re-volving Credit Notes, as the case may be, to the order of the assigning Lender in an amount equal to the Commitment or such Tranche B Term Loans, as the case may be, retained by it hereunder (if requested). Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.
(f)  Each Agent and the Lenders agree that they will use rea-
sonable efforts to protect the confidentiality of any confidential informa-tion concerning Borrower and its Subsidiaries and Affiliates. Notwith-standing the foregoing, Borrower authorizes each Lender to disclose such confidential information (i) to its employees, officers, Affiliates and ad-visors, who shall be bound by the confidentiality provisions hereof, (ii) to any regulatory authority as required by law or to any quasi-regulatory authority (including the National Association of Insurance Commissioners),
(iii) in connection with any enforcement or other legal action, (iv) to any Participant or Assignee (each, a "Transferee") and any prospective Trans-feree any and all information in such Lender's possession concerning Bor-rower and its Subsidiaries which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender's credit evaluation of Borrower and its Subsidiaries prior to becoming a party to this Agreement; provided that each Lender shall cause its respec-tive prospective and actual Transferees to agree in writing to protect the confidentiality of any confidential information concerning Borrower and its Subsidiaries and Affiliates, (v) as has become generally available to the public, (vi) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body hav-ing or claiming to have jurisdiction over such party or to the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (vii) as may be re-quired or appropriate in response to any summons or subpoena or in connec-tion with any litigation or regulatory proceeding and (viii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counter-party or professional advisor to such contractual counterparty agrees to be bound by the provisions of this subsection 11.6(f)); provided, however, that Borrower acknowledges that the Administrative Agent has disclosed and may continue to disclose such information as the Administrative Agent in its sole discretion determines is appropriate to the Lenders from time to time.
(g)  If, pursuant to this subsection 11.6, any interest in this
Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concur-rently with the effectiveness of such transfer, to comply with the terms of this Agreement including without limitation subsection 4.11(d).
(h)  For avoidance of doubt, the parties to this Agreement ac-
knowledge that the provisions of this subsection 11.6 concerning assign-ments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, includ-ing, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; pro-vided that no such pledge or assignment of a security interest shall re-lease a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other represen-tative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclo-sure or similar action by such trustee or representative shall be subject to the provisions of this Section 11.6 concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan, Note or other instrument evidencing its rights as a Lender under this Agreement unless the requirements of Section 11.6 concerning assignments are fully satisfied.
(i)  Notwithstanding anything to the contrary contained herein, any Lender (the "Granting Lender") may grant to a special purpose funding vehicle (an "SPV"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that the Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of an Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all li-ability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commer-cial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceed-ings under the laws of the United States or any State thereof. In addi-tion, notwithstanding anything to the contrary contained in this subsection 11.6(i), any SPV may (i) with notice to, but without the prior written con-sent of, Borrower and the Administrative Agent and without paying any proc-essing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to in writing by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis, subject to and in accordance with subsection 11.6(f), any information re-lating to its Loans to any rating agency, commercial paper dealer or pro-vider of any surety, guarantee or credit or liquidity enhancement to such SPV. This section may not be amended without the written consent of the SPV.
11.7.  Adjustments; Set-off.  (a)  If any relevant Lender (a
"benefitted Lender") shall at any time receive any payment of all or part of any of its Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 9, or otherwise) in a greater proportion than any such payment to and collateral received by any other relevant Lender (other than in accordance with any provision hereof expressly providing for payments to be made only to an individual Lender or to the Lenders of a particular Facility), if any, in respect of such other relevant Lender's Loans or L/C Participating Interests, as the case may be, or interest thereon, such benefitted Lender shall purchase for cash from the other relevant Lenders such portion of each such other relevant Lender's Loans or L/C Participating Interests, as the case may be, or shall provide such other relevant Lenders with the benefits of any such collat-eral, or the proceeds thereof, as shall be necessary to cause such benefit-ted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the relevant Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrower agrees that each Lender so purchasing a portion of an-other Lender's Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give Borrower no-tice of any set-off; provided that the failure to give such notice shall not affect the validity of such set-off.
(b)  In addition to any rights and remedies of the Lenders pro-
vided by law, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon (i) the filing of a petition under any of the provisions of the federal Bankruptcy Code or amendments thereto, by or against; (ii) the making of an assignment for the benefit of creditors by;
(iii) the application for the appointment, or the appointment, of any re-ceiver of, or of any substantial portion of the property of; (iv) the issu-ance of any execution against any substantial portion of the property of;
(v) the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or
(vi) the issuance of a warrant of attachment against any substantial por-tion of the property of Borrower to set off and apply against any indebted-ness, whether matured or unmatured, of Borrower to such Lender, any amount owing from such Lender to Borrower, at or at any time after, the happening of any of the above mentioned events. As security for such indebtedness, Borrower hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of Borrower then or thereafter main-tained with such Lender, subject in each case to subsection 11.7(a) of this Agreement. The aforesaid right of set-off may, to the extent permitted by applicable law, be exercised by such Lender against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Bor-rower, or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, not-withstanding the fact that such right of set-off shall not have been exer-cised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Borrower and the Administrative Agent af-ter any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
11.8.  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counter-parts and all of said counterparts taken together shall be deemed to con-stitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and the Administra-tive Agent. This Agreement shall become effective with respect to Bor-rower, the Administrative Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by Borrower, the Administrative Agent and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent.
11.9.  Governing Law; Third Party Rights.  This Agreement and
the Notes and the rights and obligations of the parties under this Agree-ment and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective succes-sors and assigns, and, except as set forth in subsection 11.9, no other Persons shall have any right, benefit, priority or interest under, or be-cause of the existence of, this Agreement. The designation of any Agent by the Administrative Agent in connection with the syndication hereof shall entitle such Agents to certain rights as third-party beneficiaries as pro-vided herein, without any further act by any party hereto.
11.10.  Submission to Jurisdiction; Waivers.  (a)  Each party to this Agreement hereby irrevocably and unconditionally:
	(i)	submits for itself and its property in any legal action
or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in re-
spect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
	(ii)	consents that any such action or proceeding may be
brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an incon-venient court and agrees not to plead or claim the same;
	(iii)	agrees that service of process in any such action or pro-
ceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and
	(iv)	agrees that nothing herein shall affect the right to ef-
fect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
(b)  Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.
11.11.  Releases.  The Administrative Agent and the Lenders
agree to cooperate with Borrower and its Subsidiaries with respect to any sale or other disposition permitted by subsection 8.5 and promptly take such action and execute and deliver such instruments and documents neces-sary to release the Liens and security interests created by the Security Documents relating to any of the assets or property affected by any such sale permitted by subsection 8.5, including without limitation any UCC amendment, release or termination or partial release or termination state-ments subject, however, to the provisions of the applicable Security Docu-ment.
11.12.  Interest.  Each provision in this Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by Borrower for the use, forbearance or detention of the money to be loaned under this Agree-ment or any other Credit Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the "Highest Lawful Rate"), and all amounts owed under this Agreement and each other Credit Document shall be held to be subject to reduction to the ef-fect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Credit Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwith-standing any provision in this Agreement or any other Credit Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Credit Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Credit Documents by Borrower or in any other event, earned interest on the Loans and such other obligations of Borrower may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Credit Documents that is in excess of the Highest Lawful Rate shall be canceled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to Borrower or credited on the principal of the Loans. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the High-est Lawful Rate, Borrower and the Lenders shall, to the maximum extent per-mitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.
11.13.  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdic-tion, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibi-tion or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.14.  Integration.  This Agreement and the other Credit Docu-
ments (and those provisions of the commitment letter dated December 4, 2002 between Borrower and UBS AG, Stamford Branch and UBS Warburg LLC that ex-pressly by its terms survive the execution and delivery of this Agreement) represent the entire agreement of Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Credit Documents.
11.15.  Acknowledgments.  Borrower hereby acknowledges that:
(a)  it has been advised by counsel in the negotiation, execu-
tion and delivery of this Agreement and the other Credit Documents;
(b)  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent and the Lend-
ers, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)  no joint venture is created hereby or by the other Credit
Documents or otherwise exists by virtue of the transactions contem-
plated hereby among the Lenders or among Borrower and the Lenders.
SECTION 12.	COLLATERAL ACCOUNT; APPLICATION
OF COLLATERAL PROCEEDS
12.1. Collateral Account. (a) The Administrative Agent is hereby authorized to establish and maintain at its office at Stamford, Con-necticut, in the name of the Administrative Agent and pursuant to a Control Agreement, a restricted deposit account (the "Collateral Account") desig-nated Hollywood Entertainment Corporation Collateral Account". Each Credit Party shall deposit into the Collateral Account from time to time (A) the Net Proceeds of any Asset Sale (including pursuant to any disposition thereof, but excluding pursuant to a Taking or Destruction, which is cov-ered in next succeeding clause (B)) to the extent required by subsection 8.5(h) or (l), and (B) the cash proceeds of any Taking or Destruction to the extent required by subsection 8.5(d).
(b) The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. So long as no De-fault or Event of Default has occurred and is continuing or will result therefrom, the Administrative Agent shall within two Business Days of re-ceiving a request of the applicable Credit Party for release of cash pro-ceeds constituting (A) cash proceeds from any Taking or Destruction, remit such cash proceeds on deposit in the Collateral Account to or upon the or-der of such Credit Party, so long as such Credit Party has satisfied the conditions relating thereto set forth in subsection 12.2, (B) Net Proceeds from any Asset Sale, remit such cash proceeds on deposit in the Collateral Account to or upon the order of such Credit Party, so long as such Credit Party has satisfied the conditions relating thereto set forth in subsection
12.2 and (C) with respect to the L/C Sub-Account at such time as all Let-ters of Credit shall have been terminated and all of the liabilities in re-spect of the Letters of Credit have been paid in full. At any time follow-ing the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as specified herein, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Obligations in the manner specified in subsection 12.3 hereof subject, however, in the case of amounts deposited in the L/C Sub-Account, to the provisions of subsection 12.1(d). The Credit Parties shall have no right to withdraw, transfer or otherwise receive any fund deposited in the Collateral Account except to the extent specifically provided herein.
(c) Amounts on deposit in the Collateral Account shall be in-vested from time to time in Cash Equivalents as the applicable Credit Party (or, after the occurrence and during the continuance of a Default or Event of Default, the Administrative Agent) shall determine, which Cash Equiva-lents shall be held in the name and be under the control of the Administra-tive Agent (or any sub-agent); provided that at any time after the occur-rence and during the continuance of a Default or Event of Default, the Ad-ministrative Agent may (and, if instructed by the Lenders as specified herein, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Obligations in the manner specified in subsection 12.3 hereof.
(d) Amounts deposited into the Collateral Account as cover for liabilities in respect of Letters of Credit under any provision of this Agreement requiring such cover shall be held by the Administrative Agent in a separate sub-account designated as the L/C Sub-Account (the "L/C Sub-Account") and, notwithstanding any other provision hereof to the contrary, all amounts held in the L/C Sub-Account shall constitute collateral secu-rity first for the liabilities in respect of Letters of Credit outstanding from time to time and second as collateral security for the other Obliga-tions hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full.
12.2. Proceeds of Destruction, Taking and Collateral Disposi-tions. (a) So long as no Default or Event of Default shall have occurred and be continuing, in the event there shall be any cash proceeds from a Taking (to the extent such amount is required to be deposited in the Col-lateral Account pursuant to subsection 12.1(a)(B)) or Destruction (to the extent such amount is required to be deposited in the Collateral Account pursuant to subsection 12.1(a)(B)) or Net Proceeds from any Asset Sale (to the extent such amount is required to be deposited pursuant to subsection 12.1(a)(A)), the applicable Credit Party shall have the right, at such Credit Party's option, to apply such amounts within twelve months from the date of the applicable Destruction, Taking or Asset Sale to reinvest in properties or assets owned (or to be owned) by Borrower or its Restricted Subsidiaries having a fair market value at least equal to the amount of such cash proceeds, in accordance with the applicable provisions of this Agreement. In the event such Credit Party elects so to reinvest such cash proceeds, such Credit Party shall deliver to the Administrative Agent (A) a written notice of such election and (B) an Officers' Certificate stating that (1) the cash proceeds shall be utilized so to reinvest in Collateral in the manner contemplated by the proviso set forth in clause (b) of the definition of Net Proceeds, or the net cash proceeds shall be utilized so to reinvest in Collateral in the manner contemplated by the proviso set forth in subsection 8.5(h) or (l), as the case may be, and (2) no Default or Event of Default has occurred and is continuing (the items described in clauses (1) and (2) of this sentence, collectively, the "Investment Elec-tion Notice"). In the event such cash proceeds shall be in an amount less than $2,000,000, upon receipt of an Investment Election Notice, the Admin-istrative Agent shall release such net insurance proceeds or net awards or Net Proceeds to such Credit Party in accordance with the provisions of sub-
section 12.1(b) hereof.
(b) In the event that an amount equal to or greater than $2,000,000 is on deposit in the Collateral Account, the Administrative Agent shall not release any part of such amount in excess of $2,000,000, until the applicable Credit Party has furnished to the Administrative Agent
(i) an Officers' Certificate setting forth: (1) a brief description of the reinvestment to be made, (2) the dollar amount of the expenditures to be made, or costs incurred by such Credit Party in connection with such rein-vestment and (3) each request for payment shall be made on at least ten
(10) days' prior notice to the Administrative Agent and such request shall state that the properties or assets acquired in connection with such rein-vestment have a fair market value at least equal to the amount of such net awards or net insurance proceeds or Net Proceeds, as the case may be, re-quested to be released from the Collateral Account and (ii) all security agreements and Mortgages and other items required by the provisions of sub-
section 7.9 to, among other things, subject such reinvestment properties or assets to the Lien of the Security Documents in favor of the Administrative Agent, for its benefit and for the benefit of the other Secured Parties.
12.3. Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows:
FIRST, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other reali-zation including, without limitation, compensation to the Administra-tive Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connec-tion therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
SECOND, to the payment of all other reasonable costs and ex-penses of such sale, collection or other realization including, with-out limitation, compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, to-gether with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
THIRD, without duplication of amounts applied pursuant to clauses FIRST and SECOND above, to the indefeasible payment in full in cash, pro rata, of (i) interest, principal and other amounts con-stituting Obligations (other than the obligations arising under the Interest Rate Agreements) in each case equally and ratably in accor-dance with the respective amounts thereof then due and owing and
(ii) the obligations arising under the Interest Rate Agreements in accordance with the terms of the Interest Rate Agreements; and FOURTH, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).
In the event that any such proceeds are insufficient to pay in full the items described in clauses FIRST through THIRD of this sub-
section 12.3, the Credit Parties shall remain liable for any defi-ciency.
[This space intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agree-
ment to be duly executed and delivered by their respective authorized offi-cers as of the day and year first above written.
HOLLYWOOD ENTERTAINMENT CORPORATION
By:
	Name:
	Title:

UBS AG, STAMFORD BRANCH
By:
	Name:
	Title:
By:
	Name:
	Title:

BANK OF AMERICA, N.A.
By:
	Name:
	Title:

ZIONS FIRST NATIONAL BANK
By:
	Name:	David S. Mathis
	Title:  Senior Vice-President


Schedule I to
the Credit Agreement

Lender			Commitment		Address
--------------------------------------------------------------------------
UBS AG, Stamford
Branch			$197,000,000
			Tranche B Term Loan
			$33,000,000  Revolving
			Credit Loan		677 Washington Boulevard
						Stamford, CT 06901
--------------------------------------------------------------------------
Bank of America, N.A.	$10,000,000 Revolving
			Credit Loan		121 SW Morrison Street,
						Ste. 1700
						Portland, OR 97204
--------------------------------------------------------------------------
Zions First National
Bank
			$3,000,000 Tranche B
			Term Loan
			$7,000,000  Revolving
			Credit Loan		Commercial Banking
						Division
						10 E. South Temple
						Suite 200
						Salt Lake City, UT 84133
-------------------------------------------------------------------------







Schedule II to
the Credit Agreement

PRICING GRID

		Applicable Margin	Applicable Margin	Commitment
		for Eurodollar 		for Alternate Base	Fee Rate
		Loans			Rate Loans
		-----------------	------------------	----------
Leverage	Revolving 		Revolving
Ratio		Credit			Credit
		Loans			Loans
		-----------------	------------------

>=  1.0:1.0	3.25%			2.25%			0.50%

< 1.0:1.0	3.00%			2.00%			0.50%